Exhibit 10.1

Execution Version

Dated as of June 15, 2018

  FLY ALADDIN FUNDING LIMITED,
as Borrower

FLY ALADDIN MALTACO LIMITED,
as Fly Malta

THE LENDERS PARTY HERETO,

WILMINGTON TRUST (LONDON) LIMITED,
 as Security Trustee

and

BNP PARIBAS,
 as Administrative Agent

$574,543,000

SENIOR SECURED CREDIT AGREEMENT

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SCHEDULES

Schedule I	Commitments/Lenders
Schedule II	Capitalization and Subsidiaries
Schedule III	Lender Notice Details

EXHIBITS

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Borrowing Request
Exhibit C	Reserved
Exhibit D	Minimum Lease Provisions
Exhibit E-1	Form of Co-Borrower Security Agreement
Exhibit E-2	Form of Borrower Parent Security Agreement
Exhibit F	Eligibility Criteria
Exhibit G	Terms of Subordinated Indebtedness
Exhibit H	Form of HoldCo Intercompany Credit Agreement
Exhibit I-1	Form of Borrower Share Charge
Exhibit I-2	Form of Fly Malta Share Pledge
Exhibit J	Form of Servicing Agreement
Exhibit K	Form of Quarterly Report
Exhibit L	Form of Qualifying Person Confirmation

ANNEXES

Annex 1 – Competitor List
Annex 2 – Initial Aircraft
Annex 3 – Pre-Approved Lenders

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SENIOR SECURED CREDIT AGREEMENT (this "Agreement") dated as of June 15, 2018, among FLY ALADDIN FUNDING LIMITED, a private company limited by shares, incorporated in Ireland (the "Borrower"); FLY ALADDIN MALTACO LIMITED, a company registered and incorporated under the laws of Malta with company registration number C 86155 ("Fly Malta"); WILMINGTON TRUST (LONDON) LIMITED, not in its individual capacity but solely as Security Trustee (the "Security Trustee"); BNP PARIBAS, as administrative agent (the "Administrative Agent"); and the LENDERS party hereto.

WHEREAS the Borrower and Fly Malta have requested that the Lenders make loans to them in an initial aggregate principal amount not to exceed $574,543,000.  The Borrower's obligations hereunder and Fly Malta's obligations hereunder shall be secured by first priority Liens on the Collateral pursuant to the terms of the Security Documents.  The Lenders are prepared to make such loans upon the terms and conditions hereof.

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.          Defined Terms.

(a)            Specific Definitions.  The following terms shall have the following meanings:

"AAB" means AirAsia Berhad.

"AAB Letter" means the Letter Agreement entered into between AAB and the Security Trustee on the Effective Date.

"AAC" means Asia Aviation Capital Limited.

"AAC Bearer Note" means the bearer note issued by AAC, as issuer, in favor of Fly HoldCo, as bearer/holder, which shall be in form and substance reasonably satisfactory to the Administrative Agent, in respect of each Funding Date in an amount equal to the Equity Portion.

"Account Control Agreement" means an account control agreement with respect to any Account, each as may from time to time be required by this Agreement.

"Accounts" means the Borrower Funding Account, the Fly Malta Funding Account, Fly Malta Payment Account, the Collections Account, the Security Deposits Reserve Account, the Operations Reserve Account, the Disposition Account, each Lessee Funded Account and each bank account owned or held by any Borrower Group Company from time to time, other than the Equity Account.

"Account Bank" means Wilmington Trust, National Association.

"Account Pledge and Control Agreement" means that certain Account Pledge and Control Agreement dated as of the Effective Date in respect of each of the Accounts in existence on such date, between the Borrower, the Account Bank and the Security Trustee.

"Additional Margin" means, in respect of any HoldCo Intercompany Loans, an additional amount of interest to be determined based on a transfer pricing study to be undertaken by the parties to the HoldCo Intercompany Credit Agreement.

"Administrative Agent" means BNP Paribas, in its capacity as administrative agent for the Lenders hereunder and includes each other Person appointed as the successor of the Administrative Agent in accordance with Article IX.

"Affected Interest Period" has the meaning defined in Section 2.11.

"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

"Agreement" has the meaning defined in the Preamble.

"Aircraft" means any fixed wing airframe together with the Engines and all Parts therefor (whether or not) affixed thereto and (unless the context requires otherwise) all aircraft documents, data, manuals and technical records relating thereto owned by (or subject to a Conditional Sale Agreement with) an Aircraft Owning Entity and as to which each of the conditions set forth in Sections 4.01 and 4.02, as applicable, have been satisfied or waived in accordance with the terms of this Agreement.

"Aircraft Age" means for any Aircraft, as of any date of determination, the result of (a) the number of days elapsed from the date of manufacture of such Aircraft to such date of determination, divided by (b) 365.

"Aircraft Interest" means (a) the Ownership Interest in any Aircraft Owning Entity or (b) the Person that holds, directly or indirectly, the interest referred to in clause (a) of this definition.

"Aircraft Owning Entity" means any special purpose person or vehicle (including trusts) which (a) is organized or incorporated under the laws of Delaware, Connecticut, Utah (or any other state of the United States) or Ireland or any other jurisdiction that is reasonably agreed between the Borrower and the Administrative Agent, (b) holds legal title to (or is a conditional buyer under a title reservation agreement (within the meaning of the Cape Town Convention)) to any Aircraft, (c) 100% of the Ownership Interest therein is held (directly or indirectly) by Fly HoldCo and the HoldCo Security Trustee has a first priority perfected security interest (subject only to Permitted Encumbrances) in the related Pledged Shares and (d) has entered into an Aircraft Owning Entity Security Agreement in favor of the HoldCo Security Trustee.

"Aircraft Owning Entity Security Agreement" has the meaning given to such term in the HoldCo Intercompany Credit Agreement.

"Allocable Percentage" means, with respect to any Aircraft on any date of determination, the quotient of (A) the Appraised Value in respect of such Aircraft on such date of determination and (B) the aggregate Appraised Value of all Aircraft as of such date of determination.

"AML Laws" means all laws, rules, and regulations which in each case are issued, administered or enforced by any Governmental Authority having jurisdiction over any of the Borrower, any Borrower Group Company, FLL, the Borrower Parent or the Servicer and, prior to the Share Purchase Date, AAC, from time to time concerning or relating to anti-money laundering.

"Amortization Supplement" means the supplement to this Agreement setting forth the Required Principal Payment Amounts in respect of each Series A Loan and Series B Loan, executed by the Borrower and the Administrative Agent on or prior to the applicable Funding Date.

"Anti-Corruption Laws" means The United States Foreign Corrupt Practices Act of 1977 (Pub. L. No. 95-213, §§101-104), as amended and any similar laws, rules or regulations issued, administered or enforced by any Governmental Authority having jurisdiction over any of the Borrower, any Borrower Group Company, FLL, the Borrower Parent or the Servicer and, prior to the Share Purchase Date, AAC, from time to time concerning or relating to anti-bribery or anti-corruption.

"Applicable Aviation Authority" means, in relation to any Aircraft, each Governmental Authority that has responsibility for the supervision of civil aviation and/or the registration and operations of civil aircraft in the State of Registration of such Aircraft.

"Applicable Law" means, with respect to any Person, all laws, rules, regulations and orders of Governmental Authorities mandatorily applicable to such Person, including, without limitation, the regulations of each Applicable Aviation Authority so applicable to such Person or the Aircraft owned or operated by it or as to which it has a contractual responsibility.

"Applicable Margin" means (i) in respect of any Series A Loans (other than Extended Maturity Date Series A Loans), until the Maturity Date of such Series A Loans, 1.50% per annum, (ii) in respect of any Series B Loans, 1.80% per annum and (iii) in respect of any Extended Maturity Date Series A Loans, 2.50% per annum.

"Applicable Percentage" means, with respect to any Lender, the percentage of the total Commitments or Loans hereunder represented by the aggregate amount of such Lender's Commitments or Loans hereunder.

"Appraisal Update Date" means each 6-month anniversary of the Effective Date.

"Appraisals" means, with respect to any Aircraft, a CMV Appraisal.

"Appraised Value" means, with respect to any Aircraft as of any date, the value of such Aircraft as of such date, calculated by taking the average of the most recent CMV Appraisals delivered with respect to such Aircraft pursuant to Section 5.12.

"Appraiser" means, initially, each of Aviation Specialists Group, Morten, Beyer & Agnew, Inc. and AVITAS, Inc., and with the consent of the Administrative Agent (acting on the instruction of the Special Majority Lenders), any other reputable appraiser selected by the Borrower which is a member of the International Society of Transport Aircraft Trading.

"Approved Electronic Communications" means any notice, demand, communication, information, document or other material that any Borrower Group Company or the Servicer provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or the Lenders by means of an Approved Electronic Platform pursuant to Section 10.19.

"Approved Electronic Platform" has the meaning set forth in Section 10.19(a).

"Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Asset Transfer Document" has, with respect to each Aircraft, the meaning given to such term in the Share Purchase Agreement.

"Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in the form of Exhibit A-1 or any other form approved by the Administrative Agent.

"Available Disposition Proceeds" means, during the period beginning on the date the relevant amounts were deposited in the Disposition Account and ending on the date that is six (6) months after the date such amounts were so deposited, the amount retained in the Disposition Account in accordance with Section 2.08(b)(i) at such time.

"Bail-In Action" means the exercise of any Write-Down and Conversion Powers.

"Bail-In Legislation" means:

(a)            with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule from time to time (or any domestic legislation enacted in the United Kingdom in lieu thereof); and

(b)           "in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

"Bankruptcy Code" means Title 11 of the United States Code (11 U.S.C. 101 et seq.), as in effect from time to time and any successor statute.

"Bankruptcy Event" means, with respect to any Person, such Person becomes the subject of a bankruptcy liquidation, receivership, examinership or insolvency proceeding, or has had a receiver, conservator, examiner, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

"Basel III" means the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated.

"Basic Documents" means, collectively, the Loan Documents, the Share Purchase Agreement, each Direct Sale Agreement, each Conditional Sale Agreement, each CSA Security Document and the Servicing Agreement.

"Basic Rent" means with respect to any Aircraft, all basic rent and other amounts equivalent to a basic rental payment (including the application of a security deposit for monthly rent owed) payable by or on behalf of a Lessee under a Lease in respect of such Aircraft (or its engines or related parts) and, for the avoidance of doubt, excluding security deposits (until such deposits are applied in respect of basic rent owed), maintenance reserves, additional collateral or any other payment made by a Lessee other than in regards to basic rent.

"Bills of Sale" means all bills of sale delivered to the applicable Aircraft Owning Entity from the respective seller(s) in connection with such Aircraft Owning Entity's purchase of an Aircraft (in each case whether or not such Aircraft Owning Entity is actually a Subsidiary of Fly HoldCo at such time).

"Board" means the Board of Governors of the Federal Reserve System of the United States of America.

"Borrower" has the meaning defined in the preamble.

"Borrower Expenses" means any out-of-pocket expenses for overhead and similar operating costs incurred by the Borrower Group Companies in the ordinary course of business that (i) are unrelated to any particular Aircraft or (ii) constitute insurance, storage or other non-capitalized costs incurred in connection with the repossession or remarketing of any Aircraft.  For the avoidance of doubt, Borrower Expenses shall not include any amount payable on the Loans, Intercompany Loans, Subordinated Indebtedness or under any Derivatives Agreement, nor any Borrower Parent expenses or overhead allocated by the Borrower Parent to any Borrower Group Company, nor any Servicing Fees, Servicer Administrative Fees or Sales Fees.

"Borrower Funding Account" means that certain account in the name of the Account Bank with ABA Number 031100092 and Account Number 129550-001.

"Borrower Group Companies" means the Borrower, Fly Malta, Fly HoldCo and each Subsidiary of each of the foregoing and "Borrower Group Company" means any of them.

"Borrower Obligations" means with respect to the Borrower and Fly Malta, the collective reference to the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrower and Fly Malta (including, without limitation, (i) interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans, (ii) interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or Fly Malta, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and (iii) Derivatives Obligations) to the Administrative Agent or any Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with this Agreement, or the other Loan Documents or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the Security Trustee, to the Administrative Agent or to the Secured Parties that are required to be paid by the Borrower or Fly Malta pursuant to the terms of any of the foregoing agreements).

"Borrower Parent Security Agreement" means the Security Agreement in substantially the form attached as Exhibit E-2 hereto, as amended from time to time.

"Borrower Parent" means Fly Aladdin Holdings Limited.

"Borrower Rental Accounts" means, to the extent required under any Eligible Lease, an Account which the relevant Borrower Group Company establishes to receive amounts due under such Eligible Lease provided that, before payments may be deposited into a Borrower Rental Account, the Administrative Agent and the Security Trustee shall have received a favorable opinion of counsel, in form and substance reasonably acceptable to the Administrative Agent and the Security Trustee, in the jurisdiction in which such Borrower Rental Account is located that all necessary actions have been taken to ensure that the Security Trustee has a first priority perfected Lien over such Borrower Rental Account and that the Security Trustee does have such Lien; provided further that if the Borrower determines that it is not legally possible for the applicable Borrower Group Company to perfect a security interest in a Borrower Rental Account, which such determination shall be notified to the Administrative Agent as soon as practicable thereafter, no such action shall be required to be taken provided that the Borrower shall consult in good faith with the Administrative Agent to determine possible reasonable and practicable alternate account arrangements and the process of transferring funds from such Borrower Rental Account to the Collections Account.

"Borrower Share Charge" means the share charge agreement executed by the Borrower Parent in favor of the Security Trustee in respect of its shares in the Borrower.

"Borrowing" means each borrowing of Loans hereunder.

"Borrowing Request" means a request by the Borrower for a Borrowing in substantially the form attached as Exhibit B hereto.

"Business Day" means any day of the week, other than a Saturday or a Sunday, on which banks are open for business in London, England, for the conduct of transactions in the London interbank market and on which commercial banks in New York City, New York, Singapore, Dublin, Ireland, and San Francisco, California are open for business and are not required or authorized to close.

"Calculation Date" means with respect to any Payment Date, the last day of the calendar month immediately preceding such Payment Date.

"Calculation Period" means, with respect to any Payment Date, the period commencing on and excluding the second preceding Calculation Date and ending on and including the immediately preceding Calculation Date.

"Cape Town Convention" means, collectively, the Convention and the Protocol, together with all regulations and procedures issued in connection therewith, and all other rules, amendments, supplements, modifications, and revisions thereto (in each case using the English language version).

"Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP or IFRS (as applicable), and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP or IFRS (as applicable).

"Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation or company, any and all equivalent ownership interests in a partnership, trust or any other Person (other than a corporation), and any and all warrants, rights or options to purchase any of the foregoing.

"Cash Sweep Event" means, (a) on any Payment Date the LTV Ratio is greater than the then applicable Required LTV Threshold, (b) on any Payment Date occurring three months after the earlier of (1) the Commitment Termination Date and (2) the date upon which no further Aircraft may be purchased under the Share Purchase Agreement, a DSCR Trigger Event is continuing, (c) on any Payment Date a Utilization Trigger is continuing, (d) on any Payment Date, the occurrence of a Servicer Cash Sweep Event, or (e) on any Payment Date from and after the two year anniversary of the Effective Date, any Series A Loans remain outstanding.

"Change in Control" means (a) FLL shall cease to own and control, legally and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of the Borrower Parent, (b) the Borrower Parent shall cease to own and control, legally and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of the Borrower, Fly Malta and, from and after the Share Purchase Date, Fly HoldCo.

"Change in Law" means (a) the adoption, or coming into effect, of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation, implementation, administration or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder issued in connection therewith or in implementation thereof, and (ii) the implementation or application of, or compliance with Basel III or any law or regulation that implements or applies to Basel III, shall be deemed to be a "Change in Law", regardless of the date enacted, adopted, issued or implemented.

"CMV Appraisal" means, with respect to any Aircraft, each "desk-top" appraisal delivered by the applicable Appraisers of such Aircraft for the Current Market Value (as defined by the International Society of Transport Aircraft Trading) of such Aircraft (or, as the context shall require, each Aircraft), in each case, adjusted from a half-life condition assumption.

"Co-Borrower Security Agreement" means the Co-Borrower Security Agreement in substantially the form attached as Exhibit E-1 hereto, as amended from time to time.

"Code" means the United States Internal Revenue Code of 1986, as amended from time to time.

"Collateral" means (a) all property in which a Lien is granted or created (or purported to be granted or created) or that is assigned as security pursuant to any Loan Document in favor of the Security Trustee for the benefit of the Secured Parties to secure the Obligations and (b) the HoldCo Collateral.

"Collections" means without duplication (a) all Basic Rent and all other amounts received by any Borrower Group Company pursuant to any Lease, the Share Purchase Agreement, any Asset Transfer Documents or Related Collateral (excluding Excepted Payments applied to discharge a corresponding liability for which such Excepted Payment was received), (b) amounts received in respect of claims for damages or in respect of any breach of contract for nonpayment of any of the foregoing, (c) amounts received by the Borrower or any Borrower Group Companies from any hull insurance with respect to any Aircraft, (d) any Segregated Funds in a Lessee Funded Account which Segregated Funds are no longer required to be maintained in a segregated account under the applicable Lease and which are the property of any Borrower Group Company, (e) any hedging receipts, (f) the proceeds of any Investments of the funds in the Accounts (other than in the Lessee Funded Account to the extent that any such proceeds are required under a Lease to be paid over to any Lessee or a third party or to be retained in a Lessee Funded Account), and (g) any other cash amounts received by any Borrower Group Company (in each case, other than (i) Segregated Funds transferred to a Lessee Funded Account, (ii) Net Available Proceeds (A) applied or required to be applied to prepay the Loans in accordance with Section 2.08 or (B) utilized to acquire a Substitute Aircraft in accordance with Section 2.08, (iii) Equity Proceeds applied to pay the purchase price of any Aircraft or to pay fees and expenses due in connection with the acquisition thereof and (iv) the proceeds of Loans funded pursuant to this Agreement and, if applicable, the AAC Bearer Note).

"Collections Account" means that certain account in the name of the Account Bank with ABA Number 031100092 and Account Number 129550-003.

"Commitment" means, with respect to each Lender, the commitment of such Lender to make one or more Loans hereunder from time to time during the Drawing Period on each Funding Date, expressed as an amount representing the maximum aggregate principal amount of the Loans at any time outstanding to be made by such Lender hereunder, in each case, as may be increased, reduced or terminated in accordance with the terms hereof.  The initial amount of each Lender's Commitment is set forth on Schedule I, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable.

"Commitment Fee" has the meaning defined in Section 2.09.

"Commitment Termination Date" means the earlier of (i) the date on which the Commitment is permanently reduced to zero or otherwise terminated hereunder and (ii) December 28, 2018.

"Competitor" means each entity listed in Annex1 hereto (as the same may be amended by agreement of the Borrower, the Servicer and the Administrative Agent from time to time).

"Concentration Limits" has the meaning defined in Section 6.07.

"Conditional Sale Agreement" means, with respect to any Aircraft to which a conditional sale applies in accordance with the Steps Plan, a conditional sale agreement substantially in the form of the Model Form Conditional Sale Agreement appended to the Steps Plan.

"Conditional Sale Aircraft" means any Aircraft the subject of a Conditional Sale Agreement.

"Contracting State" has the meaning defined in the Convention.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  "Controlling" and "Controlled" have meanings correlative thereto.

"Convention" means the Convention on International Interests in Mobile Equipment signed in Cape Town, South Africa on November 16, 2001.

"Credit Party" means the Administrative Agent or any other Lender.

"CSA Security Documents" means each security document delivered pursuant to a Conditional Sale Agreement granting a Lien by the applicable CSA Seller in favor of the applicable Aircraft Owning Entity.

"CSA Seller" means the "seller" under a Conditional Sale Agreement.

"Debt Service Coverage Ratio" means the ratio of (x) the aggregate amount of monthly Basic Rent payments (including any overdue Basic Rent), Maintenance Rents and Security Deposits  actually collected and paid into the Collections Account during such period, to (y) the aggregate amount of interest accrued or capitalized on the Loans during such period (whether or not actually paid during such period) plus the Required Principal Payment Amounts (but for the avoidance of doubt excluding the portion of balance due on the applicable Maturity Date of any Loan that does not constitute a Required Principal Payment Amount) due and payable during such period minus any amounts received by the Borrower during such period under any Derivatives Agreements, plus any amounts paid by the Borrower during such period under any Derivatives Agreements.

"Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

"Default Margin" means 2.0%.

"Defaulting Lender" means any Lender that (a) has failed, within three (3) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender's good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower, Fly Malta or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations (1) under this Agreement (unless such writing or public statement indicates that such position is based on such Lender's good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or (2) generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after written request by the Administrative Agent, acting in good faith, to provide a confirmation in writing from an authorized representative of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Lender's receipt of such confirmation in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event or a Bail-In Action.

"Deregistration Power of Attorney" means, in respect of any Eligible Aircraft, an irrevocable deregistration power of attorney from the relevant lessee authorizing the Borrower Group Company which is the lessor or owner of such Aircraft and the HoldCo Security Trustee to do any such thing or give any consent or approval which may be required to obtain deregistration and export of the Aircraft from its jurisdiction of registration.

"Derivatives Agreement" means any and all rate swap transactions, currency swap transactions or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), in each case, entered into by any Borrower Group Company with a Derivatives Creditor in relation to this Agreement.

"Derivatives Creditor" means (i) any Lender or any Affiliate of any Lender from time to time party to one or more Derivatives Agreements with any Borrower Group Company (even if any such Lender for any reason ceases after the execution of such agreement to be a Lender hereunder), and its successors and assigns, or (ii) with the prior written consent of the Administrative Agent, any other counterparty to the Derivatives Agreement; provided that such other counterparty under this paragraph (ii) is rated at least A-, from Standard & Poor's Ratings Services or equivalent from Moody's Investors Service, Inc. at the time such counterparty enters into a Derivatives Agreement with a Borrower Group Company.

"Derivatives Obligations" of any Person means all obligations (including, without limitation, any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Person, whether or not allowed or allowable as a claim under the Bankruptcy Code) of such Person in respect of any Derivatives Agreement, excluding any amounts which such Person is entitled to set‑off against its obligations under Applicable Law.

"Direct Sale Agreement" means, with respect to any Aircraft to which a straight sale applies in accordance with the Steps Plan, a sale and purchase agreement substantially in the form of the Model Form Straight Metal Sale Agreement appended to the Steps Plan.

"Direct Sale Aircraft" means any Aircraft the subject of a Direct Sale Agreement.

"Disposition Account" means that certain account in the name of the Account Bank with ABA Number 031100092 and Account Number 129550-006.

"Disposition" means any sale, assignment, transfer or other disposition of any property (whether now owned or hereafter acquired) by any Borrower Group Company to any other Person (excluding any sale, assignment, transfer or other disposition of any property sold or disposed of to any other Borrower Group Company, including any transfer permitted by Section 6.03(d)).

"Dollars" or "$" refers to lawful money of the United States of America.

"Dormant Subsidiary" means any Borrower Group Company from time to time designated by the Borrower as a "Dormant Subsidiary" that has no material liabilities, conducts no material operations or business and owns no material property.

"Drawing Period" means the period from the Effective Date to and including the Commitment Termination Date.

"DSCR Trigger Event" means as at any date of determination, the Debt Service Coverage Ratio for the Calculation Period immediately prior to such date is less than 1.15:1.00; provided that for the avoidance of doubt, a DSCR Trigger Event shall not result in a Default or an Event of Default.

"EEA Member Country"" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

"EEA Resolution Authority" means any body which has the authority to exercise any write-down and conversation powers.

"Effective Date" means the date on which the conditions specified in Section 4.01 are satisfied or waived, which shall be confirmed in a certificate delivered by the Administrative Agent to the Borrower.

"Eligible Aircraft" means any Initial Aircraft and each Substitute Aircraft which satisfies each of the Eligibility Criteria requirements set forth in Exhibit F.

"Eligible Assignee" means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) FLL, the Servicer or an Affiliate of FLL or the Servicer, and (e) any other Person that is a bank, financial institution, institutional investor or investment fund; provided that (i) in the case of clause (e), such Person shall have been approved by the Administrative Agent (such approval not to be unreasonably withheld) except for any assignment or transfer by FLL, the Servicer or an Affiliate of FLL or the Servicer to any Person that is a bank, financial institution, institutional investor or investment fund, for which approval of the Administrative Agent shall not be required and (ii) at the time of assignment or transfer, so long as no Event of Default is continuing, such Person shall not be a hedge fund or a Competitor.

"Eligible Lease" means (i) in respect of any Lease in relation to the Initial Aircraft in effect on the Funding Date for such Aircraft, in a form consistent with the forms agreed and reviewed by the Lenders in connection with the execution of the Share Purchase Agreement and containing economic terms consistent with the model agreed upon procedures letter provided by Ernst & Young on or about the Effective Date and (ii) in respect of any other Lease, a Lease containing provisions consistent with the Minimum Lease Provisions and that are otherwise in a form consistent with the Standard with respect to similar Aircraft under lease, taking into consideration, among other things, the identity of the relevant lessee (including operating experience), the age and condition of the applicable Aircraft and the jurisdiction in which such Aircraft will be operated or registered.

"End-of-Lease Payments" means the aggregate amount for each Lease of all cash security deposits, additional security payments, maintenance reserves or return condition adjustment amounts provided for under such Lease that have been received from the relevant Lessee or any other Person or pursuant to the relevant acquisition agreement with respect to such Lease and that are required to be returned or repaid to such Lessee or other Person upon the return of any Aircraft or upon the expiration or termination of such Lease.

"Engine" means each engine owned by the Aircraft Owning Entities, including each engine installed (or constituting a spare for an engine installed) on any Aircraft, any engine replacing a previously installed engine under the relevant Lease and any and all Parts incorporated in, installed on or attached to any such engine.

"Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower Group Company directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"Equity Account" means that certain bank account owned by the Borrower, into which may be deposited from time to time amounts received by the Borrower pursuant to Section 2.18 of this Agreement.

"Equity Portion" has, with respect to each Aircraft, the meaning given to it in the Steps Plan.

"Equity Proceeds" means the net cash proceeds actually received by the Borrower of any issuance of, or increase in, the Borrower's Subordinated Indebtedness or common equity capital.

"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

"Event of Default" has the meaning defined in Article VIII.

"Excepted Payments" means any (a) indemnity payments or similar obligations payable by a Lessee or any other Person to the Borrower, Fly Malta, the Servicer, the Administrative Agent, the Security Trustee, the Borrower Parent, FLL, or any Lender or any of its Affiliates, or any third party, including any officer, director, employee or agent thereof under or pursuant to a Lease, (b) proceeds of public liability insurance (or other insurance maintained by the Borrower, Fly Malta or any lessor for its own account) payable to or for the benefit of the applicable lessor, the Lessee, the Borrower, Fly Malta, the Servicer, the Administrative Agent, the Security Trustee, the Borrower Parent, FLL, or any Lender or any of its Affiliates or any of its Affiliates (or governmental indemnities in lieu thereof) and (c) any rights to enforce and collect the same.

"Excluded Assets" means each of the following Assets: (i) MSN 5812 from Portfolio A(a), (ii) MSN 6015 and 6034 from Portfolio A(b), (iii) MSN 4793 from Portfolio AII, and (iv) each Asset included in the Engine Portfolio, in each case as such terms are defined in the Share Purchase Agreement.

"Excluded Taxes" means, with respect to any payment made by any Borrower Group Company under this Agreement or any other Loan Document, any of the following Taxes imposed on or with respect to a Recipient:  (a) any Taxes imposed on (or measured by) net income, franchise Taxes and branch profits Taxes, in each case (i) imposed by the jurisdiction under the laws of which such Recipient is organized or Tax resident, or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any U.S. federal withholding Taxes imposed pursuant to FATCA, (c) any Irish Taxes that are imposed, under Applicable Law in effect on the date a Lender becomes a party to this Agreement or a Participant acquires a participation, as the case may be, on payments made by the Borrower, on a Loan to the Borrower, to such Recipient under this Agreement (other than an assignee pursuant to a request by the Borrower under Section 2.17) by reason of such Lender or Participant, as the case may be not being a Qualifying Person, except to the extent such Lender or Participant, as the case may be (or its assignor, if any) was entitled, at the time of designation of  assignment or acquiring a participation, as the case may be, to receive additional amounts from the Borrower with respect to such Taxes pursuant to Section 2.15(a), (d) any Maltese withholding Taxes that are imposed, under Applicable Law in effect on the date a Recipient becomes a party to this Agreement, on payments made by Fly Malta, on a Loan to Fly Malta, to such Recipient under this Agreement (other than an assignee pursuant to a request by Fly Malta under Section 2.17), except to the extent such Recipient (or its assignor, if any) was entitled, at the time of designation of  assignment, to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.15(a)), and (e) Taxes imposed by reason of such Recipient's failure to comply with Section 2.15(f).

"Extended Maturity Date" means, in respect of the Series A Loans, the date falling thirty-one (31) months after the Effective Date.

"Extended Maturity Date Series A Loans" has the meaning given to such term in Section 2.07(f).

"FATCA" means (a) sections 1471 to 1474 of the Code or any successor provisions that are substantially similar and not materially more onerous to comply with or any associated regulations or interpretations thereof present or future, (b) any treaty, law or regulation of any other jurisdiction, relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above, or (c) any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FLL" means Fly Leasing Limited, a company incorporated under the laws of Bermuda.

"FLL Limited Guaranty" means the limited guaranty by FLL dated the Effective Date, in form and substance reasonably satisfactory to the Administrative Agent.

"Fly HoldCo" means Red Aircraft Holdings 3 Co., Ltd., an exempted company incorporated in Bermuda.

"Fly Malta Payment Account" means that certain account in the name of the Account Bank with ABA Number 031100092 and Account Number 129550-007.

"Fly Malta Funding Account" means that certain account in the name of the Account Bank with ABA Number 031100092 and Account Number 129550-002.

"Fly Malta Share Pledge" means the pledge of shares executed by the Borrower Parent in favor of the Security Trustee in respect of its shares in Fly Malta.

"Fly HoldCo Share Charge" means the share charge executed by the Borrower Parent in favor of the Security Trustee in respect of its shares in Fly HoldCo on the Share Purchase Date.

"Funding Accounts" means the Borrower Funding Account and the Fly Malta Funding Account.

"Funding Date" means each date on which Loans are made hereunder.

"GAAP" means, for any Person, generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination and are consistently applied as to such Person.

"Governmental Authority" means the government of any nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity (including any federal or other association of or with which any such nation may be a member or associated) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

"Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

"Guarantor Obligations" means, with respect to FLL, all obligations and liabilities of FLL to the Administrative Agent or any Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the FLL Limited Guaranty, whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Security Trustee, to the Administrative Agent or to any Secured Party that are required to be paid by FLL pursuant to the terms of the FLL Limited Guaranty).

"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

"HoldCo Administrative Agent" shall mean BNP Paribas, in its capacity as Administrative Agent pursuant to the HoldCo Intercompany Loan Documents.

"HoldCo Collateral" means all property in which a Lien is granted or created (or purported to be granted or created) or that is assigned as security pursuant to any HoldCo Intercompany Loan Document in favor of the HoldCo Security Trustee for the benefit of the Borrower to secure the obligations of Fly HoldCo to the Borrower.

"HoldCo Intercompany Credit Agreement" means the credit agreement entered into by Borrower, as lender, and Fly HoldCo, as borrower, which shall be substantially in the form of Exhibit H hereto, drawings in respect of which shall be, in respect of each Funding Date, in an amount equal to the Loans advanced on such Funding Date in respect of the Aircraft being financed on such Funding Date.

"HoldCo Intercompany Loan" means each loan advanced by the Borrower to Fly HoldCo under and in accordance with the terms of the HoldCo Intercompany Credit Agreement.

"HoldCo Intercompany Loan Documents" means the "Loan Documents" as defined in the HoldCo Intercompany Credit Agreement.

"HoldCo Interim Note" means the promissory note issued by Fly HoldCo, as issuer, in favor of AAC, as holder, which shall be in form and substance reasonably satisfactory to the Administrative Agent, in respect of each Funding Date in an amount equal to the amount of the applicable Equity Portion, and which shall be acquired by the Borrower on such Funding Date in accordance with the Steps Plan and thereafter cancelled on the Share Purchase Date.

"HoldCo Security Agreement" means the security agreement entered into among, inter alios, Fly HoldCo, as pledgor, and the HoldCo Security Trustee, as pledgee in connection with the HoldCo Intercompany Credit Agreement.

"HoldCo Security Documents" means each of the "Security Documents" as defined in the HoldCo Intercompany Credit Agreement.

"HoldCo Security Trustee" shall mean Wilmington Trust (London) Limited, in its capacity as Security Trustee pursuant to the HoldCo Intercompany Loan Documents.

"Holding Period" means, with respect to any Borrowing, the period (x) commencing on the date specified pursuant to Section 2.03(b)(ii) and (y) ending on the Commitment Termination Date.

"Holding Period Release Request" has the meaning defined in Section 2.05.

"IFRS" means International Financial Reporting Standards as adopted by the European Union.

"Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits (excluding Segregated Funds) or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding interest charges on any security deposits or maintenance reserves required to be paid under any Lease), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor (as a matter of Applicable Law) as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower Group Company under this Agreement and any other Loan Document and (b) Other Taxes.

"Indemnitee" has the meaning defined in Section 10.03(b).

"Initial Aircraft" means each of the Aircraft listed on Annex 2.

"Intercompany Loan Documents" means the intercompany loan agreement and related documentation entered into between Fly Malta and the Borrower on terms and conditions reasonably acceptable to the Administrative Agent.

"Intercompany Loans" means loans, if any, from time to time made by Fly Malta to the Borrower pursuant to the Intercompany Loan Documents.

"Interest Period" means, for any Loan, the period commencing on and including the date of such Loan and ending on (but excluding) the immediately succeeding Payment Date, and for each period thereafter, the period commencing on (and including) each Payment Date and ending on (but excluding) the immediately succeeding Payment Date; provided that in respect of any Loan that is made within the five (5) Business Days prior to a Payment Date, the first Interest Period in respect of that Loan shall, if the Borrower so elects in the relevant Borrowing Request, commence on and include the date of the Loan and end on (but exclude) the second succeeding Payment Date thereafter and, thereafter, the period from the last day of the immediately preceding Interest Period to, but excluding, the next succeeding Payment Date.  For purposes hereof, the date of a Loan shall be the date on which such Loan is made.

"Interim Fly HoldCo Share Charge" means the share charge executed by AAC in favor of the HoldCo Security Trustee in respect of its shares in Fly HoldCo on or before the Effective Date.

"Intermediate Lease" means, in respect of any Aircraft, each Lease in effect or to be entered into between the relevant Aircraft Owning Entity (as lessor) and an Intermediate Lessee (as lessee) or an Intermediate Lessee (as lessor) and another Intermediate Lessee (as lessee).

"Intermediate Lessee" means, in respect of any Lease of a Aircraft, a Borrower Group Company which (a) is organized or incorporated under the laws of Delaware, Connecticut, Utah (or any other state of the United States) or Ireland or any other jurisdiction that is reasonably agreed between the Borrower and the Administrative Agent, (b) 100% of the Ownership Interest therein is held by a Borrower Group Company and the Security Trustee has a first priority perfected security interest (subject only to Permitted Encumbrances) in the related Pledged Shares and (c) may, in accordance with the provisions of Section 5.16, enter into an Intermediate Lease as lessor with the applicable Lessee or shall enter into an Intermediate Lease as lessor with another Intermediate Lessee.

"Intermediate Lessee Security Agreement" has the meaning given to such term in the HoldCo Intercompany Credit Agreement.

"International Interest" shall have the meaning assigned thereto pursuant to the Cape Town Convention.

"Investment" means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Capital Stock, bonds, notes, debentures, partnership or other Ownership Interests or other securities of any other Person or any agreement to make any such acquisition (including any "short sale" or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any interest rate, foreign currency exchange, or commodity price protection or hedging agreement or similar arrangements.

"Knowledge" of the Borrower or the Borrower Group Companies means knowledge of any director of any such entity or of the Servicer or, when used with respect to the Aircraft and matters pertaining thereto, of the senior employees of the Servicer involved in the servicing of such Aircraft for the Borrower Group Companies.

"Lease" means, with respect to an Aircraft, each aircraft lease agreement, sublease agreement, conditional sale agreement, hire purchase agreement or other similar arrangement with respect to such Aircraft.

"Lease Default Agreement" means the Lease Default Agreement among, inter alios, GE On Wing Support (Malaysia) SDN. BHD and certain Aircraft Owning Entities who from time to time accede thereto, in respect of the Engines relating to certain Initial Aircraft.

"Lenders" means the Persons listed on Schedule I and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

"Lessee" means each Person (other than an Aircraft Owning Entity) who is the lessee of any Aircraft from time to time leased from an Aircraft Owning Entity or Intermediate Lessee, as applicable.

"Lessee Acknowledgment" means an acknowledgment from the Lessee (including any Intermediate Lessee) and from any guarantor of a Lessee pursuant to the applicable Lease, in a form substantially the same as attached to the Aircraft Owning Security Agreement or Intermediate Lessee Security Agreement, as applicable.

"Lessee Funded Account" means, to the extent required under any Eligible Lease, one or more lessee funded accounts with the Account Bank in the name of the applicable Borrower Group Company.

"Lessee Notice" means a notice of assignment to the Lessee (including any Intermediate Lessee) and to any guarantor of a Lessee in a form substantially the same as attached to the Aircraft Owning Security Agreement or Intermediate Lessee Security Agreement, as applicable.

"Lessor Payments" means, with respect to any Aircraft, all payments or contributions required to be made by any Borrower Group Company under or in accordance with an Eligible Lease for such Aircraft, including, without limitation, any accomplishment of maintenance, any reimbursement of Maintenance Rent, any adjustment payments, any payments made in respect of an airworthiness directives or cost sharing obligations to the extent not payable from Maintenance Rents (but excluding any amounts corresponding to any Security Deposits held in the Security Deposits Reserve Account).

"LIBO Rate" means for each Interest Period, (i) the rate appearing on Reuters Page LIBOR01 (or on any successor or substitute page or service providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for U.S. Dollar deposits with a maturity comparable to such Interest Period or (ii) if no quotation for Dollars and the relevant period is displayed as described in (i), the arithmetic mean (rounded upwards to four decimal places) of the rates (as notified to the Administrative Agent) at which each of the Reference Banks was offering to prime banks in the London interbank market deposits in Dollars for such period as at 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, and if the rate so determined as described in clauses (i) and (ii) above is less than zero percent per annum, the LIBO Rate for such Interest Period shall be deemed to be zero percent per annum. If the rate referred to in the immediately preceding sentence has been discontinued, then the Administrative Agent and the Borrower, each acting reasonably, will select and use a comparable or successor rate (the "Successor LIBO Rate") which approved rate shall be applied in a manner consistent with industry practices for such rate; provided that, if the Administrative Agent and the Borrower do not agree on a Successor LIBO Rate within 30 days after the rate referred to in the immediately preceding sentence has been discontinued, then the Administrative Agent will use a substitute or successor base rate (the "AA LIBO Rate") that it has determined in its sole discretion is most comparable to the rate referred to in the immediately preceding sentence, provided, further, that if the Administrative Agent determines there is an industry-accepted successor base rate, then the Administrative Agent shall use such successor base rate as the AA LIBO Rate.

"Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

"Loan Documents" means, collectively, this Agreement, the Intercompany Loan Documents, the HoldCo Intercompany Loan Documents, the FLL Limited Guaranty, the AAB Letter and the Security Documents.

"Loans" means the loans made by the Lenders to the Borrower or Fly Malta pursuant to this Agreement as defined in Section 2.01(a).

"Local Law Mortgage" has the meaning given to such term in the HoldCo Intercompany Credit Agreement.

"LTV Ratio" means, as of any date of determination, the ratio of (i) the Loans outstanding as of such date plus the aggregated marked-to-market exposure of the Borrower under all interest rate hedged Derivatives Agreements to which it is a party, but only if such aggregated amount would result in a net liability of the Borrower, to (ii) the aggregate Appraised Value of all Aircraft, plus the amount of any Available Disposition Proceeds then held in the Disposition Account provided that for the purposes of calculating the LTV Ratio, the Appraised Value of any Aircraft that is not Utilized as of the date of such calculation shall be reduced by 25%.

"Maintenance Rent" means, with respect to any Aircraft, maintenance reserves or payments, maintenance rent or other supplemental rent payments based on usage in respect of such Aircraft (or its engines or other parts) payable by the Lessee under the Lease for such Aircraft for the purpose of paying, contributing to, reserving or calculating potential liability in respect of payments for future maintenance and repair of such Aircraft.

"Maintenance Required Amount" means, as of any Calculation Date, the greater of (x) $5,000,000 and (y) the aggregate amount of maintenance expenditures and reimbursement amounts and security deposit reimbursements, reasonably anticipated by the Servicer to become due and payable for the six month period immediately following the related Payment Date, in each case after giving effect to any withdrawal from the Operations Reserve Account, any Lessee Funded Account or any drawing upon a Related Collateral document that is then available for the payment of any such expense.  The Servicer shall adjust the Maintenance Required Amount on each successive Calculation Date, taking into account additional information as to actual and projected maintenance expenditures, maintenance reserves and security deposit reimbursements.

"Margin Stock" means "margin stock" within the meaning of Regulations T, U and X of the Board.

"Material Adverse Effect" means a material adverse effect on (i) the business, operations, assets, condition (financial or otherwise), prospects or operating results of Borrower Group Companies taken as a whole, the result of which is a material impairment of the ability of the Borrower Group Companies taken as a whole to perform any of their respective obligations under this Agreement or (ii) the rights of or benefits available to the Lenders under this Agreement or any Loan Documents.

"Material Default" means a Default under Section 8(a), (f) or (g) of this Agreement.

"Maturity Date" means (i) in respect of the Series A Loans (other than Extended Maturity Date Series A Loans), the date falling twenty four (24) months after the Effective Date, (ii) in respect of the Series B Loans, the date falling sixty (60) months after the Effective Date and (iii) in respect of the Extended Maturity Date Series A Loans, the Extended Maturity Date.

"Maximum Loan Amount" means $574,543,000.

"Minimum Lease Provisions" means the provisions set forth in Exhibit D.

"Negotiation Period" has the meaning defined in Section 2.11(b).

"Net Available Proceeds" means:

(a)            in the case of any Disposition of any Aircraft or Aircraft Interest, the aggregate amount of all cash payments, and the fair market value of any non cash consideration, received by the Borrower Group Companies directly or indirectly in connection with such Disposition; provided that Net Available Proceeds shall be net of (x) the amount of any legal, title and recording tax expenses, commissions and other fees and expenses paid by the Borrower Group Companies in connection with such Disposition (other than commissions and fees paid to the Servicer or any of its Affiliates) and (y) any Federal, state and local income or other taxes (including, without limitation, taxes imposed by any foreign jurisdiction) estimated to be payable by the Borrower Group Companies as a result of such Disposition (but only to the extent that such estimated taxes are in fact paid to the relevant Federal, state, local or other Governmental Authority); and

(b)           in the case of any Total Loss in relation to any Aircraft, the total net proceeds of all hull, war risk or spares insurance and reinsurance received by the applicable Borrower Group Company and/or paid to the Security Trustee in respect of such Total Loss, including, in the case of a Total Loss of an airframe which does not involve the Total Loss of all Engines or Parts installed thereon at the time when such Total Loss occurred, the sale proceeds of any such surviving Engines or Parts, in each case, net of reasonable expenses incurred in connection with such claim (excluding any Servicing Fee or other fees payable to the Servicer or its Affiliates).

"New York Law Mortgage" has the meaning given to such term in the HoldCo Intercompany Credit Agreement.

"Note" has the meaning defined in Section 2.07(e).

"Obligations" means (i) in the case of the Borrower and Fly Malta, the Borrower Obligations, and (ii) in the case of the FLL, its Guarantor Obligations.

"Officer's Certificate" means, with respect to any matter, a certificate signed by the president, any vice president, chief executive officer, chief financial officer, principal accounting officer, treasurer, authorized representative, controller or any director or other responsible officer of such Person.

"OFAC" means the U.S. Department of the Treasury's Office of Foreign Assets Control.

"Operations Reserve Account" means that certain account in the name of the Account Bank with ABA Number 031100092 and Account Number 129550-005.

"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, under this Agreement and any other Loan Document, or sold or assigned an interest in this Agreement or any other Loan Document).

"Other Taxes" means any present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment, participation or other transfer (other than an assignment pursuant to Section 2.17).

"Ownership Interests" is defined in Section 6.02.

"Participant" has the meaning defined in Section 10.04(c)(i).

"Participant Register" has the meaning defined in Section 10.04(c)(iv).

"Parts" means all appliances, parts, components, instruments, appurtenances, accessories, furnishings, seats and other equipment of whatever nature (other than (a) Engines or engines, and (b) any appliance, part, component, instrument, appurtenance, accessory, furnishing, seat or other equipment that would qualify as a removable part and is leased by a Lessee from a third party or is subject to a security interest granted to a third party), that may from time to time be installed or incorporated in or attached or appurtenant to any airframe or any Engine or removed therefrom.

"Pay Off Letter" has the meaning given to it in the Share Purchase Agreement.

"Payment Date" means (i) the 15th day of the third month following the first Funding Date (or, if the first Funding Date occurs after the 15th day of any month, the three (3) month anniversary of the first Funding Date), and (ii) thereafter each successive three month anniversary of such date determined in clause (i); provided that if any Payment Date would otherwise fall on a day that is not a Business Day, such Payment Date shall be the next succeeding Business Day unless such next succeeding Business Day falls in the next calendar month, in which case the immediately preceding Business Day shall be the applicable Payment Date.

"Permitted Encumbrances" means:

(a)            Liens imposed by law for taxes that are not yet due and payable or are being contested in compliance with Section 5.04;

(b)           Liens arising out of any judgment or award with respect to which an appeal or proceeding for review is being prosecuted in good faith by appropriate proceedings diligently conducted and with respect to which within sixty (60) days thereafter there shall have been secured a stay of execution pending such appeal, and then only for the period of such stay, and reserves required in accordance with GAAP or IFRS (as applicable) have been made therefor; provided that, in any case, no Event of Default has occurred and is continuing;

(c)            in respect of any Aircraft, Engines or Parts any repairer's, carrier's or hangar keeper's, warehousemen's, mechanic's or materialmen's Lien or employee and other like Liens arising in the ordinary course of business by operation of law or under customary terms of repair or modification agreements or any engine or parts-pooling arrangements or other similar Liens if the payment for such Liens (i) is not due and payable or (ii) is not overdue for payment having regard to the relevant trade, in circumstances where no enforcement action against the Aircraft has yet been taken by the relevant holder of the Lien or (iii) is disputed in good faith or contested in good faith by appropriate proceedings and reserves in accordance with GAAP or IFRS (as applicable) have been made therefor;

(d)           any permitted Lien or encumbrances on any Aircraft, Engines or Parts as defined under any Lease thereof (other than liens or encumbrances created by the relevant lessor);

(e)            any Lien on any Aircraft, Engines or Parts that the relevant Lessee is obligated to indemnify a Borrower Group Company against pursuant to the terms of the relevant Lease, provided that, if the Borrower or such Borrower Group Company has Knowledge of such Lien, the Borrower will cause such Borrower Group Company to act in accordance with the Standard with respect thereto;

(f)            any Lien for any fees or charges of any airport or air navigation authority arising by statute or operation of law if (i) the payments for such fees or charges are not yet due or payable or (ii) such fees or charges are being disputed in good faith or contested in good faith by appropriate proceedings and reserves required by GAAP or IFRS (as applicable) have been made therefor; and provided that if such lessor has Knowledge of any such Lien, it shall act in accordance with the Standard;

(g)           any Eligible Lease (including any Purchase Option thereunder); provided that such Lease (including the terms of any Purchase Option thereunder) is otherwise permitted by this Agreement;

(h)           in respect of any Aircraft that is not subject to an Eligible Lease, any lien for air navigation authority, airport tending, gate or handling (or similar) charges or levies for which the Borrower is responsible for and that are not yet overdue;

(i)             any voting trust rights or similar rights created in relation to any Aircraft in connection with the registration of such Aircraft;

(j)             any other Lien not referred to in clauses (a) through (h) above which would not adversely affect the owner's or the Security Trustee's rights in the property subject to such lien so long as the amount secured by all such liens under this clause (i) does not exceed the lower of $250,000 per Aircraft and, in the aggregate, 1% of the Appraised Value of all Aircraft; and

(k)           any other Lien not referred to in clauses (a) through (h) above, the validity or applicability of which is being contested in good faith in appropriate proceedings by the Borrower Group Companies and which would not subject the property subject to such Lien to any material risk of loss or otherwise adversely affect the owner's or the Security Trustee's rights in the property subject to such lien and would not reasonably be expected to cause a Material Adverse Effect;

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

"Permitted Investments" means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within one hundred and eighty (180) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor's Ratings Services or Moody's Investors Service, Inc.;

(c)            investments in certificates of deposit, banker's acceptances and time deposits maturing within one hundred and eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)           fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)            money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a‑7 under the United States Investment Company Act of 1940, (ii) are rated AAA by Standard & Poor's Ratings Services and Aaa by Moody's Investor's Services, Inc. and (iii) have portfolio assets of at least $5,000,000,000.

"Permitted Substitute Aircraft Acquisition" has the meaning set forth in Section 6.14.

"Person" means any individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

"Pledged Shares" means, all shares now or hereafter owned by the Borrower Group Companies, together in each case with (i) all certificates representing the same, (ii) all shares, securities, moneys or other property representing a dividend on or a distribution or return of capital on or in respect of the Pledged Shares, or resulting from a split-up, revision, reclassification or other like change of the Pledged Shares or otherwise received in exchange therefor, and any warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Shares, and (iii) without prejudice to any provision of any of the Loan Documents prohibiting any merger or consolidation by the Borrower or any Borrower Group Company, all shares of any successor entity of any such merger or consolidation.

"Portfolio" means, together, all of the Aircraft.

"Pre-Approved Lender" means each entity listed on Annex 3 hereto, other than any Competitor.

"Prepayment Event" means any event requiring prepayment of the Loans pursuant to Section 2.08(b).

"Prepayment Fee" has the meaning defined in Section 2.09(d).

"Process Agent" has the meaning defined in Section 10.09(c).

"Process Agent Acceptance" means a letter from the Process Agent confirming its appointment in respect thereof, in form and substance reasonably satisfactory to the Administrative Agent.

"Protocol" means the Protocol to the Convention on Matters Specific to Aircraft Equipment, as in effect in any applicable jurisdiction from time to time.

"Purchase Option" means a contractual option granted by the lessor or owner under a Lease or other applicable agreement (including pursuant to a conditional sale agreement) as to the purchase of the applicable Aircraft.

"Qualifying Person" means a Lender or Participant, as the case may be, which is the beneficial owner of the interest under this Agreement, and is:

(a)            a bank within the meaning of Section 246 of the TCA which is carrying on a bona fide banking business for the purposes of section 246 (3)(a) of the TCA in Ireland and whose lending office is located in Ireland.

(b)           a person which by virtue of the law of a Qualifying Territory is resident for the purposes of tax in that Qualifying Territory, provided that where such person is a body corporate, it is not carrying on a trade or business in Ireland through a branch or agency with which the interest is connected;

(c)            a body corporate which advances money in the ordinary course of a trade which includes the lending of money, and (i) the interest payable in respect of monies so advanced is taken into account in computing its trading income; and (iii) it has complied with the notification requirements under section 246(5) of the TCA;

(e)            an investment undertaking within the meaning of section 739B of the TCA;

(f)            a qualifying company within the meaning of section 110 of the TCA;

(g)           a company which is incorporated in the United States and is taxed in the United States on its worldwide income and this Agreement and the other Loan Documents were not entered into by it in connection with a trade or business carried on by it through a branch or agency in Ireland;

(h)           a company that is a U.S. LLC and (i) the ultimate recipients of the interest under this Agreement and the other Loan Documents would themselves qualify for exemption from tax under exemption (b) or (g) above; (ii) this Agreement and the other Loan Documents were entered into through the U.S. LLC for market reasons and not for tax avoidance reasons and (iii) this Agreement and the other Loan Documents were not entered into by it in connection with a trade or business carried on by it through a branch or agency in Ireland; or

(i)            a Treaty Lender.

"Qualifying Person Confirmation" has the meaning defined in Section 2.15(f)(i).

"Qualifying Territory" means (a) a member state of the European Union (other than Ireland), (b) a territory with which Ireland has entered into a Tax Treaty where that treaty has the force of law under Section 826(1) of the TCA, or (c) a territory with which Ireland has entered into a Tax Treaty where that treaty will (on completion of the procedures set out in Section 826(1) of the TCA) have the force of law under Section 826(1), TCA.

"Quarterly Report" means a report by the Servicer and including the required information listed in Section 5.09 and with such other changes as may be reasonably agreed to by the Administrative Agent, substantially in the form attached as Exhibit K hereto.

"Rate Determination Notice" has the meaning defined in Section 2.11(b).

"Recipient" means, as applicable, the Administrative Agent and any Lender.

"Redelivery Compensation Agreement" means each framework redelivery compensation undertaking executed by AAB in favor of a Borrower Group Company.

"Reference Banks" means the principal London offices of at least four of the following banks: Bank of America NA, Barclays Bank plc, Credit Suisse AG, HSBC Bank plc, the Royal Bank of Canada, JPMorgan Chase Bank NA, Credit Agricole Corporate & Investment Bank and UBS AG.

"Register" is defined in Section 10.04.

"Related Collateral" means any letter of credit, third-party or bank guarantee or cash collateral provided by or on behalf of a Lessee to secure such Lessee's obligations under a Lease.

"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents, trustees, members, partners and advisors of such Person and such Person's Affiliates.

"Remaining Lease Term" for any Aircraft means the number of months remaining until the earliest date on which such Lease terminates pursuant to its terms.

"Required Lenders" means, at any time, Lenders having outstanding Loans and unused Commitments representing greater than 50% of the sum of the total outstanding Loans and unused Commitments at such time; provided that the commitments of, or outstanding Loans held by, any Lender that is FLL, the Servicer, or an Affiliate of FLL or the Servicer shall be excluded for purposes of making a determination of Required Lenders.

"Required LTV Threshold" means, (a) from the Effective Date until (but excluding) the eighteen (18) month anniversary of the Effective Date, 72.5%, (b) from (and including) the eighteen (18) month anniversary of the Effective Date until (but excluding) the twenty four (24) month anniversary of the Effective Date, 71.0%, (c) from (and including) the twenty four (24) month anniversary of the Effective Date until (but excluding) the thirty (30) month anniversary of the Effective Date, 68.0%, (d) from (and including) the thirty (30) month anniversary of the Effective Date until (but excluding) the thirty six (36) month anniversary of the Effective Date, 65.0%, (e) from (and including) the thirty six (36) month anniversary of the Effective Date until (but excluding) the forty two (42) month anniversary of the Effective Date, 63.5%, (f) from (and including) the forty two (42) month anniversary of the Effective Date until (but excluding) the forty eight (48) month anniversary of the Effective Date, 62.0%, (g) from (and including) the forty eight (48) month anniversary of the Effective Date until (but excluding) the fifty four (54) month anniversary of the Effective Date, 60.0% and (h) from and after the fifty four (54) month anniversary of the Effective Date, 58.0%.

"Required Prepayment Amount" means the aggregate principal amount of each Series A Loan and Series B Loan required to be prepaid pursuant to such Section 2.08(b)(i).

"Required Principal Payment Amount" means, in respect of each Series A Loan and Series B Loan, the amount calculated by the Administrative Agent and agreed by the Borrower on or prior to the applicable Funding Date and included in the Amortization Supplement in respect of such Series A Loan and Series B Loan and reflecting a mortgage style (level pay) basis with average annual amortization through the applicable Maturity Date of 8.5% using an assumed interest rate based on the interpolated swap maturity of the weighted average life of the applicable Loan (assuming no prepayments).

"Responsible Officer" shall mean, with respect to the Administrative Agent  and the Security Trustee, any officer within the corporate trust office of the Administrative Agent or the Security Trustee, as applicable, including any Vice President, Managing Director, Director, Associate, Assistant Vice President, Secretary, Assistant Secretary or any other officer of the Administrative Agent or the Security Trustee, as applicable, customarily performing functions similar to those performed by any of the above designated officers and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer's knowledge and familiarity with the particular subject.

"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of Capital Stock of any Borrower Group Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of Capital Stock of any Borrower Group Company or any option, warrant or other right to acquire any such shares of Capital Stock of any Borrower Group Company.

"Sale Completion Date" means, in respect of any Conditional Sale Aircraft, the Sale Completion Date set forth in the applicable Conditional Sale Agreement.

"Sales Fees" means an amount equal to 1.5% of the Net Available Proceeds of a Disposition (provided that, for the purposes of this definition of Sales Fees, the entirety of the proviso in paragraph (a) of the definition of Net Available Proceeds shall be disregarded).

"Sanctioned Country" means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, territory or government.

"Sanctioned Person" means, at any time: (a) any Person listed in any Sanctions-related list of designated or identified Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce), Australia, Canada, The Republic of Singapore, the United Nations Security Council, the European Union or any of its current or former member states or Her Majesty's Treasury, (b) any Person located, organized or resident in, or any Governmental Authority or governmental instrumentality of, a Sanctioned Country or (c) any Person that is subject to Sanctions by being directly or indirectly owned or controlled by any Person described in clauses (a) or (b) hereof.

"Sanctions" means economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (a) the U.S. government, including OFAC, the U.S. Department of State, or the U.S. Department of Commerce (b) the United Nations Security Council; (c) Australia, (d) Canada, (e) the European Union or any of its member states; (f) the Republic of Singapore, or (g) Her Majesty's Treasury.

"Secured Parties" means the collective reference to the Administrative Agent, the Lenders, the Security Trustee and any Derivatives Creditor.

"Secured Party Representatives" means the collective reference to the Security Trustee and the Administrative Agent.

"Security Deposits" means all cash security deposits and other cash amounts intended as security for the payment and performance by the Lessee of its obligations under a Lease.

"Security Deposits Reserve Account" means that certain account in the name of the Account Bank with ABA Number 031100092 and Account Number 129550-004.

"Security Documents" means (a) the Co-Borrower Security Agreement, the Borrower Parent Security Agreement, the Borrower Share Charge, the Fly Malta Share Pledge, the Fly HoldCo Share Charge, each Account Control Agreement, the Account Pledge and Control Agreement, each subordination and security agreement in respect of any Subordinated Indebtedness, and any instrument, document or memorandum annexed to any of the aforementioned documents, any consent, notice or acknowledgment required pursuant to the terms of any of the aforementioned documents and all other security documents hereafter agreed from time to time between the Borrower or any Borrower Group Company and the Security Trustee granting a Lien on any property of any Person to secure the obligations and liabilities of any Borrower Group Company under any Loan Document and (b) the HoldCo Security Documents.

"Security Trustee" has the meaning assigned in the preamble.

"Segregated Funds" means with respect to each Lease, all End-of-Lease Payments provided for under such Lease that have been received from the relevant Lessee or any other Person and are not permitted, pursuant to the terms of such Lease, to be commingled with the funds of any Borrower Group Company.

"Series A Loans" means each Loan designated as a "Series A Loan" on the applicable Funding Date.

"Series B Loans" means each Loan designated as a "Series B Loan" on the applicable Funding Date.

"Servicer" means each of BBAM Aviation Services Limited and BBAM US LP, individually in its capacity as "Servicer" under the Servicing Agreement.

"Servicer Administrative Fee" means an administrative fee equal to $10,000 per month.

"Servicer Cash Sweep Event" means, following the occurrence of "a Servicer Replacement Event" that is continuing, the failure of Fly HoldCo to appoint a replacement servicer within two (2) months thereafter in accordance with Section 8.02.  For the avoidance of doubt, a Servicer Cash Sweep Event shall not result in a Default or an Event of Default.

"Servicer Replacement Event" shall mean the occurrence of any of the following:

(a)            the acceleration of the Loans due following an Event of Default under this Agreement;

(b)           the Servicer or any of it Significant Subsidiaries shall fail to make any payment when due (whether by scheduled payment, required prepayment, acceleration or otherwise) in respect of any recourse indebtedness for which the recourse portions exceed in the aggregate, $25,000,000 and such non-payment (A) continues for fifteen (15) days or is not waived (so long as such waiver is effective) by the corresponding creditor on or before fifteen (15) days after such payment is due or (B) any creditor commences the exercise of remedies against the Servicer or such Significant Subsidiary for non-payment, or any such indebtedness shall be declared to be due and payable prior to its stated maturity;

(c)            failure to maintain on behalf of the Borrower insurance that the Servicer is required to maintain for the Borrower under this Agreement;

(d)           any representation or warranty of the Servicer was inaccurate when made and, if the underlying cause of inaccuracy is curable, such cause is not cured within sixty (60) days following a request from the Borrower or the Administrative Agent requiring such breach to be remedied;

(e)            failure of the Servicer to perform any covenant contained in any Basic Document and such failure shall continue unremedied for a period of sixty (60) days after written notice thereof has been delivered by the Administrative Agent to the Servicer (other than with respect to delivery of the Quarterly Report, which cure period shall be five (5) Business Days);

(f)            (i) the Servicer or any of its Significant Subsidiaries shall consent to the appointment of or the taking of possession by a receiver, trustee or liquidator of itself or of a substantial part of its property, or the Servicer or any of its Significant Subsidiaries shall admit in writing its inability to pay its debts generally as they become due, or does not pay its debts generally as they become due or shall make a general assignment for the benefit of creditors, or the Servicer or any of its Significant Subsidiaries shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization, liquidation or other relief in a case under any bankruptcy laws or other insolvency laws (as in effect at such time) or an answer admitting the material allegations of a petition filed against the Servicer or any of its Significant Subsidiaries, in any such case, or the Servicer or any of its Significant Subsidiaries shall seek relief by voluntary petition, answer or consent, under the provisions of any other bankruptcy or other similar law providing for the reorganization or winding up of corporations, trusts or banks (as in effect at such time) or (B) the Servicer or any of its Significant Subsidiaries shall seek an agreement, composition, extension or adjustment with its creditors under such laws, or the Servicer or any of its Significant Subsidiaries shall adopt a resolution authorizing action in furtherance of any of the foregoing; or

(ii)           an order, judgment or decree shall be entered by any court of competent jurisdiction appointing, without the consent of the Servicer or any of its Significant Subsidiaries, a receiver, trustee or liquidator of the Servicer or any of its Significant Subsidiaries or of any substantial part of their respective property, or any substantial part of the respective property of the Servicer or any of its Significant Subsidiaries shall be sequestered, or granting any other relief in respect of the Servicer or any of its Significant Subsidiaries as a debtor under any bankruptcy laws or other insolvency laws (as in effect at such time), and any such order, judgment or decree of appointment or sequestration shall remain in force, undismissed, unstayed and unvacated for a period of ninety (90) days after the date of entry thereof; or

(iii)          a petition against the Servicer or any of its Significant Subsidiaries, in a case under any bankruptcy laws or other insolvency laws (as in effect at such time) is filed and not withdrawn or dismissed within ninety (90) days thereafter, or if, under the provisions of any law providing for reorganization or winding up of corporations, trusts or banks which may apply to the Servicer or any of its Significant Subsidiaries, any court of competent jurisdiction assumes jurisdiction, custody or control of the Servicer or any of its Significant Subsidiaries or of any substantial part of their respective property and such jurisdiction, custody or control remains in force unrelinquished, unstayed and unterminated for a period of ninety (90) days;

provided that for the purposes of this clause (e), no Servicer Replacement Event shall be deemed to occur if the action, occurrence or event relates solely to a Significant Subsidiary and such action, occurrence or event could not reasonably be expected to have a material adverse effect on the ability of either Servicer to perform any of its obligations under this Agreement and any other Basic Document to which the Servicer is a party;

(g)           the Servicer ceases to be actively involved in the aircraft leasing industry; or

(h)           the Servicer acts with gross negligence, willful misconduct, bad faith or reckless disregard under the Servicing Agreement or commits dishonest or fraudulent acts.

"Services" means has the meaning given to such term in the Servicing Agreement.

"Servicing Agreement" means the servicing agreement in substantially the form attached as Exhibit J hereto.

"Servicing Fee" means, for any Calculation Period, an amount equal to 3.5% of monthly Basic Rent actually collected during such Calculation Period, plus $1,000 per Eligible Aircraft per month in the Portfolio on the immediately preceding Calculation Date.

"Share Purchase Agreement" means the Share Purchase Agreement, dated 28 February 2018, among Asia Aviation Capital Limited, Fly Aladdin Holdings Limited, FLL, and AirAsia Berhad.

"Share Purchase Date" means the date on which the Borrower Parent purchases 100% of each class of outstanding Capital Stock of Fly HoldCo.

"Significant Subsidiaries" means any Subsidiary of the Servicer that has assets or liabilities in excess of $10,000,000.

"Solvent" means, with respect to any Person at any time, that (a) the fair value of the property of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person (and, in the case of any liabilities of any Aircraft Owning Entity or Intermediate Lessee, taking into account the amount of any expected receipts from the other Borrower Group Companies in the aggregate), (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature (and, in the case of any debts and liabilities of any Aircraft Owning Entity or Intermediate Lessee, taking into account the amount of any expected receipts from the other Borrower Group Companies in the aggregate), (d) such Person is not engaged in a business and is not about to engage in a business for which such Person's property would constitute an unreasonably small capital and (e) such Person is not insolvent as defined in the bankruptcy or insolvency laws of such Person's jurisdiction.

"Special Majority Lenders" means, at any time, Lenders having outstanding Loans and unused Commitments representing greater than 66 2/3% of the sum of the total outstanding Loans and unused Commitments at such time; provided that the commitments of, or outstanding Loan held by, any Lender that is FLL, the Servicer, or an Affiliate of FLL or the Servicer, shall be excluded for purposes of making a determination of Special Majority Lenders.

"Standard" means in relation to any particular issue or matter, the standard which a reputable international operating lessor would apply in the management, servicing and marketing of commercial jet aircraft and related assets.

"State of Registration" means, in relation to an Aircraft at any time, the country or state on whose national register such Aircraft is registered at that time under the laws of such country or state in accordance with the applicable provisions of any Lease relating to such Aircraft or, in the absence of any such provisions, Applicable Law.

"Steps Plan" has the meaning given to it in the Share Purchase Agreement.

"Subordinated Indebtedness" means loans, notes, or any other Indebtedness (other than, for the avoidance of doubt, any Conditional Sale Agreement), if any, from time to time made by the Borrower Parent, any Borrower Group Company or an Affiliate of the Borrower Parent or any Borrower Group Company, to the Borrower or to any Borrower Group Company, including without limitation the Intercompany Loans and the Intercompany Loans, with such loans to be upon terms of subordination set forth in Exhibit G hereto and which shall be subject to a subordination and security agreement in a form reasonably agreed between the Borrower and the Administrative Agent, and to otherwise be in form and substance satisfactory to the Administrative Agent.

"Subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association, statutory or common law trust or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP or IFRS (as applicable) as of such date, as well as any other corporation, limited liability company, partnership, association statutory or common law trust or other entity (a) of which securities or other ownership interests representing more than 50% of the equity (or beneficial interest) or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent.

"Subsidiary Debt Note" means the debt note issued by a Borrower Group Company, as issuer, in favor of Fly HoldCo, as holder, which shall be in form and substance reasonably satisfactory to the Administrative Agent, in respect of each Funding Date, which may be repaid and replaced with Subordinated Indebtedness in accordance with the terms of the Loan Documents on or after the Share Purchase Date.

"Substitute Aircraft" means any Airbus A320 family aircraft (which shall include A321 model aircraft but shall exclude A318 and A319 model aircraft) subject to an Eligible Lease with AAB or an Affiliate of AAB.

"Substitute Basis" has the meaning defined in Section 2.11(b).

"Taxes" means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding and withholding pursuant to FATCA), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"TCA" means the Taxes Consolidation Act 1997 of Ireland.

"Third-Party-Event" is defined in Section 5.05(a).

"Tripartite Agreement" means the Tripartite Agreement among, inter alios, GE On Wing Support (Mayalsia) SDN. BHD., AAB and certain Aircraft Owning Entities who from time to time accede thereto in respect of the Engines relating to certain Initial Aircraft.

"Total Loss" means, with respect to any Aircraft (a) if the same is subject to a Lease or other applicable agreement, a "Casualty Event" or an "Event of Loss" (in each case, as defined in such agreement) or the like (however so defined); or (b) if the same is not subject to a Lease of other applicable agreement, (i) its actual, constructive, compromised, arranged or agreed total loss, (ii) its destruction, damage beyond repair or being rendered permanently unfit for normal use for any reason whatsoever, (iii) its requisition for title, confiscation, restraint, detention, forfeiture or any compulsory acquisition or seizure or requisition for hire (other than a requisition for hire for a temporary period not exceeding one hundred and eighty (180) days) by or under the order of any government (whether civil, military or de facto) or public or local authority or (iv) its hijacking, theft or disappearance, resulting in loss of possession by the owner or operator thereof for a period of sixty (60) consecutive days or longer.  A Total Loss of an Aircraft shall be deemed to occur on the date on which such Total Loss is deemed pursuant to the relevant agreement to have occurred or, if such agreement does not so deem or the relevant Aircraft is not subject to a Lease, (A) in the case of an actual total loss or destruction, damage beyond repair or being rendered permanently unfit, the date on which such loss, destruction, damage or rendering occurs (or, if the date of loss or destruction is not known, the date on which the relevant Aircraft was last heard of); (B) in the case of a constructive, compromised, arranged or agreed total loss, the earlier of (1) the date sixty (60) days after the date on which notice claiming such total loss is issued to the insurers or brokers and (2) the date on which such loss is agreed or compromised by the insurers; (C) in the case of requisition for title, confiscation, restraint, detention, forfeiture, compulsory acquisition or seizure, the date on which the same takes effect; (D) in the case of a requisition for hire, the expiration of a period of one hundred and eighty (180) days from the date on which such requisition commenced (or, if earlier, the date upon which insurers make payment on the basis of a Total Loss); or (E) in the case of clause (iv) above, the final day of the period of sixty (60) consecutive days referred to therein.

"Transactions" means the execution, delivery and performance by the Borrower Parent and each Borrower Group Company of the Basic Documents to which such Person is intended to be a party (other than, with respect to the Borrower Parent's performance under the Share Purchase Agreement, to the extent such performance relates to the Excluded Assets), the borrowing of Loans and the use of the proceeds thereof.

"Treaty Lender" means, a Lender or Participant, as the case may be, which is treated as a resident of a Treaty State for the purposes of a double taxation agreement and does not carry on a business in Ireland through a permanent establishment to which that Lender's or Participant's, as the case may be, participation in this Agreement is attributable and meets all other conditions in the Tax Treaty with Ireland for full exemption from Irish income tax on interest except that for this purpose it shall be assumed that any procedural formalities required by any Tax authority or governmental authority in order to permit the payment of interest to the Treaty Lender without the operations of any Irish withholding tax are satisfied.

"Treaty State" means a jurisdiction having a double taxation agreement (a "Tax Treaty") with Ireland that has force of law and makes provision for full exemption from tax imposed by Ireland on interest.

"Trigger Event" means the occurrence of:

(a)            an Event of Default which is continuing;

(b)           on any date occurring after the earlier of (i) the Commitment Termination Date and (ii) the date upon which no further Aircraft may be purchased pursuant to the Share Purchase Agreement, a DSCR Trigger Event on two consecutive Payment Dates, unless on two subsequent consecutive Payment Dates no DSCR Trigger Event is continuing; or

(c)           a default under any mortgage, indenture or instrument under which there is issued, or which secures or evidences, any Indebtedness of FLL for borrowed money (other than the Loans) in an aggregate principal amount exceeding $50,000,000 ("Material Indebtedness") now existing or hereinafter created, which default shall constitute a failure to pay any amount in excess of $50,000,000 of principal of or interest on such Material Indebtedness when due and payable (other than as a result of acceleration), after expiration of any applicable grace period with respect thereto, or shall have resulted in an aggregate principal amount in excess of $50,000,000 of any Material Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged or such acceleration having been rescinded or annulled within a period of 45 days after there has been given a written notice to FLL, specifying such default with respect to the other indebtedness and requiring FLL to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a notice of an "Event of Default" thereunder; provided, however, that there shall be excluded in each case (x) Material Indebtedness in respect of which the Person to whom that Material Indebtedness is owed has agreed to forgo recourse or limit its recourse to particular assets or to breaches of customary operational representations and covenants and (y) liabilities under Derivatives Agreements.

"U.S.C." means the United States Code, as amended from time to time.

"Utilization Trigger" means, on any date of determination, the quotient of (x) the Appraised Value for all Aircraft owned by Fly HoldCo that are Utilized over (y) the Appraised Value of the Portfolio is less than 85%.

"Utilized" means, in respect of any Aircraft, an Aircraft (i) is subject to an Eligible Lease, (ii) has been subject to an Eligible Lease in the preceding 6 months or (iii) is subject to a letter of intent to place the Aircraft on lease pursuant to an Eligible Lease or dispose of the Aircraft (which such lease or disposition must be permitted pursuant to the terms of this Agreement and the other Loan Documents).

"Weighted Average Portfolio Age" means, as of any date of determination, the result of (a) the sum for all Aircraft of (i) the Appraised Value for each Aircraft multiplied by (ii) the Aircraft Age of such Aircraft divided by (b) the aggregate Appraised Value of all Aircraft, as of such date.

"Weighted Average Remaining Lease Term" means, as of any date of determination, the result of (a) the sum for all Aircraft of (i) the Appraised Value for each Aircraft multiplied by (ii) the Remaining Lease Term of such Aircraft divided by (b) the aggregate Appraised Value of all Aircraft, as of such date.

"Withholding Agent" means each Borrower Group Company, the Administrative Agent and/or the Security Trustee (as the case may be).

"Write-Down and Conversion Powers" means:

(a)            in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)           in relation to any other applicable Bail-In Legislation:

(i)            any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)           any similar or analogous powers under that Bail-In Legislation.

Section 1.02.          Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include", ""includes" and "including" shall be deemed to be followed by the phrase "without limitation".  The word "will" shall be construed to have the same meaning and effect as the word "shall".  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (without prejudice to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and, in the case of any Schedule, shall be a reference to such Schedule in effect as of such time, (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03.          Accounting Terms; GAAP or IFRS.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or IFRS (as applicable), as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or IFRS or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or IFRS or in the application thereof, then such provision shall be interpreted on the basis of GAAP or IFRS as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

THE CREDIT

Section 2.01.          The Commitments.

(a)            The Loans.  The Lenders severally agree, on the terms and conditions hereinafter set forth, to make loans (each, a "Loan") to the Borrower (if such Lender is a Qualifying Person) or to Fly Malta (if such Lender is not a Qualifying Person) from time to time on any Business Day from and after the Effective Date until and including the Commitment Termination Date, in an aggregate amount, as specified in each related Borrowing Request, as determined in accordance with clause (b) below, provided that there shall be not more than fifteen (15) Borrowings permitted pursuant hereto.  The proceeds of any Loan made to Fly Malta shall be simultaneously made available to the Borrower pursuant to an Intercompany Loan from Fly Malta.

(b)           Amount Financed.  Anything herein to the contrary notwithstanding, with respect to any Loans:

(i)            the aggregate principal amount of any Loan advanced shall not exceed the product of (x) 72.5% and (y) the Appraised Value of the Eligible Aircraft being financed with the proceeds thereof;

(ii)           the aggregate principal amount of all Loans of any Lender outstanding at any time shall not exceed such Lender's Commitment and the aggregate principal amount of all Loans hereunder outstanding at any time shall not exceed the Maximum Loan Amount;

(iii)          (a) the Borrower shall apply each Loan made or to be made to it in or towards the making of the HoldCo Intercompany Loans for the purposes of partially financing the acquisition by Fly HoldCo of the Eligible Aircraft that correspond to such Loans and (b) Fly Malta shall apply each Loan made or to be made to it towards the making of the Intercompany Loans to the Borrower; and

(iv)          once repaid, Loans made pursuant hereto may not be re-borrowed.

Section 2.02.          Loans and Borrowings.  Each Loan shall be made by the Lenders ratably in accordance with their respective Commitments.  Each Loan shall be allocated 25% to a Series A Loan and 75% to a Series B Loan.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that all obligations of the Lenders hereunder are several and no Lender shall be responsible for any other Lender's failure to make Loans or take any other action as required hereunder.

Section 2.03.          Requests for Borrowings.

(a)           Notice by the Borrower.  To request a Borrowing (for its own account and on behalf of Fly Malta), the Borrower shall notify the Administrative Agent of such request by hand delivery, facsimile or email to the Administrative Agent of a written Borrowing Request substantially in the form attached as Exhibit B hereto and signed by the Borrower not later than 12:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing.  Each such electronic Borrowing Request shall be irrevocable.

(b)           Content of Borrowing Request.  The Borrowing Request shall specify the following information and be in substantially the form attached hereto as Exhibit B:

(i)            the aggregate amount of the requested Borrowing, which shall not exceed the maximum amount permitted by Section 2.01(b) and which shall be distributed pro rata among the Series A Loans and Series B Loans based on the then outstanding Commitments of each Lender in respect thereof;

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)          the location and number of the account to which funds are to be disbursed; and

(iv)          the identity of the Aircraft to be acquired with the proceeds of such Borrowing.

(c)           Notice by the Administrative Agent to the Lenders.  Promptly following receipt of a Borrowing Request in accordance with this Section, and in no event later than 3 p.m. on the Business Day such Borrowing Request is so received, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

Section 2.04.          Funding of Borrowings.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 pm, New York City time on such date, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower and Fly Malta by promptly crediting the amounts so received, in like funds, to the account designated pursuant to Section 2.03(b)(iii); provided that, if the proceeds of such Borrowing are being used to finance or refinance the purchase price of an Eligible Aircraft and the Borrower has advised the Administrative Agent prior to such time that one or more of the conditions precedent specified in Section 4.02 will not be satisfied as of the requested date of such Borrowing and have not been waived, then the Administrative Agent shall credit such amounts to the Funding Accounts in accordance with Section 2.05.

Section 2.05.          Funding Accounts.  With respect to any Borrowing the proceeds of which have been deposited in the Funding Accounts in accordance with Section 2.04, the Borrower shall deliver a certificate (a "Holding Period Release Request") to the Administrative Agent requesting the release of the relevant Loans from the Funding Accounts to the account and in the amount specified in the applicable Borrowing Request no later than 3:00 p.m., New York City time, on the requested date of such release (such date shall be a Business Day in the applicable Holding Period); provided that all conditions precedent in Section 4.02 shall be satisfied or waived prior to any Holding Period Release Request being effective.  At any time prior to delivery of a Holding Period Release Request, the Borrower may submit a replacement Borrowing Request in order to apply such Loans to a different Aircraft, such Loans and replacement Borrowing Request to be in accordance with all terms of this Agreement.  Upon receipt of an effective Holding Period Release Request, the Administrative Agent will direct the Account Bank to make such Loans available to the Borrower and Fly Malta by promptly transferring the applicable Loans (including any interest accrued thereon) held in the Funding Accounts, in like funds, to the account designated pursuant to Section 2.03(b)(iii).  For the avoidance of doubt, interest will accrue, in accordance with Section 2.10, on the applicable Loans while in the Funding Accounts.  If the Administrative Agent does not receive an effective Holding Period Release Request during the applicable Holding Period or if a Material Default or an Event of Default has occurred and is continuing, the Administrative Agent shall direct the Account Bank to repay the Loans then held in the Funding Accounts to the applicable Lenders, in amounts corresponding to the amounts advanced for such Borrowing by such Lender in accordance with Section 2.04 within two (2) Business Days after the end of the applicable Holding Period or the occurrence of a Material Default or an Event of Default.  With respect to a repayment of Loans pursuant to this Section 2.05, (i) any amounts of accrued interest shall be payable on demand and (ii) any amounts owing under Section 2.14 shall be paid by the Borrower and Fly Malta in accordance with such Section.

Section 2.06.          Concerning Joint and Several Liability of the Borrower and Fly Malta.

(a)            Each of the Borrower and Fly Malta is accepting joint and several liability with respect to the Loans and all other Obligations in consideration of the financial accommodation to be provided by the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Borrower and Fly Malta and in consideration of the undertakings of each of the Borrower and Fly Malta to accept joint and several liability for the obligations of each of them, regardless of which of the Borrower or Fly Malta actually receives the benefit of such Loan or other Obligations or the manner in which the Lenders account for such Loans or other Obligations on their books and records. Each of the Borrower's and Fly Malta's obligations with respect to the Loans made to it, and each of the Borrower's and Fly Malta's obligations arising as a result of the joint and several liability of such Person hereunder, with respect to the Loans of the other of the Borrower or Fly Malta hereunder, shall be separate and distinct obligations, but all such obligations shall be primary obligations of each of the Borrower and Fly Malta.

(b)           Each of the Borrower's and Fly Malta's obligations arising as a result of the joint and several liability of such Person hereunder with respect to the Obligations in respect of the other Person hereunder shall, to the fullest extent permitted by law, be unconditional  irrespective of (i) the validity or enforceability or subordination of such Obligations of the other Person, (ii) the absence of any attempt to collect such Obligations from the other Person, any Borrower Group Company, FLL, or any other security therefor, or the absence of any other action to enforce the same, and (iii) the failure by the Security Trustee, the Administrative Agent or the Lenders to take any steps to perfect and maintain their security interest in, or to preserve their rights to, any security or collateral for such Obligations of the other Person. With respect to each of the Borrower's and Fly Malta's obligations arising as a result of the joint and several liability of such Person hereunder with respect to the Loans and other Obligations of the other Person hereunder, such Person waives, until the irrevocable payment in full of the Obligations, any right to enforce any right of subrogation or any remedy which the Security Trustee, the Administrative Agent or any Lender now has or may hereafter have against such Person, any endorser or any guarantor of all or any part of such Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Security Trustee, the Administrative Agent or any Lender to secure payment of such Obligations or any other liability of the Borrower and Fly Malta to the Security Trustee, the Administrative Agent or the Lenders.

(c)            Upon the occurrence and during the continuation of any Event of Default, the Lenders may proceed directly and at once, without notice, against either or both of the Borrower and Fly Malta to collect and recover the full amount, or any portion of, the Obligations, without first proceeding against the other or any other Person, or against any security or collateral for such Obligations. Each of the Borrower and Fly Malta consents and agrees that the Lenders shall be under no obligation to marshal any assets in favor of the Borrower or Fly Malta or against or in payment of any or all of such Obligations.

Section 2.07.          Repayment of Loans; Evidence of Debt.

(a)            Repayment.  Each of the Borrower and Fly Malta hereby unconditionally promises to pay to the Account Bank for account of the Lenders:

(i)            on the applicable Maturity Date (or such earlier date as may be required by the terms of this Agreement), the outstanding principal amount of the Loans made to such Person; and

(ii)           on each Payment Date, the Required Principal Payment Amount in respect of each Series A Loan and Series B Loan made to such Person.

(b)           Maintenance of Records by Lenders.  Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower or Fly Malta, as the case may be, to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           Maintenance of Records by the Administrative Agent.  The Administrative Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower or Fly Malta, as the case may be, to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender's share thereof.

(d)           Effect of Entries.  The entries made in the records maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower or Fly Malta to repay the Loans in accordance with the terms of this Agreement.  In the event of any conflict between the records of the Administrative Agent and the records of any Lender, the records of the Administrative Agent shall prevail.

(e)           Promissory Notes.  Any Lender may request that Loans made by it be evidenced by one or more promissory notes (each, a "Note").  In such event, the Borrower or Fly Malta, as applicable, shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more Notes in such form payable to the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).

(f)            Extended Maturity Date.  The Borrower may elect to extend the Maturity Date in respect of Series A Loans having an original principal amount no greater than 40% of the original drawn amount of the Series A Loans by delivering a written notice to the Administrative Agent not less than thirty (30) days prior to the Maturity Date electing to extend the Maturity Date in respect of such Series A Loans to the Extended Maturity Date.  Such notice shall set forth the original principal amount of such Series A Loans that the Borrower elects to be subject to such extension (any Series A Loans that are subject to the extension shall be referred to as "Extended Maturity Date Series A Loans" from and after the originally scheduled Maturity Date).

Section 2.08.          Prepayment of Loans.

(a)           Optional Prepayments.  Each of the Borrower and Fly Malta shall have the right on any Business Day to prepay its respective Loans in whole or in part, in an amount not less than $500,000, and subject to the requirements of Section 2.08(c); provided, that no Collections or Net Available Proceeds may be applied to any such prepayment in circumvention of the priorities set forth in Section 2.18.

(b)           Mandatory Prepayments.  The Borrower and Fly Malta shall prepay the Loans as follows:

(i)            Dispositions of Aircraft; Total Loss.  Upon any Total Loss of an Aircraft or any Aircraft Interest, the Borrower and Fly Malta shall prepay the Loans in an amount equal to the product of (x) the Allocable Percentage in respect of such Aircraft and (y) the aggregate outstanding principal amount of the Loans immediately prior to such prepayment.  Upon any Disposition of an Aircraft or any Aircraft Interest, the Borrower and Fly Malta shall prepay the Loans in an amount equal to the product of (i) the Allocable Percentage in respect of such Aircraft and (ii) the aggregate outstanding principal amount of the Loans immediately prior to such prepayment; provided, that, if immediately following such Disposition, the LTV Ratio is above the then applicable Required LTV Threshold, any Net Available Proceeds in excess of the foregoing amount up to the amount necessary to decrease the LTV Ratio to the then applicable Required LTV Threshold shall be applied to reduce the aggregate outstanding principal amount of all Loans, first to the Series A Loans and second to the Series B Loans, in each case in inverse order of maturity.  Notwithstanding the immediately preceding sentence, with respect to any Disposition occurring after the Share Purchase Date, the Borrower may elect, in lieu of prepaying the Loans with respect to such Disposition (with four (4) Business Days prior written notice to the Administrative Agent), to deposit the Net Available Proceeds in relation to any such Disposition into the Disposition Account, and shall be permitted to use such Available Disposition Proceeds to acquire Substitute Aircraft that are Eligible Aircraft for a period of up to six (6) months following such Disposition subject to the terms of this Agreement, provided, that if on the date that is six (6) months following the date of such Disposition any amounts remain on deposit in the Disposition Account, such amounts shall be used to prepay the Loans as set forth herein.  Such amounts shall be due and payable and applied in accordance with Section 2.18(a) (a) in the case of a prepayment as the result of a Total Loss, upon receipt by the applicable Borrower Group Company of the insurance proceeds in respect of such Total Loss, or (b) in the case of a prepayment as the result of a Disposition, at the time of such Disposition.

(ii)           Minimum Aircraft.  If, at any time following the Commitment Termination Date, Fly HoldCo or a Subsidiary of Fly HoldCo ceases to hold legal and beneficial title to at least three (3) Aircraft, the Borrower shall prepay the entire unpaid principal amount of the Loans on such date.

(iii)          Share Purchase Date.  If on the Commitment Termination Date the Share Purchase Date has yet to occur, the Borrower shall prepay the entire unpaid principal amount of the Loans on the Commitment Termination Date.

(iv)          Intercompany Funding Acceleration.  If at any time the HoldCo Intercompany Loans or the HoldCo Interim Notes in respect of any Aircraft are accelerated for any reason, the Borrower shall prepay the entire unpaid principal amount of the corresponding Loans in respect of such Aircraft on the date such HoldCo Intercompany Loans or the HoldCo Interim Notes become due and payable and simultaneously with such prepayment.

(v)           Conditional Sale Agreements.  If, ninety (90) days after the commencement of any "CSA Period" as set forth in any Conditional Sale Agreement, the applicable Sale Completion Date has not occurred, the Borrower shall prepay the Loans in an amount equal to the product of (x) the Allocable Percentage in respect of such Aircraft and (y) the aggregate outstanding principal amount of the Loans immediately prior to such prepayment.

(c)            Notices, Etc.  The Borrower shall notify the Administrative Agent by email of any prepayment hereunder not later than 2:00 p.m., New York City time, four (4) Business Days before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of the Loans to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Except as provided in Section 2.18, any prepayment of the Loans shall be applied first, ratably to the then outstanding Series A Loans and second, ratably to the then outstanding Series B Loans, in each case in inverse order of maturity.  Prepayments shall be accompanied by Prepayment Fees to the extent required by Section 2.09, accrued interest to the extent required by Section 2.10, together with any amounts payable pursuant to Section 2.14.

Section 2.09.          Fees.

(a)           Administrative Agent, Security Trustee and Account Bank Fees.  The Borrower agrees to pay to each of the Administrative Agent, the HoldCo Administrative Agent, the Security Trustee, the HoldCo Security Trustee and the Account Bank, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and such Persons.

(b)           Commitment Fee.  The Borrower agrees to pay to the Account Bank for the account of each Lender a commitment fee (the "Commitment Fee"), which shall accrue at a rate equal to (i) in respect of 25% of such Lender's Commitment (being the portion of its Commitment allocable to the Series A Loans), 0.50% per annum and (ii) in respect of 75% of such Lender's Commitment (being the portion of its Commitments allocable to the Series B Loans), 0.60% per annum, in each case on the daily unused amount of the relevant portion of the Commitment of such Lender during the period from and including the Effective Date to but excluding the Commitment Termination Date.  Accrued Commitment Fee shall be payable in arrears on each Payment Date and on the Commitment Termination Date.

(c)            Up-Front Fee.  The Borrower agrees to pay to the Account Bank for account of each Lender, an up-front fee in the amount and at the times separately agreed upon between the Borrower and the Lenders.

(d)           Prepayment Fee.  To the extent the Series B Loans are refinanced in their entirety, the Borrower agrees to pay to the Account Bank for the account of each Lender a fee equal to (i) from the Effective Date through (and including) the one year anniversary of the Effective Date, 2% of the amount of the Series B Loans outstanding immediately prior to such refinancing, (ii) from (but excluding) the one year anniversary of the Effective Date through (and including) the two year anniversary of the Effective Date, 1% of the amount of the Series B Loans outstanding immediately prior to such refinancing, and (iii) thereafter, $0 (such amount, the "Prepayment Fee").

(e)            Payment of Fees.  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent, the Security Trustee or the Account Bank, as applicable.  Fees paid shall not be refundable under any circumstances.

Section 2.10.          Interest.

(a)            Loans.  Except as otherwise provided herein, the Loans constituting each Borrowing shall bear interest at a rate per annum equal to the LIBO Rate for the Interest Period for such Borrowing plus the Applicable Margin in respect of such Loans.

(b)           Aggregated Default Interest.  At any time during which an Event of Default has occurred and is continuing, the Loans shall bear additional interest (in addition to the interest payable pursuant to clause (a) above (if any)) on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the Default Margin in effect.  Such accrued interest shall be aggregated on the last day of such Interest Period and shall be payable in accordance with Section 2.18.

(c)            Payment of Interest.  Accrued interest on each Loan shall be payable in arrears on each Payment Date; provided that in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d)           Computation.  All interest and Commitment Fees hereunder shall be computed on the basis of a year of three hundred and sixty (360) days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.11.          Substitute Basis.  If, on or prior to the first day of any Interest Period (an "Affected Interest Period"):

(a)            the Administrative Agent determines that, by reason of circumstances affecting the London interbank market generally, adequate and reasonable means do not exist for ascertaining the "LIBO Rate" for such Interest Period, or

(b)           the Lenders having outstanding Loans and unused Commitments representing more than 35% of the sum of the total outstanding Loans and unused Commitments at such time determine and notify the Administrative Agent that, as a result of a change in circumstances occurring after the date of this Agreement which are generally affecting the interbank lending markets and not peculiar to, and are outside the control of, the such Lenders, the relevant rates of interest referred to in the definition of "LIBO Rate" in Section 1.01 upon the basis of which the rate of interest for Loans for such Affected Interest Period is to be determined will not be adequate to cover the cost to such Lenders of making or maintaining their Loans for such Affected Interest Period, the Administrative Agent shall give notice thereof (a "Rate Determination Notice") to the Borrower and the Lenders as soon as practicable thereafter.  If such notice is given, during the thirty-day period following such Rate Determination Notice (the "Negotiation Period") the Administrative Agent and the Borrower shall negotiate in good faith with a view to agreeing upon a substitute interest rate basis (having the written approval of the Required Lenders) for the Loans which shall reflect the cost to the Lenders of funding their Loans from alternative sources, but subject to a 0.0% floor (a "Substitute Basis"), and if such Substitute Basis is so agreed upon during the Negotiation Period, such Substitute Basis shall apply in lieu of the LIBO Rate to all Interest Periods commencing on or after the first day of the Affected Interest Period, until the circumstances giving rise to such Rate Determination Notice have ceased to apply.  If a Substitute Basis is not agreed upon during the Negotiation Period, or if the Administrative Agent and the Borrower do not agree on a Successor LIBO Rate within 30 days after the rate referred to in the definition of LIBO Rate has been discontinued, the Borrower may elect to prepay the Loans pursuant to Section 2.08 and no Prepayment Fee shall apply; provided, however, that if the Borrower does not elect so to prepay due to a failure to agree on a Substitute Basis, each Lender shall determine (and shall certify from time to time in a certificate delivered by such Lender to the Administrative Agent setting forth in reasonable detail the basis of the computation of such amount and such certificate shall constitute a certification by such Lender that such calculation is an accurate and fair calculation of such Lender's funding costs for such Interest Period) the rate basis reflecting the cost to such Lender of funding its Loans from such source as it may reasonably select for the Interest Period commencing on or after the first day of the Affected Interest Period, until the circumstances giving rise to such Rate Determination Notice have ceased to apply, and such rate basis shall be binding upon the Borrower, Fly Malta and such Lender and shall apply in lieu of the LIBO Rate for the relevant Interest Period.

Section 2.12.          Illegality.  Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that any Change in Law makes it unlawful for such Lender or its Applicable Lending Office to perform its obligations hereunder to make Loans or to fund or otherwise maintain Loans hereunder, (a) the obligation of such Lender to make Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist and (b) if such Change in Law shall so mandate, such Lender's Loans shall be prepaid by the Borrower or Fly Malta, as applicable, together with accrued and unpaid interest thereon and all other amounts payable by the Borrower and Fly Malta under this Agreement, on or before such date as shall be mandated by such Change in Law.

Section 2.13.          Increased Costs.

(a)            Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBO Rate);

(ii)           causes an internal capital or liquidity charge or other imputed cost to be assessed upon a Lender which in the sole discretion of such Lender is allocable to the Borrower or to the transactions contemplated by this Agreement;

(iii)          impose on any Lender any other condition affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lenders of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), but excluding in each case Indemnified Taxes, Other Taxes and Excluded Taxes (each of which shall be dealt with solely under Section 2.15), then the Borrower or Fly Malta, as applicable, will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered, in each case; provided that such additional costs have not been compensated for pursuant to any other provision of this Agreement (or would have been compensated for but was not so compensated solely because any of the exclusions in such other provision).

(b)           Capital Requirements.  If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Borrower or Fly Malta, as applicable, will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

(c)           Certificates from Lenders.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error and shall constitute a certification by such Lender that such calculations are a fair and accurate calculation of the amount or amounts necessary to compensate such Lender or its holding company.  The Borrower or Fly Malta, as applicable, shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Notice; Delay in Requests; Limitations.  Each Lender agrees to use reasonable efforts to notify the Borrower upon becoming aware of any Change in Law giving rise to a right to compensation pursuant to this Section.  Notwithstanding the foregoing, no failure or delay on the part of any Lender to give any such notice to the Borrower or to demand compensation pursuant to this Section shall constitute a waiver of such Lender's right to demand such compensation or otherwise form the basis of any liability of such Lender to the Borrower; provided that neither the Borrower nor Fly Malta shall be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof.  The provisions of this Section 2.13 shall not oblige the Borrower or Fly Malta to make payment to any Lender in relation to any additional amounts to the extent that (i) such additional amounts are imposed by reason of the willful misconduct or gross negligence of such Lender or result from any failure on the part of such Lender to comply with any of the express terms of this Agreement or any other Loan Documents or (ii) such additional amounts result from any failure by such Lender duly to comply with all such laws of which it may reasonably be expected to be aware relating to filing of regulatory returns and statements.

Section 2.14.          Break Funding Payments.  In the event of (a) the payment of any principal of any Loan other than on the Payment Date therefor (including as a result of an Event of Default), (b) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto, or (c) the assignment as a result of a request by the Borrower pursuant to Section 2.17(b) of any Loan other than on the last day of an Interest Period therefor, then, in any such event, the Borrower or Fly Malta, as the case may be, shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of any Loans, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for Dollar deposits from other banks in the London interbank market at the commencement of such period.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower or Fly Malta, as applicable, shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.15.          Withholding of Taxes; Gross-Up.

(a)           Each payment by a Borrower Group Company under this Agreement or under any other Loan Document shall be made without deduction or withholding for any Taxes, unless such deduction or withholding is required by Applicable Law.  If the Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to deduct or withhold Taxes, then the Withholding Agent shall so deduct or withhold (or cause to be deducted or withheld) and shall timely pay (or cause to be timely paid) the full amount of deducted or withheld Taxes to the relevant Governmental Authority in accordance with Applicable Law.  If such Taxes are Indemnified Taxes, then the amount payable by the Borrower Group Company shall be increased as necessary so that, net of such deduction or withholding (including such deduction or withholding applicable to additional amounts payable under this Section 2.15), the applicable Recipient receives the amount it would have received had no such deduction or withholding been made.

(b)           Payment of Other Taxes by the Borrower Group Companies.  The Borrower Group Companies shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)           Evidence of Payments.  As soon as practicable after any payment of deducted or withheld Taxes by any Borrower Group Company (including as the Withholding Agent) to a Governmental Authority, such Borrower Group Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.  The parties acknowledge that, on the Effective Date and each Funding Date, the Administrative Agent shall not be deemed to have knowledge of any Taxes or Other Taxes that may be payable, nor shall the Administrative Agent be required to make any enquiries as to the existence or application of any Taxes or Other Taxes.

(d)           Indemnification by the Borrower Group Companies.

(i)            The Borrower Group Companies shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient or required to be withheld or deducted from a payment to or for the account of such Recipient in connection with this Agreement and any other Loan Document (including amounts paid or payable under this Section 2.15) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 2.15(d) shall be paid within ten days after the Recipient delivers to the Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.  Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(ii)           An indemnity payment shall not be payable under Section 2.15(d)(i) above with respect to any Indemnified Tax imposed by Ireland and assessed on a Recipient or Participant, as the case may be, to the extent that Tax is compensated for by an increased payment under Section 2.15(a).

(e)           Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Borrower Group Companies have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower Group Companies to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement and the other Loan Documents and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 2.15(e) shall be paid within ten days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f)            Status of Lenders.

(i)            Each Lender or Participant, as the case may be, on or prior to the date it becomes a party hereto, shall inform the Borrower whether it is a Qualifying Person or not, as the case may be, by completing and providing to the Borrower (with a copy to the Administrative Agent) a certificate substantially in the form of Exhibit L hereto (such certificate, a "Qualifying Person Confirmation").  If a Lender or Participant, as the case may be, fails to provide a Qualifying Person Confirmation in accordance with this Section 2.15(f)(i) then that Lender or Participant, as the case may be, shall be treated for the purposes of the Agreement (including by the Borrower, and the Administrative Agent) as if it is not a Qualifying Person until such time as it notifies the Administrative Agent which category applies.

(ii)           Any Lender or Participant, as the case may be, that is entitled to an exemption from, or reduction of, any Tax with respect to any payments under this Agreement or any other Loan Document shall deliver to the Borrower, Fly Malta and the Administrative Agent, at the time or times reasonably requested, by the Borrower, Fly Malta or the Administrative Agent (but not more than once annually), such properly completed and executed documentation (including an updated Qualifying Person Confirmation) reasonably requested by the Borrower, Fly Malta or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding.  In addition, any Lender or Participant, as the case may be, if requested by the Borrower, Fly Malta or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower, Fly Malta or the Administrative Agent as will enable the Borrower, Fly Malta or the Administrative Agent to determine whether or not such Lender or Participant is subject to any withholding (including backup withholding) or information reporting requirements or to enable the Borrower or the Administrative Agent to comply with the provisions of 891E, 891F and 891G of the TCA.  Upon the reasonable request of the Borrower, Fly Malta or the Administrative Agent (but not more than once annually), any Lender or Participant, as the case may be, shall update any form or certification previously delivered pursuant to this Section 2.15(f).  Notwithstanding the foregoing provisions of this Section 2.15(f)(ii), the completion, execution and submission of such documentation shall not be required if in the Lender's or Participant's sole discretion exercised in good faith such completion, execution or submission would subject such Lender or Participant or any of their Affiliates to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or Participant or any of their Affiliates.

(iii)          A Lender or Participant, as the case may be, that is a Qualifying Person solely on account of being a Treaty Lender and each Borrower Group Company which makes a payment to which that Treaty Lender is entitled, shall co-operate in completing any procedural formalities necessary for the Borrower to obtain authorisation to make that payment without any deduction or withholding of any Tax imposed by Ireland.

(iv)          If a payment made to a Lender or Participant under this Agreement or any other Loan Document would be subject to withholding Tax imposed by FATCA if such Lender or Participant were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Participant, as the case may be, shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender or Participant has or has not complied with such Lender's or Participant's, as the case may be, obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.15(f), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

(g)            Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes (or credit in lieu thereof which credit has been utilized and retained by such party) as to which it has been indemnified pursuant to this Section 2.15 (including additional amounts paid pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (or credit in lieu thereof which credit has been utilized and retained by such party) (but only to the extent of indemnity payments made under this Section 2.15 with respect to the Taxes giving rise to such refund net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the written request of such indemnified party, shall promptly repay to such indemnified party the amount paid by such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) (other than penalties or other charges arising out of the gross negligence or willful misconduct of the indemnified party) in the event such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.15(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.15(g) to the extent such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund (or credit in lieu thereof) had never been paid.  This Section 2.15(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

Section 2.16.          Payments Generally; Pro Rata Treatment; Sharing of Set offs.

(a)           Payments by the Borrower Group Companies.  Each Borrower Group Company shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or under Section 2.13, 2.14 or 2.15, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices as set forth in Section 10.01, except as otherwise expressly provided in the relevant Loan Document and except payments pursuant to Sections 2.13, 2.14, 2.15 and 10.03, which shall be made directly to the Persons entitled thereto.  The Account Bank shall distribute, as directed under Section 2.16(b), any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder or under any other Loan Document (except to the extent otherwise provided therein) shall be made in Dollars.

(b)           Direction by Administrative Agent to Account Bank.  The Administrative Agent shall, no later than five (5) days prior to the date payment is due, direct the Account Bank in writing and specify the Loans, the parties and other amounts payable by the Borrower and Fly Malta hereunder to which such payment is to be applied.  The Account Bank shall be entitled to conclusively rely, and shall be fully protected in acting upon such direction received from the Administrative Agent or in refraining from acting if such direction is not received.  Notwithstanding anything to the contrary set forth herein or in any other Basic Document, any amount which is to be transferred from any Account held in the name of the Borrower or the Account Bank, including but not limited to any payment from the Collections Account on any Payment Date, to any Lender who is not a Qualifying Person (such payment, a "Fly Malta" payment), shall be transferred first to the Fly Malta Payment Account, for further payment onto such Lender.

(c)           Application of Insufficient Payments.  If at any time insufficient funds are received by and available to the Account Bank to pay fully all amounts of principal, interest and fees then due hereunder, the Administrative Agent or (following the occurrence of an Event of Default) the Security Trustee, shall instruct the Account Bank to apply such funds (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(d)           Pro Rata Treatment.  Except to the extent otherwise provided herein:  (i) each Borrowing shall be made from the Lenders pro rata according to the amounts of their respective Commitments; (ii) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments; (iii) each Borrowing shall be allocated pro rata between the Series A Loans and the Series B Loans according to the amounts of the respective Commitments in respect of such Loans; (iv) each payment or prepayment of principal of Loans by the Borrower and Fly Malta shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (v) each payment of interest on Loans by the Borrower and Fly Malta shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

(e)           Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower Group Company pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower, Fly Malta or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower and Fly Malta, on behalf of each Borrower Group Company consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower Group Company rights of set off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower Group Company in the amount of such participation.

(f)            Certain Deductions by the Security Trustee and the Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 10.03(c), then the Administrative Agent or the Security Trustee (as applicable) may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Security Trustee or the Administrative Agent (as applicable) for the account of such Lender for the benefit of the Security Trustee or the Administrative Agent (as applicable), to satisfy such Lender's obligations to it under Section 10.03(c) until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under Section 10.03(c), in the case of each of clauses (i) and (ii) above, in any order as determined by the Security Trustee or the Administrative Agent (as applicable) in its discretion.

Section 2.17.          Mitigation Obligations; Replacement of Lenders.

(a)           If any Lender requests compensation under Section 2.13, or if the Borrower or Fly Malta is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable determination of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Each of the Borrower and Fly Malta hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If any Lender requests compensation under Section 2.13, or if the Borrower or Fly Malta is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender becomes a Defaulting Lender, then the Borrower or Fly Malta, as applicable, may, in accordance with Section 10.02(c), at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower or Fly Malta (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower or Fly Malta to require such assignment and delegation cease to apply.

Section 2.18.          Application of Collections; Proceeds of Collateral.

(a)           Application of Proceeds from the Disposition or Total Loss of an Aircraft.  Subject to Section 2.18(c), all Net Available Proceeds (including without limitation any interest earned thereon) received by the Borrower, which shall be identified by the Borrower in a notice to the Security Trustee and the Administrative Agent as resulting from the Disposition or Total Loss of any Aircraft (and which, in the case of a Disposition, are not deposited into the Disposition Account as Available Disposition Proceeds in lieu of a prepayment pursuant to Section 2.08(b)) shall be applied by the Security Trustee as set forth in this paragraph (a). At least one (1) Business Day prior to such application, the Borrower shall have delivered a certificate to the Security Trustee and the Administrative Agent (i) identifying the Business Day on which such application is to be made (which shall be within ten (10) Business Days of the date of the required prepayment in connection with such Disposition or Total Loss of any Aircraft or Aircraft Interest, as set forth in Section 2.08(b)(i)), (ii) setting forth, in form and detail reasonably satisfactory to the Administrative Agent, (x) a calculation of the amount of such Net Available Proceeds and (y) a calculation of the Required Prepayment Amount, and (iii) stating whether any Default or Event of Default has occurred and is continuing:

first, in the payment of all amounts due but unpaid to the Security Trustee, the HoldCo Security Trustee and any delegate thereof, and the Account Bank;

second, such amounts shall be applied ratably (i) to the payment of all other accrued but unpaid Borrower Expenses (subject to an annual cap on aggregate Borrower Expenses payable pursuant to this clause second and clause (c) second below of $1,000,000) and Lessor Payments, in each case incurred in connection with such Disposition or Total Loss, (ii) to the Administrative Agent, any Lender, and any other Indemnitee, an amount equal to all costs, fees, expenses, indemnities and reimbursements (including legal fees and expenses but excluding principal and interest) then due and owing to each such Person under the Loan Documents, for payment thereof, and (iii) to the Servicer, in aggregate, an amount equal to all costs and expenses of the Servicer then due and owing to the Servicer under the Basic Documents in connection with such Disposition or Total Loss plus any Sales Fees and any indemnification payments payable solely in connection with such Disposition or Total Loss, but excluding such costs, fees, expenses, indemnities and reimbursements that are provided for below in this clause (a);

third, ratably (i) to the Lenders, an amount equal to all accrued and unpaid interest on the outstanding principal amount of the Loans being repaid under this clause (a) as of the date of repayment, for payment thereof and (ii) to the Derivatives Creditors, an amount equal to the Derivatives Obligations (other than any Derivatives Obligations relating to or arising from the termination of any Derivatives Agreement), if any, then due and payable in connection with the prepayments of the Loans described in this clause (a);

fourth, ratably to: (i) first, ratably to the Lenders of the Series A Loans, for repayment of the outstanding principal amount of the Series A Loans, in an amount not to exceed the Required Prepayment Amount with respect to the Series A Loans related to the applicable Aircraft and second, ratably to the Lenders of the Series B Loans, for repayment of the outstanding principal amount of the Series B Loans, in an amount not to exceed the Required Prepayment Amount with respect to the Series B Loans related to the applicable Aircraft and (ii) to the Derivatives Creditors, an amount equal to the Derivatives Obligations relating to or arising from the termination of any Derivatives Agreement, if any, then due and payable;

fifth, other than pursuant to sixth below, towards the payment in full of any other amounts or obligations then owed by the Borrower or Fly Malta or any other Borrower Group Company;

sixth, to pay amounts due to Fly Malta under the Intercompany Loans; and

seventh, any amount remaining, as directed by the Borrower.

(b)           Application of Proceeds of Collections on Payment Dates.  Subject to Section 2.18(c), on each Payment Date, all Collections on deposit in the Collections Account and the Borrower Rental Accounts as of the related Calculation Date and which have not been timely identified by the Borrower as proceeds to be applied in the manner provided in the foregoing paragraph (a) shall be applied as set forth in this paragraph (b); provided that at least two (2) Business Days prior to such application, the Borrower shall have delivered a certificate to the Security Trustee, the Administrative Agent and the Account Bank setting forth the amounts to be distributed pursuant to clauses second clause (iii) and fifth below and stating whether any Default or Event of Default has occurred and is continuing:

first, in the payment of all amounts due but unpaid to the Security Trustee, the HoldCo Security Trustee and any delegate thereof, and the Account Bank;

second, such amounts shall be applied ratably (i) to the payment of all other Borrower Expenses (subject to an annual cap on aggregate Borrower Expenses payable pursuant to this clause second and clause (c) second below of $1,000,000) and Lessor Payments (provided that to the extent any Lessor Payments are payable from Maintenance Rent, such Lessor Payments shall be payable solely from any corresponding deposits in the Operations Reserve Account), (ii) to the Administrative Agent, any Lender, and any other Indemnitee, an amount equal to all costs, fees, expenses, indemnities and reimbursements (including legal fees and expenses but excluding principal and interest) then due and owing to each such Person under the Loan Documents, for payment thereof, and (iii) to the Servicer, in aggregate, an amount equal to all costs and expenses of the Servicer then due and owing to the Servicer under the Basic Documents plus all Servicing Fees and Servicer Administrative Fees accrued on such Payment Date and any previous Payment Date which remain unpaid, including but not limited to any Sales Fees and to all indemnification payments due to the Servicer which remain unpaid, if any, in each case to the extent required to be paid in accordance with the Basic Documents, but in each case excluding such costs, fees, expenses, indemnities and reimbursements that are provided for below in this clause (b);

third, ratably, (i) ratably to each Lender, an amount equal to all accrued Commitment Fees then due and owing to such Lender on the Loans under Section 2.09(b), for payment thereof, (ii) to the Lenders, an amount equal to all accrued and unpaid interest on the outstanding principal amount of the Loans as of the then most recently ended Interest Period, for payment thereof and (iii) to the Derivatives Creditors, an amount equal to the Derivatives Obligations (other than any Derivatives Obligations relating to or arising from the termination of any Derivatives Agreement), if any, then due and payable;

fourth, ratably (i) to the Lenders, an amount equal to any Required Principal Payment Amounts then due and owing under Section 2.07(a)(ii) and (ii) to the Derivatives Creditors, an amount equal to the Derivatives Obligations relating to or arising from the termination of any Derivatives Agreement, if any, then due and payable, other than in respect of any Derivatives Agreement where the applicable Derivatives Creditor was the defaulting counterparty;

fifth, to the Operations Reserve Account an amount equal to the difference (if positive) between the Maintenance Required Amount and the amount on deposit in the Operations Reserve Account;

sixth, towards the payment in full of any other amounts or obligations then owed by the Borrower (other than pursuant to clause eighth and ninth below) or Fly Malta or any other Borrower Group Company to any Secured Party;

seventh, if a Cash Sweep Event has occurred and is continuing, first, ratably to the Lenders of the Series A Loans, in an amount up to the outstanding principal amount of the Series A Loans and second, ratably to the Lenders of the Series B Loans, in an amount up to the outstanding principal amount of the Series B Loans;

eighth, to the Derivatives Creditors, an amount equal to the Derivatives Obligations relating to or arising from the termination of any Derivatives Agreement, if any, then due and payable, in respect of any Derivatives Agreement where the applicable Derivatives Creditor was the defaulting counterparty;

ninth, to pay amounts due to Fly Malta under the Intercompany Loans; and

tenth, as directed by the Borrower.

(c)           Application of Proceeds following an Event of Default.  At any time an Event of Default has occurred and is continuing, all amounts (including all proceeds of Collateral and amounts on deposit in the Accounts, including without limitation any interest earned thereon) on deposit in the Accounts or otherwise received by the Administrative Agent or Security Trustee, shall be applied as follows upon receipt by the Security Trustee of written instructions from the Administrative Agent setting forth the amounts to be distributed pursuant to clauses first through ninth below:

first, in the payment of all amounts due but unpaid to the Security Trustee, the HoldCo Security Trustee and any delegate thereof or receiver appointed by either the Security Trustee or the HoldCo Security Trustee, and the Account Bank

second, such amounts shall be applied ratably (i) to the payment of any Borrower Expenses (subject to an annual cap on aggregate Borrower Expenses payable pursuant to this clause second and clause (b) second above of $1,000,000) and Lessor Payments (provided that to the extent any Lessor Payments are payable from Maintenance Rent, such Lessor Payments shall be payable solely from any corresponding deposits in the Operations Reserve Account), (ii) to reimburse the Security Trustee for or to pay the Security Trustee any unpaid fees, out-of-pocket costs and expenses (to the extent not previously reimbursed) or indemnities, including reasonable compensation to the agents and counsel of the Security Trustee, and all charges, expenses, liabilities and advances reasonably incurred or made by the Security Trustee for services under this Agreement and the other Loan Documents (including any ancillary documents) and any other amounts owing to the Security Trustee thereunder shall be applied by the Security Trustee in reimbursement of such fees, costs, expenses, indemnities and other amounts and (iii) to the Servicer, in aggregate, an amount equal to all costs and expenses of the Servicer then due and owing to the Servicer under the Basic Documents plus all Servicing Fees and Servicer Administrative Fees accrued on such Payment Date and any previous Payment Date which remain unpaid, including but not limited to any Sales Fees and to all indemnification payments due to the Servicer which remain unpaid, if any, in each case to the extent required to be paid in accordance with the Basic Documents;

third, ratably, (i) ratably to each Lender, an amount equal to all accrued Commitment Fees then due and owing to such Lender on the Loans under Section 2.09(b), for payment thereof, (ii) to the Lenders, an amount equal to all accrued and unpaid interest on the outstanding principal amount of the Loans as of the then most recently ended Interest Period, for payment thereof and (iii) to the Derivatives Creditors, an amount equal to the Derivatives Obligations (other than any Derivatives Obligations relating to or arising from the termination of any Derivatives Agreement), if any, then due and payable;

fourth, ratably (i) first, ratably to the Lenders of the Series A Loans, in an amount up to the outstanding principal amount of the Series A Loans and second, ratably to the Lenders of the Series B Loans, in an amount up to the outstanding principal amount of the Series B Loans and (ii) to the Derivatives Creditors, an amount equal to the Derivatives Obligations relating to or arising from the termination of any Derivatives Agreement, if any, then due and payable, other than in respect of any Derivatives Agreement where the applicable Derivatives Creditor was the defaulting counterparty;

fifth, to the Operations Reserve Account an amount equal to the difference (if positive) between the Maintenance Required Amount and the amount on deposit in the Operations Reserve Account;

sixth, towards the payment in full of any other amounts or obligations then owed by the Borrower (other than pursuant to clause seventh and eighth below) or Fly Malta;

seventh, to the Derivatives Creditors, an amount equal to the Derivatives Obligations relating to or arising from the termination of any Derivatives Agreement, if any, then due and payable, in respect of any Derivatives Agreement where the applicable Derivatives Creditor was the defaulting counterparty;

eighth, to pay amounts due to Fly Malta under the Intercompany Loans; and

ninth, as directed by the Borrower.

Section 2.19.          Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)            Commitment Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.09(b); and

(b)           the Commitment of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender or each Lender affected thereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of the Borrower and Fly Malta, on behalf of themselves and each Borrower Group Company, hereby represents and warrants to the Lenders and the Security Trustee as of the Effective Date and as of each Funding Date as follows (other than with respect to Section 3.17 below):

Section 3.01.          Organization; Powers.  Each Borrower Group Company is an entity duly formed or incorporated, validly existing and, in the case of those jurisdictions where such concept is known, in good standing under the laws of its jurisdiction of formation or incorporation and has all organizational or constitutional powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those jurisdictions where failure to be so would not reasonably be expected to have, whether individually or in the aggregate, a Material Adverse Effect.

Section 3.02.          Authorization; Enforceability.  The Transactions are within each Borrower Group Company's corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action.  Each Loan Document and each Lease has been duly executed and delivered by each Borrower Group Company party thereto and constitutes a legal, valid and binding obligation of such Borrower Group Company, enforceable against each Borrower Group Company in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, liquidation, examinership, receivership, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and assuming, in the case of each Lease, that such Lease constitutes a legal, valid and binding obligation of each other party thereto (other than the applicable Borrower Group Company).

Section 3.03.          Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval (including any exchange control approval) of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect or were made pursuant to this Agreement, (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, and (iii) any other consent, approval, filing or recording (other than any filing or recording in respect of the Liens created by the Security Documents) for which the failure to obtain or make, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any Applicable Law or any order of any Governmental Authority except as could not reasonably be expected to result in a Material Adverse Effect, (c) will not violate or result in a default under the charter, by laws or other organizational or constitutional documents of any Borrower Group Company or any indenture, agreement or other instrument binding upon any Borrower Group Company or any of their respective assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Borrower or any Borrower Group Company.

Section 3.04.          Properties.  Each Borrower Group Company has good title to, or valid leasehold interests in, all of its real and personal property material to its business, and has good title to its Ownership Interests in each of its respective Subsidiaries, in each case subject only to Liens permitted by the Basic Documents.

Section 3.05.          Litigation and Environmental Matters.

(a)            There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the Knowledge of any Borrower Group Company threatened against or affecting the Servicer or any Borrower Group Company (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b)           No Borrower Group Company (i) has (x) failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (y) become subject to any Environmental Liability or (z) received notice of any claim with respect to any Environmental Liability or (ii) knows of any basis for any Environmental Liability.

Section 3.06.          Compliance with Laws and Agreements.  Each Borrower Group Company is in compliance with all Applicable Law and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Each Borrower Group Company is in compliance in all material respects with the terms of each Lease to which it is a party.

Section 3.07.          Taxes.

(a)            As of the Effective Date, the Borrower is resident for Tax purposes in Ireland.

(b)           Each Borrower Group Company has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes shown therein as required to have been paid by it except any Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower Group Company has set aside adequate reserves on its books in accordance with GAAP or IFRS.

(c)            Provided that the Lenders and the Participants are each a Qualifying Person and each Lender has complied with Section 2.15(f), then the Borrower Group Companies will not be required under current Applicable Law to make any deduction or withholding for or on account of any Taxes from any payment made by or on behalf of any Borrower Group Companies to or for the account of a Lender or a Participant under this Agreement or a Loan Document.

Section 3.08.          Use of Credit.  No Borrower Group Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Loan hereunder will be used to buy or carry any Margin Stock.

Section 3.09.          Subsidiaries.  Set forth in Schedule II, as updated from time to time on each Funding Date or otherwise in connection with any addition or removal of a Borrower Group Company to the extent permitted pursuant to the terms of this Agreement, a certificate delivered by the Borrower to the Administrative Agent or in the Accession Agreement delivered under the Servicing Agreement on such Funding Date, is a complete and correct list showing each Borrower Group Company (after giving effect to the transactions contemplated or permitted to occur on or before such Funding Date), and identifying as to each such Person (i) the jurisdiction of organization of such Person, (ii) the authorized nature of the ownership interest in such Person (including classes of ownership interest, if applicable), (iii) the number of outstanding ownership interests in such Person and (iv) the name of each owner of any ownership interest in such Person together with the nature and class of such ownership interest and the percentage of outstanding ownership interests such owner holds.

Section 3.10.          Ranking Validity of Security Interests.  This Agreement and the other Loan Documents and the obligations evidenced hereby and thereby are and will at all times be direct and unconditional general obligations of the Borrower and the other Borrower Group Companies, and rank and will at all times rank senior in right of payment and at least equal to all other Indebtedness of the Borrower and the other Borrower Group Companies, in each case whether now existing or hereafter outstanding.  The Security Documents create, or shall create upon registration or the giving of notice where registration or notice to the relevant debtor is required to secure priority, valid and continuing security interests in the Collateral in favor of the Security Trustee, on behalf of the Secured Parties, or the HoldCo Security Trustee, as the case may be, prior to all other Liens (except for Permitted Encumbrances), and each Security Document is enforceable as such against creditors of and purchasers from any Borrower Group Company.

Section 3.11.          Commercial Activity; Absence of Immunity.  Each Borrower Group Company is subject to civil and commercial law with respect to its obligations under each of the Loan Documents to which it is a party.  The execution, delivery and performance by each Borrower Group Company of each of the Loan Documents to which it is a party constitute private and commercial acts rather than public or governmental acts.  None of the Borrower Group Companies, nor any of their respective properties or revenues, is entitled to any right of immunity under Applicable Law from suit, court jurisdiction, judgment, attachment (whether before or after judgment), set off or execution of a judgment or from any other legal process or remedy relating to the obligations of such Borrower Group Company under any of the Loan Documents to which it is a party.

Section 3.12.          Special Purpose Status, Etc.  No Borrower Group Company has engaged in any activities since its organization or incorporation (other than those related to this Agreement, aircraft or leasing related activities, intercompany transactions or activities incidental to its organization or incorporation, the Transactions and other appropriate steps and arrangements for the payment of fees to, and director's and officer's insurance for, its directors and officers, the execution of the Basic Documents to which it is a party and the activities referred to in or contemplated by such Documents; provided that any activity so engaged in shall not have resulted in any liabilities of, or claims against, such Borrower Group Company except Subordinated Indebtedness, Intercompany Loans, HoldCo Intercompany Loans and liabilities related to the related Lease and Aircraft and the transactions contemplated by the Loan Documents), and no Borrower Group Company has declared any dividends or other distributions since its organization that remain as of the date of this representation unpaid.

Section 3.13.          Investment Company Status.  No Borrower Group Company is an "investment company" as defined in, or subject to regulation under, the United States Investment Company Act of 1940 (the "1940 Act") and no Borrower Group Company is relying upon Section 3(c)(1) or Section 3(c)(7) of the 1940 Act as a basis for not registering under the 1940 Act.  The Borrowings, the application of the proceeds and repayment thereof by the Borrower and Fly Malta and the consummation of the transactions by the Borrower and Fly Malta contemplated by this Agreement will not violate any provision of the 1940 Act or any rule thereunder.  No Borrower Group Company is a "covered fund" under Section 13 of the United States Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

Section 3.14.          Solvency.  Each Borrower Group Company is, and immediately after each Borrowing of the Loans, each borrowing of the HoldCo Intercompany Loans and issuance of the HoldCo Interim Notes, and the use of proceeds thereof will be, Solvent.

Section 3.15.          Employees.  Each Borrower Group Company has no employees; provided that the managers or directors, as the case may be, shall not be deemed to be employees for purposes of this Section 3.15.

Section 3.16.          AML Laws; Anti-Corruption Laws and Sanctions.  None of (a) the Borrower, any Borrower Group Company, FLL, the Borrower Parent or the Servicer or any of their respective directors or officers, or, to the knowledge of the Borrower, any of their respective employees or Affiliates, or (b) to the knowledge of the Borrower, any agent of any of the Borrower, any Borrower Group Company, FLL, the Borrower Parent, the Servicer, or any of their respective Subsidiaries or other Affiliates, that will act in any capacity in connection with or benefit from the credit facility established hereby, (i) is a Sanctioned Person, or (ii) is in violation of AML Laws, Anti-Corruption Laws, or Sanctions applicable to such Person. No Borrowing, or the proceeds of any Borrowing will be used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person except to the extent permitted by applicable Sanctions.  The Borrower represents that neither it nor any Borrower Group Company, FLL, the Borrower Parent (or its parent from time to time) nor the Servicer, or, to the Knowledge of the Borrower, any other Affiliate thereof has engaged in or intends to engage in any dealings or transactions with, or for the benefit of, any Sanctioned Person or with or in any Sanctioned Country, except in each case as permitted by applicable Sanctions, it being understood that the representation in this sentence shall not be deemed to be incorrect solely because any of the foregoing Persons receives any operating income derived from rental payments received from a Lessee that operates any Aircraft to or from any Sanctioned Country so long as such operation does not constitute a violation of any Sanctions or any other Applicable Law by such Person.

Section 3.17.          Representations and Warranties of the Lenders.  Each Lender hereby represents and warrants as to itself as of the Effective Date and as of each Funding Date as follows:

(a)            it has the power and authority to enter into and perform its obligations under the Loan Documents to which it is a party and it has duly authorized, executed and delivered the Loan Documents to which it is a party; and

(b)           its Loans are being acquired by it in the ordinary course of its commercial banking business or, if it is not a commercial bank, for its own account and/or for one or more separate accounts maintained by it, and that, if it is not a qualified institutional investor, it and/or such account is acquiring such Loans for investment and not with a view to any distribution thereof or with any present intention of distributing or selling the same, subject, however, to the disposition of its property being at all times within its control.

ARTICLE IV

CONDITIONS

Section 4.01.          Conditions to Effective Date.  The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied, each of which shall be reasonably satisfactory to the Administrative Agent in form and substance (or such condition shall have been waived by the Administrative Agent with the consent of the Special Majority Lenders):

(a)            Executed Counterparts of this Agreement.  The Administrative Agent (or its counsel) shall have received from each party hereto executed counterparts of this Agreement signed on behalf of each such party.

(b)           Executed Counterparts of Security Documents.  The Administrative Agent (or its counsel) shall have received from each party thereto executed counterparts of the Co-Borrower Security Agreement and the Borrower Parent Security Agreement signed on behalf of each such party.

(c)           Executed Counterparts of the Borrower Share Charge and Fly Malta Share Pledge.  The Administrative Agent (or its counsel) shall have received from each party thereto executed counterparts of the Borrower Share Charge and the Fly Malta Share Pledge signed on behalf of each such party and all documents (including share transfer forms executed in blank and share certificates) required to be delivered thereunder.

(d)           Executed Counterparts of the Servicing Agreement.  The Administrative Agent (or its counsel) shall have received from each party thereto executed counterparts of the Servicing Agreement signed on behalf of each such party.

(e)           Executed Counterparts of the FLL Limited Guaranty.  The Administrative Agent (or its counsel) shall have received from each party thereto executed counterparts of the FLL Limited Guaranty signed on behalf of each such party.

(f)            Executed Counterparts of the AAB Letter.  The Administrative Agent (or its counsel) shall have received from each party thereto executed counterparts of the AAB Letter signed on behalf of each such party.

(g)           Executed Counterparts of the Share Purchase Agreement.  The Administrative Agent (or its counsel) shall have received from each party thereto executed counterparts of the Share Purchase Agreement signed on behalf of each such party.

(h)           Opinions of Counsel.  The Administrative Agent and the Security Trustee shall have received favorable written opinions addressed to the Administrative Agent, the Security Trustee and the Lenders (upon which the Secured Party Representatives and Lenders may rely (other than as set forth below), and the Borrower shall make reasonable efforts to procure opinions upon which the successors and assigns of the Secured Party Representatives and the Lenders may rely) and dated the Effective Date of (i) Clifford Chance LLP, English counsel for the Lenders, as to the enforceability of this Agreement and the validity and perfection of liens under English law, the FLL Limited Guaranty and other customary matters, (ii) Conyers Dill & Pearman, Bermuda counsel for FLL and Fly HoldCo, as to the due execution, authorization and delivery of any Loan Documents to which FLL or Fly HoldCo is a party and other customary matters, (iii) McCann FitzGerald, Irish counsel for the Borrower and the Borrower Parent, as to the due execution, authorization and delivery of any Loan Documents to which the Borrower or the Borrower Parent is a party and other customary matters, (iv) Camilleri Preziosi, Maltese counsel for Fly Malta, as to the due execution, authorization and delivery of any Loan Documents to which Fly Malta is a party and other customary matters, (v) Raja, Darryl & Loh, Malaysian counsel for Fly HoldCo, as to the due execution, authorization and delivery of the AAB Letter and other customary matters including as to non-consolidation of Fly HoldCo with AAB and (vi) Ernst & Young, as to certain tax matters, which shall be provided on a non-reliance basis.

(i)             Reserved.

(j)            Corporate Documents.  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization or incorporation, existence and good standing of the Borrower, Fly Malta, the Borrower Parent, FLL and Fly HoldCo, the authorization (including board resolutions and powers of attorney, where applicable) of the Transactions and any other legal matters relating to the Borrower, Fly Malta, the Borrower Parent, FLL, Fly HoldCo, this Agreement or the Transactions.

(k)           Officer's Certificate.  The Administrative Agent shall have received an Officer's Certificate, dated the Effective Date, of the Borrower, Fly Malta and the Servicer confirming compliance with the conditions set forth in paragraphs (e) and (f) of Section 4.02 as of the date of such Officer's Certificate.

(l)             Reserved.

(m)          Executed Counterparts of the HoldCo Intercompany Loan Documents.  The Administrative Agent (or its counsel) shall have received from each party thereto executed counterparts of the HoldCo Intercompany Credit Agreement, the HoldCo Security Agreement and the HoldCo Security Documents and all conditions precedent to the effectiveness of the HoldCo Intercompany Credit Agreement and the HoldCo Security Agreement, signed on behalf of each such party.

(n)           Executed Counterparts of the Interim Fly HoldCo Share Charge.  The Administrative Agent (or its counsel) shall have received from each party thereto executed counterparts of the Interim Fly HoldCo Share Charge signed on behalf of each such party and all documents (including a share transfer form executed in blank and a share certificate) required to be delivered thereunder.

(o)           Payment of Fees, Etc.  Each of the Administrative Agent and the Security Trustee, as applicable, shall have received all reasonable fees and other amounts due and payable on or prior to the Effective Date (subject to any agreed-upon caps), including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(p)           Process Agent Acceptance.  The Process Agent Acceptance, duly executed and delivered by the Process Agent.

(q)           Effectiveness of the Incline Facility.  The "Effective Date" as defined under the Senior Secured Credit Agreement dated as of [________], 2018 among Incline Aladdin Funding Limited, Incline Aladdin MaltaCo Limited, Wilmington Trust (London) Limited, as security trustee, BNP Paribas, as administrative agent and the lenders party thereto shall have occurred.

(r)            Reserved.

(s)           "Know Your Customer" Documentation.  Such documentation and other evidence which is reasonably requested by any Lender, the Administrative Agent or the Security Trustee to carry out and be satisfied with the results of all applicable "know your customer" requirements in respect of any Borrower Group Company, the Servicer, FLL, Fly HoldCo or any Affiliate thereof.

(t)            Model AUP Letter.  A model agreed upon procedures letter from Ernst & Young in respect of the transactions contemplated by this Agreement.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date in writing, and such notice shall be conclusive and binding.

Section 4.02.          Conditions to each Funding Date.  The obligations of the Lenders to make Loans hereunder on any Funding Date are subject to the satisfaction of the following conditions, each of which shall be reasonably satisfactory to the Administrative Agent in form and substance (or such condition shall have been waived by the Administrative Agent with the consent of the Required Lenders); provided that, if any condition specified below will not be satisfied or waived as of the date of any requested Borrowing, the Borrower may request that the proceeds of such Borrowing be deposited into the Funding Accounts in accordance with Sections 2.04 and 2.05:

(a)            Notice of Borrowing; Appraisals; Determination of Approval.

(i)            Borrowing Request.  The Administrative Agent shall have received a duly executed and completed Borrowing Request in accordance with Section 2.03.

(ii)           Appraisals.  The Administrative Agent shall have received three (3) CMV Appraisals, each from a different Appraiser, which shall be issued and dated within three (3) months of the first Funding Date pursuant hereto.

(iii)          Amortization Supplement.  The Administrative Agent shall have received a duly executed and completed Amortization Supplement in respect of the applicable Series A Loans and Series B Loans.

(b)           Financing of Eligible Aircraft.

(i)            Acquisition of Eligible Aircraft.

(A)          In respect of any Direct Sale Aircraft, the acquisition by the applicable Subsidiary of Fly HoldCo (which Subsidiary shall, on such Funding Date, become the applicable Aircraft Owning Entity) of title to the Aircraft to which such Loan relates in accordance with the Steps Plan and the applicable Direct Sale Agreement, shall have been (or shall be simultaneously) consummated in all material respects in accordance with Applicable Law, the Share Purchase Agreement and the applicable Direct Sale Agreement, and each condition precedent to the transfer of the relevant Aircraft in accordance with Section 4.1 or Section 6.1 (as applicable) of the Share Purchase Agreement shall have been satisfied (and no provision of the Share Purchase Agreement shall be waived, amended, supplemented or otherwise modified (including any consents thereunder) in a manner material and adverse to the Lenders without the consent of each Lender) and the Administrative Agent shall have received true and complete copies of all documents evidencing the satisfaction of such conditions, including all Bills of Sale, provided that solely in respect of the Bill of Sale (or share transfer certificate or other title transfer instrument, as applicable) in favour of the applicable Borrower Group Company being executed on the applicable Funding Date, the Borrower shall only be required to deliver to the Administrative Agent evidence reasonably satisfactory to it that such instrument has been executed by the relevant seller and is held subject to escrow arrangements reasonably satisfactory to the Administrative Agent and will be released upon payment or release or receipt (as agreed between the relevant parties) of the purchase price in respect of such Aircraft pursuant to the Share Purchase Agreement.

(B)           In respect of any Conditional Sale Aircraft, the conditions to the CSA Commencement Date (as defined in the applicable Conditional Sale Agreement) shall have been (or shall be simultaneously) consummated in all material respects in accordance with Applicable Law, the Share Purchase Agreement and the applicable Conditional Sale Agreement, and each condition precedent to the transfer of the relevant Aircraft in accordance with Section 4.1 or Section 6.1 (as applicable) of the Share Purchase Agreement shall have been satisfied (and no provision of the Share Purchase Agreement shall be waived, amended, supplemented or otherwise modified (including any consents thereunder) in a manner material and adverse to the Lenders without the consent of each Lender) and the Administrative Agent shall have received true and complete copies of all documents evidencing the satisfaction of such conditions.

(C)           Any changes to the Steps Plan (material and adverse to the Lenders) applicable to the relevant Aircraft which require the consent of any Borrower Group Company shall be satisfactory to the Administrative Agent acting reasonably, and any disclosure (material and adverse to the Lenders) against the relevant seller's representations and warranties under the Share Purchase Agreement which needs to be satisfactory to any Borrower Group Company shall be satisfactory to the Administrative Agent.

(ii)           Lease Documents. The Administrative Agent shall have received:

(A)          a duly executed Eligible Lease and, if applicable, each duly executed Intermediate Lease (including, in each case, copies of any related assignment or novation agreement) for such Aircraft between the applicable Borrower Group Company and a Lessee and each such Lease (1) shall be in full force and effect, and (2) the leasing of such Aircraft thereunder shall have commenced or shall commence immediately upon transfer of title;

(B)           each other Lease to which a permitted sub-lessee of the Lessee is a party for such Aircraft;

(C)           the Redelivery Compensation Agreement in respect of such Eligible Lease, if applicable;

(D)           the Lease Default Agreement and Tripartite Agreement in respect of such Eligible Lease, if applicable;

(E)           a duly executed Deregistration Power of Attorney and/or IDERA (as applicable) for such Aircraft, if customary in the applicable jurisdiction and/or otherwise required under the Eligible Lease;

(F)           copies of all relevant permits and licenses relating to the applicable Aircraft necessary for the applicable Lessee to conduct flight operations, including the air operator's certificate, certificate of airworthiness and certificate of registration, in each case to the extent available and required to be delivered under the applicable Eligible Lease and as customary in the applicable jurisdiction as advised by local counsel in such jurisdiction;

(iii)          Insurance.  The Administrative Agent shall have received certificates of insurance and broker's letters of undertaking evidencing the existence of all insurance required to be maintained by the Fly HoldCo and its Subsidiaries pursuant to Section 5.05 of this Agreement and an insurance opinion from the Borrower's insurance advisor in form and substance reasonably satisfactory to the Administrative Agent.

(iv)          Applicable Security Documents.

(A)          The Administrative Agent shall have received the documents and instruments reasonably required to perfect the Secured Parties' and the HoldCo Security Trustee's first-priority Lien on, and security interest in, the Collateral, including the HoldCo Collateral (subject to the Perfection Requirements, as defined in the HoldCo Intercompany Credit Agreement) required to be delivered on or prior to such Funding Date, including each Local Law Mortgage (subject to the Perfection Requirements) and New York Law Mortgage, which shall (i) have been duly executed and held subject to escrow arrangements reasonably satisfactory to the Administrative Agent and will be released upon payment or release or receipt (as agreed between the relevant parties) of the purchase price in respect of such Aircraft pursuant to the Share Purchase Agreement and (ii) be in proper form for filing, and shall, following prompt filing thereof on or following the applicable Funding Date (but in no event more than one (1) Business Day following the applicable Funding Date), create in favor of the Secured Parties and the HoldCo Security Trustee, as the case may be, a perfected (to the extent obtainable under Applicable Law) first-priority Lien on, and security interest in, the Collateral, including the HoldCo Collateral (subject to the Perfection Requirements, as defined in the HoldCo Intercompany Credit Agreement);

(B)           The Administrative Agent shall have received confirmation that (where applicable) each relevant Aircraft Owning Entity, Intermediate Lessee and the Lessee have (i) been established as a transacting user entity or a controlled entity, as applicable, and (ii) each appointed a professional user entity for the purposes of registering (as applicable) the relevant International Interests and Assignment of Associated Rights (in the order agreed by the Administrative Agent and which is customary in similar transactions).

(v)           HoldCo Intercompany Loans.  All conditions precedent to the making of the HoldCo Intercompany Loans shall have been satisfied and the Administrative Agent shall have received copies of all documents evidencing satisfaction of such conditions precedent, including copies of all applicable HoldCo Security Documents;

(vi)          Release of Prior Financing.

(A)          The Administrative Agent shall have received lien searches in the jurisdiction of incorporation of each applicable Borrower Group Company and the Lessee, and, if different, the State of Registration of the applicable Aircraft, in each case to the extent possible in such jurisdiction.

(B)           The Administrative Agent shall have received (a) a copy of the applicable Pay Off Letter and/or (b) to the extent (A) reasonably requested by the Administrative Agent and (B) to the extent that Asia Aviation Capital Limited and/or AirAsia Berhad are permitted to provide and/or disclose the same to the Administrative Agent by their existing financiers, copies of all termination statements, releases and such other similar documents, including but not limited to UCC Form UCC-3 termination statements, if any, in each case (i) executed and held subject to escrow arrangements reasonably satisfactory to the Administrative Agent and will be released upon payment or release or receipt (as agreed between the relevant parties) of the purchase price in respect of such Aircraft pursuant to the Share Purchase Agreement and (ii) in proper form for filing, necessary to release all existing Liens (other than Permitted Encumbrances) and other rights of any Person (other than the Security Trustee and the HoldCo Security Trustee) in such Eligible Aircraft and all related Collateral, which such instruments shall be filed promptly (but in no event more than one (1) Business Day following) the applicable Funding Date.

(vii)         Opinions.  The Administrative Agent shall have received favorable written opinions addressed to the Administrative Agent, the Security Trustee and the Lenders (upon which the Secured Party Representatives and Lenders may rely, and the Borrower shall make reasonable efforts to procure opinions upon which the successors and assigns of the Secured Party Representatives and the Lenders may rely) and dated such Funding Date of (i) Clifford Chance LLP or other English counsel for the Lenders, as to the enforceability of each of the Loan Documents required to be delivered on such Funding Date and stated to be governed by English law and the validity and perfection (to the extent obtainable under relevant law) of the Liens created on the Collateral delivered on such Funding Date, (ii) Vedder Price P.C. or other New York counsel for the Borrower, as to the enforceability of each of the Loan Documents required to be delivered on such Funding Date and stated to be governed by New York law and the validity and perfection (to the extent obtainable under relevant law) of the Liens created on the Collateral delivered on such Funding Date, (iii) counsel for each applicable Aircraft Owning Entity organized or incorporated under the law of a non U.S. jurisdiction (reasonably acceptable to the Administrative Agent), as to the enforceability in each relevant non U.S. jurisdiction of the Loan Documents required to be delivered on such Funding Date, the validity and perfection in each relevant jurisdiction (to the extent obtainable under relevant law) of the Liens created thereby and the non-violation of such law as a result of the consummation of the transactions contemplated hereby and thereby, (iv) counsel in each Lessee (and Lessee guarantor) jurisdiction as to the non-violation of such law as a result of the consummation of the transactions contemplated hereby and covering such additional matters with respect to registration of the Aircraft and Lease and other Applicable Aviation Authority matters as may be reasonably requested by the Administrative Agent, (v) counsel for each applicable Aircraft Owning Entity (reasonably acceptable to the Administrative Agent, which may include in-house counsel), as to the formation and existence of such Aircraft Owning Entity, the due execution, authorization and delivery of the Loan Documents required to be delivered on such Funding Date to which such Aircraft Owning Entity is party, and (vi)  a legal opinion addressing the matters relating to the Cape Town Convention;

(viii)        Notes.  Each Lender who requests a Note (or the Administrative Agent, on behalf of each such Lender) shall have received a signed original of a Note with respect to its Loan, duly executed by the Borrower or Fly Malta, as the case may be.

(ix)          Servicing Agreement.  The Administrative Agent shall have received an accession agreement in respect of each applicable Borrower Group Company confirming that such Borrower Group Company has acceded to the Servicing Agreement, which such accession agreement shall be substantially in the form attached to the Servicing Agreement.

(x)           Intercompany and Subordinated Indebtedness.

(A)          The Administrative Agent shall have received a copy of the applicable AAC Bearer Note, executed by AAC.

(B)           The Administrative Agent shall have received a copy of the applicable Subsidiary Debt Note, executed by the applicable Borrower Group Company, with an original to follow to the Security Trustee not more than five (5) Business Days following such Funding Date.

(C)           The Administrative Agent shall have received a subordination and security agreement in form and substance reasonably satisfactory to the Administrative Agent, executed by each party thereto, in respect of all Subordinated Indebtedness being issued in connection with such Funding Date.

(xi)          Security Agreements.  The Administrative Agent shall have received an Aircraft Owning Entity Security Agreement in respect of the applicable Aircraft Owning Entity and an Intermediate Lessee Security Agreement in respect of any applicable Intermediate Lessee, each of which shall be in form and substance satisfactory to the Administrative Agent.

(xii)         Executed Counterparts of the Intercompany Loan Documents.  The Administrative Agent (or its counsel) shall have received from each party thereto executed counterparts of the Intercompany Loan Documents signed on behalf of each such party and a subordination and security agreement, executed by each party thereto, in respect of the Intercompany Loan Documents, which shall be in form and substance satisfactory to the Administrative Agent.

(xiii)        Establishment of Accounts.  Each of the Accounts shall have been established.  The Administrative Agent shall have received from each party thereto executed counterparts of the Account Pledge and Control Agreement signed on behalf of each party thereto

(c)            No Material Damage or Total Loss.  At the time of and immediately after giving effect to such Borrowing, no Total Loss or damage which would cost in excess of $1,500,000 to repair shall have occurred in respect of the relevant Aircraft.

(d)           Equity Proceeds.  The Borrower shall have received an amount in cash from the issuance of its common equity or Subordinated Indebtedness in an amount sufficient, when taken together with the proceeds of the requested Borrowing, to acquire the HoldCo Interim Note and fund any other amounts that are needed by Fly HoldCo or the applicable Borrower Group Company (other than the on-lent proceeds of Loans) to pay the purchase price of each Eligible Aircraft being acquired with the proceeds of such Borrowing and to pay any other fees and expenses payable by the Borrower on such Funding Date.

(e)           Accuracy of Representations and Warranties.  The representations and warranties of the Servicer, the Borrower, Fly Malta and each applicable Borrower Group Company set forth in this Agreement, the Servicing Agreement and the other Loan Documents to which it is a party, shall be true and correct on and as of the date of such Loan, and the Administrative Agent shall have received an Officer's Certificate, dated such Funding Date, of the Borrower, Fly Malta and each applicable Borrower Group Company, with respect thereto; provided, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct as of such earlier date.

(f)            No Default, Event of Default or Servicer Replacement Event.  At the time of and immediately after giving effect to such Borrowing, no Material Default, Event of Default or Servicer Replacement Event shall have occurred and be continuing, and the Administrative Agent shall have received an Officers Certificate, dated such Funding Date, of the Borrower with respect thereto.

(g)           Lessee Acknowledgement.  The Administrative Agent shall have received from each party thereto executed counterparts of each of the Lessee Notice and Lessee Acknowledgement, in each case signed on behalf of each Person party thereto.

(h)           Pro Forma DSCR.  The forward looking Debt Service Coverage Ratio for the Calculation Period immediately following the applicable Funding Date is anticipated to be equal to or greater than 1.15:1.00 (assuming, for the purposes of such calculation, that (i) all Initial Aircraft that have not yet been funded as of such date have been financed pursuant hereto and (ii) that, in respect of any Aircraft which has not yet been financed, the Loans advanced in respect of such Aircraft are in the amounts as were agreed as anticipated to be drawn as between the Borrower and the Administrative Agent on or prior to the Effective Date).

(i)             Payment of Fees, Etc.  Each of the Administrative Agent and the Security Trustee, as applicable, shall have received all reasonable fees and other amounts due and payable on or prior to the applicable Funding Date (subject to any agreed-upon caps), including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

ARTICLE V

AFFIRMATIVE COVENANTS

From the date hereof until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower and Fly Malta, covenant and agree with the Administrative Agent that:

Section 5.01.          Financial Statements and Other Information.  The Borrower Group Companies will furnish to the Administrative Agent:

(a)            within one hundred and twenty (120) days after the end of each fiscal year of FLL, the annual audited financial statements of FLL and within two hundred seventy (270) days after the end of each fiscal year of the Borrower, the annual financial statements of the Borrower Parent and its consolidated Subsidiaries (which may be in the form of consolidating financial statements used as part of audited consolidated financial statements of FLL);

(b)           within ninety (90) days after the end of each of the first three fiscal quarters of each fiscal year of FLL, the unaudited consolidated balance sheet and related statements of operations of FLL as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth, for fiscal quarters occurring after the first fiscal year of FLL commencing on or after the Effective Date, in each case in comparative form the figures for (or, in the case of balance sheets, as of the end of) the corresponding period or periods of the previous fiscal year (to the extent such figures are available); and

(c)           promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Borrower Group Company, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably require in order to comply with Applicable Law.

Notwithstanding the foregoing provisions in preceding clauses (a) and (b), FLL may make available such items on its website, www.flyleasing.com, that is publicly available, which shall be deemed to have satisfied the requirements for delivery of such items in accordance with this Section 5.01.

Section 5.02.          Notices of Material Events.  The Borrower Group Companies will furnish to the Administrative Agent written notice promptly (and in any event within ten (10) Business Days) of the following:

(a)            the occurrence of any Default, Event of Default and of any Prepayment Event of which any Borrower Group Company has Knowledge; and

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Borrower Group Company that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect.

Section 5.03.          Existence; Conduct of Business.  The Borrower will, and will cause each Borrower Group Company to, observe all organizational procedures required by its certificate of formation and other constituent documents and the laws of its jurisdiction of formation.  Without limiting the foregoing, the Borrower and each Borrower Group Company will limit the scope of its business to the activities permitted by Section 6.10.

Section 5.04.          Payment of Obligations.  The Borrower will, and will cause each Borrower Group Company to, pay its obligations, including Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or applicable Borrower Group Company has set aside on its books adequate reserves with respect thereto in accordance with GAAP or IFRS (as appropriate) and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05.          Maintenance of Properties; Insurance.

(a)            The Borrower shall, and shall cause each Borrower Group Company to (i) with respect to each Aircraft that is subject to a Lease, cause, directly or indirectly, through any Borrower Group Company or the applicable Lessee, such Aircraft to be maintained in a state of repair and condition consistent with the Standard and taking into consideration, among other things, the identity of the relevant Lessee (including the credit standing and operating experience thereof), the age and condition of the Aircraft and the jurisdiction in which such Aircraft will be operated or registered under such Lease and (ii) with respect to each such Aircraft that is not subject to a Lease, maintain, and cause each such Borrower Group Company to maintain, such Aircraft in a state of repair and condition consistent with the Standard with respect to aircraft not under lease.  Notwithstanding the foregoing, no breach of this Section 5.05(a) shall be deemed to have occurred by virtue of any act or omission of a Lessee or sub-lessee, or of any Person (other than a Borrower Group Company) which has possession of the Aircraft for the purpose of repairs, maintenance, modification or storage, or by virtue of any requisition, seizure, or confiscation of the Aircraft (other than seizure or confiscation arising from a breach by a Borrower Group Company of this Section 5.05) (each, a "Third-Party-Event"); provided that (i) no Borrower Group Company consents or has consented to such Third-Party-Event; and (ii) the Borrower Group Company which is the lessor or owner of such Aircraft takes action with respect to such Third-Party-Event in accordance with the Standard.

(b)           The Borrower shall maintain or cause, directly or indirectly through the Aircraft Owning Entities or Lessees or other Persons party to a Lease (as applicable), to be maintained with reputable and responsible insurers or with insurers that maintain relevant reinsurance with reputable and responsible reinsurers at a minimum level of 95% (i) airline hull insurance (including "spares" and "war and allied risks" in accordance with the Standard) for each Aircraft in an amount at least equal to its Appraised Value (or the equivalent thereof from time to time if such insurance is denominated in a currency other than Dollars), and (ii) aircraft liability insurance (including without limitation war risks and allied perils as per clause AVN 52E) for each Aircraft and occurrence in an amount at least equal to $650,000,000; provided that with respect to any such insurance for any Aircraft subject to a Lease, such insurance may be subject to commercially reasonable deductible and self-insurance arrangements (taking into account, inter alia, the creditworthiness and experience of the Lessee, if any, or other relevant Person, the type of aircraft and market practices in the aircraft insurance industry generally). All such insurances shall apply on a worldwide basis (subject to standard insurance market geographical limits provided that such geographical limits do not exclude any area to which the Aircraft is in fact operated and that overflying of such excluded areas is covered). The coverage and terms (including endorsements, deductibles and self-insurance arrangements) of any insurance maintained with respect to any Aircraft not subject to a Lease shall be consistent with the Standard, provided that all insurances required pursuant to this Section 5.05(b) shall, if required under the applicable Lease, include a LSW555 endorsement, AVS103 50/50 clause, contain a cut through clause in terms consistent with the Standard, an engine gross up clause, AVN67B endorsement (or AVN67C) and a market adjustment clause, in each case consistent with market standards.  Notwithstanding the foregoing, no breach of this Section 5.05(b) shall be deemed to have occurred by virtue of any Third-Party-Event; provided that (i) no Borrower Group Company consents or has consented to such Third-Party-Event, (ii) the Borrower Group Company which is the lessor or owner of the Aircraft takes action with respect to such Third-Party-Event in accordance with the Standard, and (iii) to the extent such Aircraft is uninsured as a result of such Third-Party-Event, such Aircraft is insured under a contingent insurance policy maintained by or on behalf of a Borrower Group Company.  All insurances required to be maintained hereunder shall name the Security Trustee as the loss payee (or a contract party with respect to policies containing endorsement AVN67B or AVN67C) with respect to the hull insurance and name each of the Security Trustee, the Administrative Agent and the Lenders (as of the applicable Funding Date and on each insurance renewal date thereafter) as an additional insured under the liability insurance policies and, following release of an Aircraft from the Lien of the Security Documents, the Borrower or applicable Borrower Group Company shall use commercially reasonable efforts to require that the Security Trustee, the Administrative Agent and the Lenders are listed as additional insureds under the liability insurance policies in respect of such Aircraft for a period of at least two (2) years thereafter or, if earlier, completion of the next "major check" in respect of such Aircraft.

In determining the amount of insurance required to be maintained by this Section 5.05(b), the Borrower may take into account any indemnification from, or insurance provided by, any governmental, supranational or inter-governmental authority or agency, the sovereign foreign currency debt of which is rated at least AA, or the equivalent, by at least one of Standard & Poor's Ratings Services or Moody's Investors Service, Inc., against any risk with respect to an Aircraft at least in an amount which, when added to the amount of insurance against such risk maintained by the Borrower (or which the Borrower or any of Borrower Group Company has caused to be maintained), shall be at least equal to the amount of insurance against such risk otherwise required by this Section 5.05(b) (taking into account self-insurance permitted by this Section 5.05(b)).  Any such indemnification or insurance provided by such government shall provide substantially similar protection as the insurance required by this Section 5.05(b).   The Borrower shall not be required to maintain (or to cause to be maintained) any insurance otherwise required hereunder to the extent that: (x) such insurance is not available in the relevant insurance market, subject to the requirement that any such exception shall be determined in accordance with the Standard, provided that, the Borrower shall notify the Administrative Agent that such insurances are not available within ten (10) Business Days of such lapse or (y) such insurance is not available in the relevant insurance market at commercially reasonable rates, subject to the prior written consent of the Administrative Agent.

Section 5.06.          Books and Records; Inspection Rights.  The Borrower will, and will cause each Borrower Group Company to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each Borrower Group Company to, permit the Administrative Agent and the Lenders (as a single group), upon reasonable prior notice, to visit and inspect its properties upon reasonable request, to examine and make extracts from its books and records upon reasonable request, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (but no more than once in any twelve (12) month period so long as no Event of Default has occurred and is continuing) and in each case (to the extent so requested by the Administrative Agent) in the presence of an officer of Borrower (or the Servicer) (such presence not to be unreasonably withheld).

Section 5.07.          Compliance with Laws; Maintenance of Permits.  The Borrower will, and will cause each Borrower Group Company to, (a) comply, in all material respects with all Applicable Laws, including all applicable Environmental Laws, (b) obtain all material governmental (including regulatory) registrations, certificates, licenses, permits and authorizations required for the use and operation of the Aircraft, including, without limitation, a current certificate of airworthiness for each Aircraft (issued by the Applicable Aviation Authority and in the appropriate category for the nature of the operations of such Aircraft), except that (i) no certificate of airworthiness shall be required for any Aircraft (A) during any period when such Aircraft is undergoing maintenance, modification or repair or (B) following the withdrawal or suspension by such Applicable Aviation Authority of certificates of airworthiness in respect of all aircraft of the same model or period of manufacture as such Aircraft (in which case the Borrower will, and will cause each Borrower Group Company to, comply with all directions of such Applicable Aviation Authority in connection with such withdrawal or suspension), (ii) no registrations, certificates, licenses, permits or authorizations required for the use or operation of any Aircraft need be obtained with respect to any period when such Aircraft is not being operated and (iii) no such registrations, certificates, licenses, permits or authorizations shall be required to be maintained for any Aircraft that is not the subject of a Lease, except to the extent required under Applicable Laws, (c) not cause or knowingly permit, directly or indirectly, any Lessee to operate any Aircraft under any Lease in any material respect contrary to any Applicable Law and (d) not knowingly permit, directly or indirectly, any Lessee not to obtain all material governmental (including regulatory) registrations, certificates, licenses, permits and authorizations required for such Lessee's use and operation of any Aircraft under any operating Lease except as provided, mutatis mutandis, in clauses (b)(i) and (b)(ii) above.

Notwithstanding the foregoing, no breach of this Section 5.07 shall be deemed to have occurred by virtue of any Third-Party-Event; provided that (i) no Borrower Group Company consents or has consented to such Third-Party-Event; and (ii) the Borrower Group Company acts in accordance with the Standard with respect to such Third-Party-Event.

Section 5.08.          Use of Proceeds.  The proceeds of the Loans made to the Borrower shall be used solely to make the HoldCo Intercompany Loans to Fly HoldCo, which shall in turn lend such proceeds to certain Aircraft Owning Entities through Subordinated Indebtedness to finance or refinance the purchase price of Eligible Aircraft for inclusion in the Portfolio and to pay certain agreed transaction fees and expenses (and, for the avoidance of doubt, such proceeds will not be used for the purchase of shares of Fly HoldCo under the Share Purchase Agreement).  The proceeds of the Loans made to Fly Malta shall be used solely to make Intercompany Loans to the Borrower.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including regulations U and X.  Further, the Borrower will not request any Borrowing, and the proceeds of any Borrowing shall not, directly or indirectly, be used, or lent, contributed or otherwise made available to any Borrower Group Company, other Affiliate, joint venture partner or other Person, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or AML Laws, (B) for the purpose of funding, financing or facilitating any activity, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country (including, but not limited to, transshipment or transit through a Sanctioned Country), or involving any goods originating in or with a Sanctioned Person or Sanctioned Country, except as permitted under applicable Sanctions, or (C) in any manner that would result in the violation of any Sanctions by the Borrower, any Borrower Group Company or any Credit Party; provided that this Section 5.08 shall not be construed to restrict the Borrower's ability to pay or repay any amounts due under the Loan Documents with funds derived from rental payments received from a Lessee that operates any Aircraft to or from any Sanctioned Country so long as such operation, payment or repayment does not constitute a violation of any Sanctions or any other Applicable Law by any Borrower Group Company.

Section 5.09.          Quarterly Report.  The Borrower shall provide (or cause the Servicer to provide) to the Administrative Agent and Security Trustee a Quarterly Report by electronic mail (in substantially the form of Exhibit K attached hereto or such format as may be agreed from time to time) not later than two (2) Business Days prior to each Payment Date setting forth certain information as contained therein for the Calculation Period ending on the Calculation Date immediately prior to such date.  Each of the Lenders agrees that the Administrative Agent may, in lieu of providing each such Lender with a copy of each Quarterly Report, on receipt thereof, post each such Quarterly Report onto an Approved Electronic Platform in accordance with Section 10.19 and such posting shall satisfy any obligation of the Administrative Agent, whether imposed pursuant to any provision under the Loan Documents or otherwise, to provide such Quarterly Report to the Lenders.

Section 5.10.          Further Assurances; Certain Obligations Respecting Subsidiaries; Issuance of Subordinated Indebtedness.

(a)           Further Assurances.  The Borrower will, and will cause each Borrower Group Company to, from time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or for more fully perfecting or renewing the rights of the Administrative Agent, the Security Trustee, the HoldCo Security Trustee and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by any Borrower Group Company which may be deemed to be part of the Collateral) pursuant hereto or thereto, subject always, in the case of the HoldCo Collateral, to the Perfection Requirements (as defined in the HoldCo Intercompany Credit Agreement).  Upon the exercise by the Administrative Agent, the Security Trustee, the HoldCo Security Trustee or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower Group Companies will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Security Trustee or such Lender may be required to obtain from the Borrower Group Companies or any of their respective Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

(b)           Subsidiaries.  Neither the Borrower nor Fly Malta shall have any Subsidiaries.

(c)           Subordinated Indebtedness.  Prior to the issuance of any Subordinated Indebtedness to any of its Affiliates, the Borrower or the applicable Borrower Group Company shall cause the holder thereof to execute and deliver a subordination and security agreement in form and substance reasonably satisfactory to the Administrative Agent to the Security Trustee.

Section 5.11.          Governmental Approvals.  Each Borrower Group Company agrees that it will promptly obtain from time to time at its own expense all such governmental licenses, authorizations, consents, permits and approvals as may be required for such Borrower Group Company to (a) comply with its obligations, and preserve its rights under, each of the Loan Documents except (other than in relation to the Borrower) as would not reasonably be expected to result in a Material Adverse Effect, and (b) maintain the existence, priority and perfection of the Liens purported to be created under the Security Documents (except to the extent otherwise permitted hereunder).

Section 5.12.          Appraisal Updates.  The Borrower shall provide the Administrative Agent within the period of sixty (60) days preceding each Appraisal Update Date (but, in no event later than two (2) Business Days preceding each Appraisal Update Date), with three (3) CMV Appraisals of each Aircraft.  Each of the Lenders agrees that the Administrative Agent may, in lieu of providing each such Lender with a copy of each Appraisal, on receipt thereof, post each such Appraisal onto an Approved Electronic Platform in accordance with Section 10.19 and such posting shall satisfy any obligation of the Administrative Agent, whether imposed pursuant to any provision under the Loan Documents or otherwise, to provide such Appraisal to the Lenders.

Section 5.13.          Payment of Collections Into Collections Account.  The Borrower will, and will cause each Borrower Group Company to, pay all Collections received by such Person into the Collections Account (other than any amounts received in the Borrower Rental Accounts, which shall be promptly, but in no event more than five (5) Business Days following such payment, transferred into the Collections Account) and the applicable Borrower Group Company shall instruct each Lessee and each other Person to whom amounts are payable pursuant to any Eligible Lease to pay such amounts into such Accounts.  All amounts required to be deposited in the Collections Account pursuant to the foregoing shall be accompanied by written instructions from the Borrower (or applicable Borrower Group Company) to the Account Bank identifying such amounts and instructing the Account Bank to deposit such amounts into the Collections Account pursuant to this Section 5.13.  The balance from time to time in the Collections Account shall be subject to withdrawal only as expressly permitted pursuant to the terms of this Agreement or with the prior written consent of the Administrative Agent.

Section 5.14.          Reserved.

Section 5.15.          Operations Reserve Account.

(a)           Immediately upon the occurrence of a Trigger Event, and for so long as the same is continuing, the Borrower shall, and shall cause each Borrower Group Company to, (i) deposit into the Operations Reserve Account an amount equal to the Maintenance Rent received pursuant to all Leases that has not been utilized by the applicable Lessees pursuant to the terms of the applicable Lease and to pay all Maintenance Rent received by such Person after the occurrence of the Trigger Event that is continuing into the Operations Reserve Account and (ii) deposit into the Security Deposits Reserve Account an amount equal to the Security Deposits received pursuant to all Leases that has not been utilized by applicable Lessee pursuant to the terms of the applicable Lease and to pay all Security Deposits received by such Person after the occurrence of the Trigger Event that is continuing into the Security Deposits Reserve Account.  Except as provided in Section 5.15(b) below, the balance from time to time in the Operations Reserve Account and the Security Deposits Reserve Account shall be subject to withdrawal only as required pursuant to the applicable Lease or otherwise with the prior written consent of the Administrative Agent.  Without limiting the foregoing, the beneficiary of any letter of credit provided in lieu of a cash Security Deposit or cash Maintenance Rent amounts or otherwise provided as security by a lessee under an Eligible Lease shall be the related Aircraft Owning Entity or Intermediate Lessee, as applicable.

(b)           If on any date of determination, the then current balance held in the Operations Reserve Account is greater than the Maintenance Required Amount at such time, then so long as no Trigger Event shall have occurred and is continuing, such excess shall be immediately released at the direction of the Borrower on such date.  If on any date of determination, there are any amounts on deposit in the Security Deposits Reserve Account as the result of a Trigger Event which is no longer continuing, all such amounts shall be immediately released at the direction of the Borrower on such date.

Section 5.16.          Leases.  Each Lease entered into between any Borrower Group Company and a Lessee shall, except as otherwise agreed by the Administrative Agent, be an Eligible Lease in respect of an Eligible Aircraft.  The Borrower shall ensure that no Borrower Group Company enters into any new Lease unless, at the time of execution:

(a)            such Lease is an Eligible Lease and in respect of an Eligible Aircraft;

(b)           on and after the Commitment Termination Date, the Borrower and the Borrower Group Companies are in compliance with the Concentration Limits (or, to the extent there is a Concentration Limit breach prior to such execution, such execution does not cause such breach to worsen);

(c)            the Weighted Average Remaining Lease Term immediately following the execution of such Eligible Lease shall be not less than the remaining term of the Series B Loans to the Maturity Date thereto as of such date;

(d)           the applicable Borrower Group Company executes all Security Documents and HoldCo Security Documents required pursuant to this Agreement, the terms of the Security Documents, the HoldCo Intercompany Credit Agreement and the terms of the HoldCo Security Documents;

(e)            no Material Default or Event of Default is continuing; and

(f)             the forward looking Debt Service Coverage Ratio for the Calculation Period immediately following execution of such Eligible Lease is anticipated to be equal to or greater than 1.15:1.00 (assuming the new lease is in effect, to the exclusion of any outgoing lease or, if the Debt Service Coverage Ratio was less than 1.15:1.00 immediately prior to such execution, the execution of such Eligible Lease shall not decrease such forward looking Debt Service Coverage Ratio.

Section 5.17.          Opinions.  The Borrower shall not, and shall ensure that each Borrower Group Company will not, enter into, any Lease with any Person (other than another Borrower Group Company) or change the jurisdiction of registration of any Aircraft that is subject to a Lease, unless, upon entering into such Lease or changing the jurisdiction or registration of such Aircraft (or within a commercially reasonable period thereafter), the Borrower obtains such legal opinions, if any, with regard to compliance with the registration requirements of the relevant jurisdiction, enforceability of the Lease, compliance with the Perfection Requirements (as defined in the HoldCo Intercompany Credit Agreement) and such other matters customary for such transactions which such opinion shall be reasonably acceptable to the Administrative Agent.  Upon receipt of any such opinion, the Borrower Group Companies shall deliver a copy thereof to the Administrative Agent.

Section 5.18.          Registration of Aircraft.  In connection with any registration or re-registration of any Aircraft in any country:

(a)            the obligations of the Borrower under this Agreement, and of each Borrower Group Company under the Loan Documents to which it is a party, shall remain or be, as the case may be, valid, binding and enforceable (in each case subject to customary exceptions) in such country (which may be established by confirming that, subject to customary exceptions, the courts of such country will recognize and give effect to the choice of law provisions thereof) or in the jurisdiction to which the laws of such country would refer as the applicable governing jurisdiction (or, to the extent that any provision of this Agreement or any Security Document is not valid, binding and enforceable, the Borrower shall have furnished other collateral therefor reasonably satisfactory to the Required Lenders);

(b)           the applicable Borrower Group Company shall have delivered such Security Documents as are required pursuant to the Holdco Intercompany Credit Agreement in connection with the registration or re-registration of such Aircraft;

(c)           any import permits necessary to take such Aircraft into such country shall be in full force and effect (or arrangements shall have been made for such permits to be timely in effect);

(d)           any value-added tax, customs duty, tariff or other similar government charge or tax relating to the change in jurisdiction or registration of such Aircraft shall have been paid in full (or arrangements shall have been made for such amounts to be timely paid which may include the concerned Lessee having covenanted to pay the same); and

(e)            it shall not be necessary for the Lenders or Security Trustee to register or qualify to do business in such country but for the letting of such Aircraft in such country, or if registration or qualification is necessary, the Borrower shall have agreed to indemnify the Lenders, the Administrative Agent or Security Trustee (as appropriate) thereof on terms reasonably acceptable to the Lenders, the Administrative Agent or Security Trustee (as appropriate).

Section 5.19.          Sanctions.  The Borrower will not, and will ensure that each Borrower Group Company will not, Lease or re-lease any Aircraft to any Lessee located in, or as a result of which such Aircraft would be, or would be permitted to be habitually operated, in any Sanctioned Country, in each case, except as may be permitted by Sanctions.

Section 5.20.          Special Purpose Entity Requirements.  The Borrower will, and will cause each Borrower Group Company to, at all times:  (i) maintain its own separate books, records and bank accounts; (ii) keep its assets and liabilities as reflected in its books and records separate and identifiable from the Servicer, FLL and any other Person; (iii) keep adequate records to permit the segregation and identification of its assets and liabilities from those of each of the Servicer, FLL and any other Person, including to the extent that its funds are commingled with those of any such Person; (iv) hold itself out to the public and all other Persons as a legal entity separate from the Servicer, FLL and any other Person; (v) have a board of directors separate from that of the Servicer, FLL and any other Person; (vi) file its own separate Tax returns, if any, as may be required under Applicable Law, only to the extent it is not part of a consolidated group filing a consolidated return or returns, and pay any Taxes so required to be paid under Applicable Law in accordance with the terms of this Agreement; (vii) at all times maintain its assets and liabilities separate and distinct from the Servicer, FLL, and any other Person and in such a manner that it is not difficult to segregate, identify or ascertain such assets; (viii) conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence; (ix) maintain separate financial statements, except to the extent that the Borrower's or Fly Malta's financial and operating results are consolidated with those of the Borrower Parent or FLL in consolidated financial statements; (x) pay its own liabilities only out of its own funds; (xi) maintain an arm's-length relationship with the Servicer, FLL, and its Affiliates; (xii) not hold out its credit or assets as being available to satisfy the obligations of others; (xiii) except as expressly permitted by this Agreement or the other Basic Documents, not assume, guarantee or pay the debts or obligations of any other Person nor otherwise pledge its assets as security for the obligations of any other Person; (xiv) correct any known misunderstanding regarding its separate identity; (xv) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities and pay its operating expenses and liabilities from its own assets; (xvi) cause its board of directors to meet at least annually or act pursuant to written consent and keep minutes of such meetings and actions and observe in all respects all other company formalities; (xvii) not acquire the obligations or any securities of the Servicer, FLL or its Affiliates (except that the Borrower Group Companies may hold the Shares of its Subsidiaries); (xiii) conduct business in its own name and strictly complies with all organizational formalities to maintain its separate existence or, in communicating through any agent or representative, take all reasonable steps available to it to ensure that (or, in the case of an agent or representative engaged by an Affiliate, procure that such Person takes all reasonable steps available to it to ensure that) such agent or representative identifies the individual entity for whom that agent is acting; (xix) cause the directors, officers, agents and other representatives of the Borrower to act at all times with respect to the Borrower consistently and in furtherance of the foregoing and in the best interests of the Borrower; and (xx) ensure that all decisions with respect to the business and daily operations of the Borrower will be independently made and will not be directed or dictated by any other entity.

Section 5.21.          Hedging Requirements.  The Borrower shall:

(a)            enter into and at all times maintain Derivatives Agreements with Derivatives Creditors, by way of interest rate swap transactions, for the purposes of limiting the Borrower Group Companies' exposure to adverse movements in interest rates in relation to the Loans, to ensure that at all times, interest is payable at fixed rates on not less than 100%, and not more than 110%, of the aggregate Fixed Amount; provided that the Borrower shall enter into such required Derivatives Agreements within ninety (90) days of the Funding Date of each relevant Aircraft.  Prior to entering into a Derivatives Agreement with a Derivatives Creditor, the Borrower shall provide to the Administrative Agent, the Security Trustee or any Lender such documentation and other evidence which is reasonably requested by each Lender, Administrative Agent or the Security Trustee (as the case may be) to carry out and be satisfied with the results of all applicable "know your customer" requirements in respect of such Derivatives Creditor; and

(b)           ensure that no Derivatives Agreement entered into pursuant to this Section 5.21 shall have a termination or expiry date which extends beyond the later of (i) the scheduled termination or expiry date of the relevant Lease and (ii) the applicable Maturity Date; provided that, for so long as no Event of Default has occurred and is continuing, the Borrower shall be permitted to maintain any Derivatives Agreement for up to 90 days following any prepayment pursuant to Section 2.08(b)(i) to the extent the Borrower remains in compliance with the other requirements of this Section 5.21 following such termination; and

(c)           concurrently with the execution of any Derivatives Agreement, cause the applicable Derivatives Creditor to execute a supplement to this Agreement in form and substance reasonably satisfactory to the Administrative Agent, confirming that it consents to the provisions hereof.

For the purposes of this Section 5.21, "Fixed Amount" means the product of (x) the sum of the Allocable Percentages of each Aircraft in respect of which the Basic Rent under the relevant Lease is a fixed amount, and (y) the aggregate outstanding principal amount of the Series B Loans at such time.

Section 5.22.          Share Purchase Date.  On the Share Purchase Date, the Borrower Parent shall execute and deliver to the Administrative Agent the Fly HoldCo Share Charge, the Borrower Share Charge (as defined pursuant to the HoldCo Intercompany Credit Agreement) and all documents (including, in each case, a stock transfer executed in blank and a stock certificate) required to be delivered thereunder.  In addition, the Borrower Parent shall provide evidence reasonably satisfactory to the Administrative Agent that filings necessary to release the Interim Fly HoldCo Share Charge, and all Liens granted pursuant thereto, have been (or will promptly be) made.

Section 5.23.          Sale Completion Date.  On each Sale Completion Date, the Borrower shall cause the applicable Borrower Group Company to execute and deliver to the Administrative Agent each of the following, which shall be in form and substance reasonably satisfactory to the Administrative Agent:

(a)            true and complete copies of each condition precedent to the Sale Completion Date delivered pursuant to the applicable Conditional Sale Agreement;

(b)           to the extent required pursuant to the Perfection Requirements, a Local Law Mortgage in respect of the applicable Aircraft which shall be in form and substance satisfactory to the Administrative Agent;

(c)            a New York Law Mortgage in respect of the applicable Aircraft which shall be in form and substance satisfactory to the Administrative Agent;

(d)           the documents and instruments reasonably required to perfect the Secured Parties' and the HoldCo Security Trustee's first-priority Lien on, and security interest in, the Collateral, including the HoldCo Collateral (subject to the Perfection Requirements, as defined in the HoldCo Intercompany Credit Agreement) required to be delivered on or prior to such Sale Completion Date, which shall have been duly executed and delivered and be in proper form for filing, and shall, following filing thereof, which shall occur promptly (but in no event shall such documents be filed more than one (1) Business Day following such date), create in favor of the Secured Parties and the HoldCo Security Trustee, as the case may be, a perfected (to the extent obtainable under Applicable Law) first-priority Lien on, and security interest in, the Collateral, including the HoldCo Collateral (subject to the Perfection Requirements, as defined in the HoldCo Intercompany Credit Agreement); and

(e)           evidence reasonably satisfactory to the Administrative Agent that each CSA Security Document, and all Liens granted pursuant thereto, have been (or will promptly be) fully and irrevocably discharged.

ARTICLE VI

NEGATIVE COVENANTS

From the date hereof until the Commitments have expired or terminated and the principal and interest on each Loan and all fees payable hereunder have been paid in full, each of the Borrower and Fly Malta covenants and agrees with the Lenders that:

Section 6.01.          Indebtedness.  The Borrower will not, and will ensure that each Borrower Group Company will not, create, incur, assume or permit to exist any Indebtedness, except:

(a)            Indebtedness created under this Agreement or any other Loan Documents or Basic Documents, including any Indebtedness under the HoldCo Interim Note;

(b)           any Guarantee, counter-indemnity or similar obligation of any Borrower Group Company of any obligation of any other Borrower Group Company to any third party (including any of such Borrower Group Company's obligations to a Lessee or as the seller of an Aircraft) to the extent such obligation of the Borrower Group Company is permitted pursuant to the Loan Documents;

(c)            Indebtedness constituting an obligation to make End-of-Lease Payments;

(d)           Indebtedness constituting an obligation to make Lessor Payments;

(e)           Subordinated Indebtedness, HoldCo Intercompany Loans and Intercompany Loans;

(f)            any reimbursement, Guarantee, counter-indemnity or similar obligation, of any Aircraft Owning Entity to the Servicer incurred in the ordinary course of the performance of its duties under the Servicing Agreement or any sub-servicing agreement (provided that payment of such obligations is subject to the priority of payments set forth in Section 2.18); and

(g)           any reimbursement, Guarantee, counter-indemnity or similar obligation, of the Borrower or any Borrower Group Company (provided that any Aircraft Owning Entity shall only enter into such obligation in respect of its own property) that guarantees or in effect guarantees, or which is given to induce, or as a condition to or requirement of, the issue by another Person (including any bank) of any guarantee, letter of credit, bond or other assurance in favor of any Governmental Authority, airport authority, or third party maintenance or repair performer, to secure return of any Aircraft or other property.

Section 6.02.          Liens.  The Borrower will not, and will ensure that each Borrower Group Company will not, create, incur, assume or permit to exist any Lien (other than the segregation of End-of-Lease Payments not permitted to be commingled), on any property or asset now owned or hereafter acquired by it (including, without limitation, all shares of capital stock, all beneficial interests in trusts, all ordinary shares and preferred shares and any options, warrants and other rights to acquire such shares or interests "("Ownership Interests") and any Indebtedness of any Borrower Group Company held by the Borrower or of any other Borrower Group Company), or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)            Liens created pursuant to the Loan Documents or Basic Documents; and

(b)           Permitted Encumbrances.

Section 6.03.          Fundamental Changes.  The Borrower will not, and will ensure that each Borrower Group Company will not, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).  The Borrower will not, and will ensure that each Borrower Group Company will not, (i) acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person except for purchases of property to be sold or used in the ordinary course of business or (ii) issue or transfer any Capital Stock to the Borrower Parent; provided the Borrower and Fly Malta may issue Capital Stock to the Borrower Parent and Borrower Parent may acquire the Capital Stock of Fly HoldCo pursuant to the Share Purchase Agreement and provided, further, that any Capital Stock other than common equity shall have terms and conditions acceptable to the Administrative Agent and be pledged in favor of the Security Trustee under the terms of the applicable Security Document.  The Borrower will not, and will ensure that each Borrower Group Company will not, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its business or property, whether now owned or hereafter acquired (including receivables and leasehold interests).

Notwithstanding the foregoing provisions of this Section:

(a)           any Borrower Group Company (other than the Borrower, Fly Malta or Fly HoldCo) may be merged or consolidated with or into, or the ownership interest in the same transferred to, any other Borrower Group Company (other than the Borrower, Fly Malta or Fly HoldCo);

(b)           any Dormant Subsidiary may be dissolved;

(c)           any Aircraft Owning Entity may sell, lease, transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) to any other Aircraft Owning Entity that is a Borrower Group Company; and

(d)           the Borrower Group Companies may sell Aircraft, Aircraft Interests or related Ownership Interests or assets to the extent not prohibited by Section 6.08 below.

Section 6.04.          Investments.  The Borrower will not, and will ensure that each Borrower Group Company will not, make or permit to remain outstanding any Investments, except:

(a)            Investments required in connection with the purchase of any Aircraft under Share Purchase Agreement;

(b)           Permitted Investments held in the Accounts which are subject to the Lien of the Security Documents;

(c)            Investments by a Borrower Group Company in another Borrower Group Company;

(d)           Derivatives Agreements entered into in the ordinary course of any Borrower Group Company's financial planning and not for speculative purposes;

(e)           (i) accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) negotiable instruments held and endorsed for collection in the ordinary course of business, (iii) lease, utility and other similar deposits in the ordinary course of business (iv) prepayments and deposits to suppliers in the ordinary course of business or (v) Investments in securities and instruments of trade creditors or customers in the ordinary course of business and consistent with the past practices that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(f)            Investments to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this Section; and

(g)           Investments acquired under the Share Purchase Agreement.

Section 6.05.          Restricted Payments.  The Borrower will not, and will ensure that each Borrower Group Company will not, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except to the extent such amounts would be permitted to be distributed to or as directed by the Borrower pursuant to Section 2.18, and except that the Borrower may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of such common stock.  Nothing herein shall be deemed to prohibit the payment of dividends by any Subsidiary of a Borrower Group Company to another Borrower Group Company or contributions by the Borrower Parent to the Borrower or any Borrower Group Company.  Notwithstanding anything to the contrary herein or in any other Loan Document to the contrary, the Borrower shall not accept, and shall ensure that Fly HoldCo does not make, any repayment or prepayment of the HoldCo Intercompany Loans in an amount in excess of the amounts in which the Loans are repaid or prepaid from time to time, unless such repayment or prepayment is (subject to and in accordance with the terms of this Agreement) immediately applied  by the Borrower towards the repayment or prepayment of the Loans.

Section 6.06.          Restrictive Agreements.  The Borrower will not, and will ensure that no Borrower Group Company will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Borrower Group Company to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Borrower Group Company to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any Borrower Group Companies or to Guarantee Indebtedness of the Borrower or any Borrower Group Companies; provided that:

(i)            the foregoing shall not apply to (x) restrictions and conditions imposed by law or by this Agreement or related documentation and (y) customary restrictions and conditions contained in agreements relating to the sale of any property pending such sale; provided that such restrictions and conditions apply only to the property that is to be sold and such sale is permitted under this Agreement; and

(ii)           clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof or the property subject thereto.

Section 6.07.          Concentration Limits.

(a)            The Borrower will not, and will not permit any Borrower Group Company to, (a) lease or re-lease, any Aircraft, if after effecting such lease or re-lease (and for these purposes, any lease or re-lease shall be considered to be effected on the date on which the subject leasing or re-leasing commences), the Borrower would (assuming full utilization prior to the Commitment Termination Date) be in violation of any of the Concentration Limits or (b) lease or re-lease any Aircraft to any lessee located in, or as a result of which such Aircraft would be, or would be permitted to be, habitually operated in, a Sanctioned Country, other than, in any such case, as may be permitted by Sanctions, provided that notwithstanding the foregoing, no breach of this Section 6.07(a) shall be deemed to have occurred by virtue of any Third Party Event in contravention of the requirements of the applicable lease to the extent that (i) no Borrower Group Company consents or has consented to such Third-Party-Event; and (ii) the Borrower Group Company which is the lessor or owner of such Aircraft takes action with respect to such Third-Party-Event in accordance with the Standard.  In addition, in the event that a Total Loss of an Aircraft occurs after the date on which the Borrower or any Borrower Group Company, enters into an agreement to lease or re-lease such Aircraft and prior to the date on which the subject lease or re-lease, as the case may be, is effected as aforesaid, in determining whether such disposition would be in violation of the Concentration Limits, such Total Loss shall be deemed not to have occurred.

(b)           The Borrower will not, and will not permit any Borrower Group Company to, enter into any arrangements to convert any Eligible Aircraft from a passenger to freighter configuration without the consent of the Administrative Agent.

Section 6.08.          Sales of Aircraft.  Without the prior written consent of the Administrative Agent, the Borrower will not, and will not permit any Borrower Group Company to, dispose of any Aircraft to any non-Borrower Group Company (including pursuant to a Purchase Option) unless:

(a)           the Net Available Proceeds thereof (in cash) are equal to or greater than the sum of (x) 100% of, the product of (A) the Allocable Percentage applicable to such Aircraft and (B) the aggregate outstanding principal amount of the Loans immediately prior to such Disposition and (y) all amounts payable in connection with such Disposition in accordance with clauses "first" and "second" of Section 2.18(a);

(b)           such Disposition does not result in a breach of the Concentration Limits (or cause any Concentration Limit that is already in breach to worsen);

(c)           such Disposition will not cause the LTV Ratio to be greater than the LTV Ratio immediately prior to such Disposition;

(d)           such Disposition will not result in a DSCR Trigger Event (assuming for this calculation that such Disposition has occurred) or a Utilization Trigger Event;

(e)           the Weighted Average Remaining Lease Term immediately following such Disposition shall be at least as long as the remaining term of the Series B Loans to the Maturity Date thereto as of such date;

(f)            no Event of Default has occurred and is continuing (unless such Disposition would cure such Event of Default); and

(g)           solely in respect of any Aircraft sold (or otherwise disposed of) to any Affiliate (other than to a Borrower Group Company), the Borrower shall provide a certification to the Administrative Agent that such sale was conducted on an arm's length basis.

Section 6.09.          Modifications of Certain Documents.  The Borrower will not, and will not permit any Borrower Group Company to, consent to any modification, supplement or waiver of any of the provisions of any their respective organizational or constitutive documents that is materially adverse to the interests of the Lenders, without the prior consent of the Administrative Agent (with the approval of the Required Lenders) other than as required in accordance with changes in the Applicable Law in the applicable jurisdiction of the Borrower Group Company. Any amendment, modification, supplement or extension of any Lease shall only be permitted if after such amendment, modification, supplement or extension, the Lease is in compliance with the Minimum Lease Provisions (unless waived by the Administrative Agent) or, to the extent any deviation from the Minimum Lease Provisions has been previously agreed by the Administrative Agent (which the Leases in relation to the Initial Aircraft reviewed by the Lenders in connection with the execution of the Share Purchase Agreement are deemed to be provided that they are in form and substance the same as the form of applicable Leases appended thereto), no amendment, modification, supplement or extension shall be permitted to the extent it worsens any then existing deviation from the Minimum Lease Provisions.  The Borrower will not, and will not permit any Borrower Group Company to, consent to any modification, supplement or waiver of any of the provisions of the Share Purchase Agreement that would adversely affect the Lenders, without the prior consent of the Administrative Agent (with the approval of the Required Lenders).

Section 6.10.          Limitation on Business Activities.

(a)            The Borrower will not, and will not permit any Borrower Group Company to, engage in any business or activity other than:

(i)            activities otherwise contemplated by this Agreement or the Share Purchase Agreement;

(ii)           purchasing or otherwise acquiring, owning, holding, converting, maintaining, modifying, managing, operating, leasing, re-leasing and, subject to the limitations set forth in this Agreement, selling or otherwise disposing of Aircraft and entering into all contracts and engaging in all related activities incidental thereto, including, from time to time, accepting, exchanging, holding or permitting any such Borrower Group Company to accept, exchange or hold promissory notes, contingent payment obligations or Ownership Interests, of lessees or their Affiliates issued in connection with the bankruptcy, reorganization or other similar process, or in settlement of delinquent obligations or obligations anticipated to be delinquent, of such lessees or their respective Affiliates in the ordinary course of business; provided that the Borrower will not, and will not permit any Borrower Group Company, other than an Aircraft Owning Entity, to own an Aircraft or permit any Aircraft Owning Entity to hold legal title to (or to be a conditional buyer under a title reservation agreement (within the meaning of the Cape Town Convention)) more than four (4) Aircraft (but there shall be no limitation on the number of Aircraft Owning Entities that are Irish bare trusts (each holding legal title to one Aircraft) which may be owned beneficially by a single Aircraft Owning Entity that is not such an entity);

(iii)          in the case of any Borrower Group Company (other than any Aircraft Owning Entity or an Intermediate Lessee), entering into the Derivatives Agreement specifically required under Section 5.21; and

(iv)          taking out, acquiring, surrendering and assigning policies of insurance and assurances with any insurance company or companies in the ordinary course of a Borrower Group Company's business and not for speculative purposes which such Borrower Group Company may think fit and to pay the premiums thereon.

(b)           The Borrower will not, and will not permit any Borrower Group Company to, employ or maintain any employees other than as required by any provisions of local law; provided that directors shall not be deemed to be employees for purposes of this Section.

Section 6.11.          Limitations on Sales and Leasebacks.  The Borrower will not, and will not permit any Borrower Group Company to, enter into any arrangement with any Person providing for the leasing by any Borrower Group Company of real or personal property which has been or is to be sold or transferred for fair value by the Borrower or such Borrower Group Company to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Borrower Group Company.

Section 6.12.          Non-Petition, Material Actions.

(a)            The Borrower will not, and will not permit any Borrower Group Company to, prior to the date which is one year and one day (or, if longer, the applicable preference period then in effect and one day) after the payment in full of all Obligations, institute against, or join any other Person in instituting against, the Borrower or any Borrower Group Company, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any bankruptcy, insolvency, reorganization or similar law; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

(b)           Without limiting the foregoing, the Borrower shall provide (and at all times the Borrower's and any Borrower Group Company's organizational or constitutional documents shall reflect) that the unanimous consent of all directors is required for the Borrower or any Borrower Group Company to (i) dissolve or liquidate, in whole or part (with the exception of any Dormant Subsidiary), or institute proceedings to be adjudicated bankrupt or insolvent, (ii) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (iii) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (iv) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower, (v) make any assignment for the benefit of the Borrower's creditors, (vi) admit in writing its inability to pay its debts generally as they become due, (vii) amend the Borrower's or any Borrower Group Company's organizational or constitutional documents, (viii) consolidate, or sell any assets except in compliance with Section 6.08, (ix) take any action in furtherance of any of the foregoing or (x) take any substantially similar action with respect to any other Aircraft Owning Entity (including trusts) legally or beneficially owned by such Borrower Group Company; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

Section 6.13.          Changes in Fiscal Year, Changes in Tax Residency.  The Borrower will not, and will not permit other Borrower Group Companies to, (i) change the last day of its fiscal year from that in effect on the date of this Agreement and (ii) make or permit any change in accounting policies or reporting practices, without the consent of the Administrative Agent, such consent not to be unreasonably withheld, except changes that are required by or in accordance with GAAP or IFRS as in effect from time to time.  In addition, the Borrower shall not, and shall not permit other Borrower Group Companies to, take any affirmative action which would cause it, or any Borrower Group Company that is Tax resident in Ireland as of the date of this Agreement, to no longer be Tax resident in Ireland without the consent of the Administrative Agent, not to be unreasonably withheld.

Section 6.14.          Asset Acquisitions.  The Borrower shall not, and shall not permit any Borrower Group Company to, purchase or otherwise acquire any aircraft, engine or interest in any of the foregoing other than the Initial Aircraft or any interest therein.  Notwithstanding the foregoing, the Borrower may permit any Subsidiary of Fly HoldCo to, (A) purchase or otherwise acquire, directly or indirectly, any Aircraft owned by another Subsidiary of Fly HoldCo, (B) purchase or otherwise acquire, directly or indirectly, any engine or any engine or airframe part, for the purposes of maintaining or modifying (each to the extent permitted under this Agreement) an Aircraft, Engine or Part, or for the purposes of positioning an Aircraft, Engine or Part for lease or sale, or as contemplated under the terms of a Lease and (C) at any time following the Share Purchase Date, otherwise purchase or acquire, directly or indirectly, Substitute Aircraft which are Eligible Aircraft from time to time, with Available Disposition Proceeds, so long as the following requirements, as applicable, are satisfied with respect to any such purchase or acquisition of such Substitute Aircraft (each such purchase or acquisition of Substitute Aircraft satisfying all of the following applicable conditions (a) through (i), a "Permitted Substitute Aircraft Acquisition"):

(a)            no Event of Default shall have occurred and be continuing or would result from such Permitted Substitute Aircraft Acquisition;

(b)           such Permitted Substitute Aircraft Acquisition does not result in a breach of the Concentration Limits or, to the extent immediately prior to such Permitted Substitute Aircraft Acquisition a Concentration Limit breach already existed, does not worsen such breach;

(c)           such Substitute Aircraft shall be subject to an Eligible Lease;

(d)           the LTV Ratio following such Permitted Substitute Aircraft Acquisition shall be equal to or less than the LTV Ratio prior to the Disposition of the Aircraft to which such Available Disposition Proceeds relate;

(e)            the Weighted Average Portfolio Age following such Permitted Substitute Aircraft Acquisition shall be equal to or less than the Weighted Average Portfolio Age prior to the Disposition of the Aircraft to which such Available Disposition Proceeds relate;

(f)            the Weighted Average Remaining Lease Term following such Permitted Substitute Aircraft Acquisition shall be equal to or greater than the Weighted Average Remaining Lease Term prior to the Disposition of the Aircraft to which such Available Disposition Proceeds relate;

(g)           the Debt Service Coverage Ratio following such Permitted Substitute Aircraft Acquisition shall be equal to or greater than 1.20:1.00 or, to the extent immediately prior to the Disposition of the Aircraft to which such Available Disposition Proceeds relate, the Debt Service Coverage Ratio was below 1.20:1.00, such Permitted Substitute Aircraft Acquisition shall not decrease such Debt Service Coverage Ratio, in each case for the three (3) months immediately prior to such Permitted Substitute Aircraft Acquisition and assuming for this purpose that the acquired Substitute Aircraft was in the Portfolio for the preceding three (3) months in lieu of the Aircraft that was the subject of the relevant Disposition;

(h)           the Borrower shall have provided to the Administrative Agent the conditions precedent set forth in Section 4.02 in respect of such Substitute Aircraft, to the extent applicable, provided that the Appraisal provided pursuant thereto shall be dated not more than three (3) months prior to the date of the proposed Permitted Substitute Aircraft Acquisition; and

(i)            the Available Disposition Proceeds used to acquire such Substitute Aircraft shall be in respect of a Disposition which occurred not more than six (6) months prior to the date of such Permitted Substitute Aircraft Acquisition.

ARTICLE VII

RESERVED

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01.          Events of Default.

If any of the following events ("Events of Default") shall occur:

(a)           (i) failure by the Borrower or Fly Malta to pay in full the outstanding principal balance of the Loans on their applicable Maturity Date, or (ii) failure by the Borrower or Fly Malta to make any payment or prepayment of principal (including payment of Required Principal Payment Amounts) or interest on the Loans under this Agreement or any Note when due, or to pay any Derivatives Obligations when due, and such payment is not received within five (5) Business Day of the due date therefor;

(b)           failure by the Borrower or Fly Malta to make any payment under this Agreement, any Note or other Loan Document (other than payments set forth in clause (a) above) when due and such payment is not received within ten (10) Business Days after written notice of such non-payment has been given by the Administrative Agent to the Borrower and the Servicer; provided that failure to pay any amounts which are payable to the Servicer, the payment of which has for the time being, been waived by the Servicer or is being contested in good faith, shall not be deemed an Event of Default under this clause (b) if such amounts are not paid solely because all amounts due and owing to, or received by the Borrower or any Borrower Group Company therefrom from any source, and other amounts in the Collections Account and the Borrower Rental Accounts were insufficient to pay such amounts in accordance with the priorities of Section 2.18(b), as applicable;

(c)           (i) any Loan Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate or not be the legally valid, binding and enforceable obligation of any of the Borrower or any other Borrower Group Company party thereto or, other than with respect to any such Lien, not be effective; (ii) the Borrower, the Servicer or any Borrower Group Company shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability of any Loan Document or any Lien granted thereunder; (iii) except as permitted under any Loan Document, any Lien over any Collateral (A) pledged by the Borrower Parent, the Borrower or any other Borrower Group Company and (B) securing any Obligation or any Obligation (as defined in the HoldCo Intercompany Credit Agreement), shall, in whole or in part, cease to be a perfected Lien or a first priority Lien (other than with respect to Permitted Liens and subject always to the Perfection Requirements (as defined in the HoldCo Intercompany Credit Agreement)) and such default shall not have been cured within twenty (20) Business Days after written notice to the Borrower and the Servicer; (iv) the Servicing Agreement shall terminate or not be the legally valid, binding and enforceable obligation of any of the Borrower, Fly Malta or the Servicer and a replacement servicing agreement with terms (relating to the Services, as such term is defined in the Servicing Agreement, and for the avoidance of doubt not relating to any fees) acceptable to the Required Lenders, acting reasonably, has not been entered into with a replacement servicer acceptable to the Required Lenders, acting reasonably, on or prior to the date of such termination, provided that where the Borrower has requested in writing (and such request may be made prior to the date of such termination) that the Required Lenders consent to such new arrangements, the replacement servicer and servicing agreement shall be deemed to be acceptable to the Lenders if the Borrower has not received a response within thirty (30) days of such request and all references to "Servicer" and "Servicing Agreement" hereunder and under the other Loan Documents shall thereafter be to the replacement servicer and the replacement servicing agreement, and provided further that in the event that the Servicing Agreement is terminated by the Administrative Agent pursuant to Section 8.02 and the Administrative Agent has failed to replace the Servicer in accordance with Section 8.02, the failure to have a replacement servicer in place shall not be an Event of Default; (v) FLL shall be in breach of its obligations under the FLL Limited Guaranty or (vi) AAB or FLL shall be in breach of their respective obligations under the AAB Letter;

(d)           (i) failure of the Borrower or any Borrower Group Company to perform or observe any covenant or agreement contained in Section 5.05, 5.19, 5.20 or the first sentence of Section 5.22, (ii) failure of the Borrower or any Borrower Group Company to perform or observe any covenant or agreement contained in Section 5.02, the second sentence of Section 5.22 or Section 5.23, and such failure shall continue unremedied for a period of five (5) Business Days, or (iii) failure other than as set forth in clauses (a) through (c) above, of the Borrower or any Borrower Group Company to perform or observe any other undertaking, obligation or covenant of the Borrower or such Borrower Group Company contained in this Agreement or any other Loan Document (A) in the case of any failure by the Borrower to deliver any Quarterly Report, such failure shall continue unremedied for a period of five (5) Business Days after written notice thereof (including by means of electronic mail) has been delivered by the Administrative Agent to the Borrower and the Servicer and (B) in the case of failure to perform any other undertaking, obligation or covenant of the Borrower or any Borrower Group Company such failure to perform shall continue unremedied for a period of thirty (30) Business Days after the date of written notice thereof has been delivered by the Administrative Agent to the Borrower and the Servicer;

(e)            any material statement, declaration, representation or warranty made by (i) the Borrower or any other Borrower Group Company herein or in any Note, any Security Document or any other Loan Document to the Administrative Agent, the Security Trustee or the Lenders (or to the Borrower in the case of Fly HoldCo), (ii) the Servicer in the Servicing Agreement or any certificate provided pursuant thereto or hereto, shall at any time prove to have been incorrect in any material respect at the time made, such representation or warranty shall remain incorrect at the time such incorrectness is discovered and, if capable of cure, the circumstances giving rise to such incorrectness shall not have been cured within thirty (30) Business Days after written notice thereof has been delivered by the Administrative Agent to the Borrower and the Servicer;

(f)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower Group Company or its debts, or of a substantial part of its assets, under any bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower Group Company or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of sixty (60) or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(g)           any Borrower Group Company shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (f) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower Group Company or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(h)           any Borrower Group Company shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(i)             there occurs under one or more Derivatives Agreement(s) an "Early Termination Date" or similar term (as defined in such Derivatives Agreement) resulting from (i) any event of default under such Derivatives Agreement as to which the Borrower is the "Defaulting Party" or similar term (as defined in such Derivatives Agreement) or (ii) any "Termination Event" or similar term (as so defined) as to which the Borrower is an "Affected Party" or similar term (as so defined), other than in anticipation of the sale of an Aircraft or Aircraft Owning Entity or as otherwise permitted pursuant to Section 5.21 and, in either event, (x) the "Derivatives Termination Value" or similar term (as so defined) owed by the Borrower as a result thereof is greater than $25,000,000 in aggregate and remains outstanding for a period of twenty (20) Business Days and (y) the applicable Derivatives Agreements were required pursuant to the terms of this Agreement;

(j)             one or more non-appealable judgments for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against any Borrower Group Company or any combination thereof by a court of competent jurisdiction and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower Group Company to enforce any such judgment;

(k)            the occurrence of "Event of Default" under and as defined in the HoldCo Intercompany Credit Agreement; or

(l)            the occurrence of any Change in Control;

then, and in every such event (other than an event described in clause (f) or (g) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower and Fly Malta declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower Group Companies accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower Group Company; and in case of any event described in clause (f) or (g) of this Article, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower Group Companies accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower Group Company.

Section 8.02.          Servicer Replacement Event.  Without limiting the foregoing, whether or not an Event of Default has occurred, in the event of a Servicer Replacement Event that has not been cured and no replacement servicer has been appointed by Fly HoldCo (and approved by the Required Lenders) within two (2) months following such Servicer Replacement Event, the Administrative Agent may, at the request of the Required Lenders, terminate the Servicing Agreement and replace the Servicer with a Person selected by the Required Lenders.

ARTICLE IX

THE ADMINISTRATIVE AGENT AND SECURITY TRUSTEE

Section 9.01.          Appointment.  Each Lender and each Derivatives Creditor hereby irrevocably designates and appoints (i) the Administrative Agent as the agent of such Lender and such Derivatives Creditor under this Agreement and the other Loan Documents and (ii) the Security Trustee to act as security trustee under and in connection with the Loan Documents and to take such action on behalf of the Secured Parties and to exercise such powers and discretion as are expressly delegated to it under this Agreement and each other Loan Document to which it is a party, and each Lender and each Derivatives Creditor irrevocably authorizes each Secured Party Representative, in such capacity, to take such action on its behalf and to exercise such powers and perform such duties as are expressly delegated to it under the provisions of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Security Trustee declares that it holds the Collateral on trust for the Lenders and the Derivatives Creditors on the terms contained in this Agreement.  Each Secured Party Representative agrees to promptly distribute any notices received by any Borrower Group Company to each of the Lenders and Derivatives Creditors following receipt thereof.

Each Secured Party Representative and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Borrower Group Company as though such Secured Party Representative were not a Secured Party Representative. Neither Secured Party Representative shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.  With respect to its Loans made or renewed by it, each Secured Party Representative shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not a Secured Party Representative, and the terms "Lender" and "Lenders" shall include each Secured Party Representative in its individual capacity.

Section 9.02.          Exculpatory Provisions.

(a)            No Secured Party Representative shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing,

(i)            the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing. The Security Trustee shall not have any fiduciary duties to any person other than the Lenders and the Derivatives Creditors, regardless of whether a Default has occurred and is continuing;

(ii)           no Secured Party Representative shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers (i) (in case of the Administrative Agent) expressly contemplated hereby or by the other Loan Documents that such Secured Party Representative is required to exercise as directed in writing by the Required Lenders or (ii) (in case of the Security Trustee) required in order to protect the Security Trustee's own position;

(iii)          except as expressly set forth herein and in the other Loan Documents, no Secured Party Representative shall have any duty to take any discretionary action or exercise any discretionary powers or have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower Group Company that is communicated to or obtained by the such Secured Party Representative or any of its Affiliates in any capacity and;

(iv)          except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall, in exercising any discretionary powers or granting any consents, act in accordance with the instructions of the Required Lenders, and absent any such instructions shall not be obliged to exercise any such discretions or powers.

(b)           No Secured Party Representative shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or (in the case of the Security Trustee) the Administrative Agent, in the absence of its own gross negligence or willful misconduct.  No Secured Party Representative shall be liable for any errors in judgment made in good faith.  In no event shall any Secured Party Representative be obligated to act in any manner that is contrary to Applicable Law.  No Secured Party Representative shall be deemed to have knowledge of any event, report, information or Default unless and until written notice thereof is received by a Responsible Officer of such Secured Party Representative from a Borrower Group Company.  The information actually known by any Secured Party Representative shall not be attributed or imputed to such Secured Party Representative acting in any other capacity, or to any affiliate, line of business, subsidiary or other division of such Secured Party Representative, and information actually known by any Secured Party Representative, acting in any capacity other than as a Secured Party Representative hereunder, shall not be attributed or imputed to the Secured Party Representative.

(c)            Neither Secured Party Representative shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (including recalculating or re-verifying any calculation or information set forth therein), (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to such Secured Party Representative.

(d)           No Secured Party Representative shall be liable for any action or inaction of Borrower, any other Secured Party Representative, any Lender, any Derivatives Creditor or any other party (or agent thereof) to this Agreement or any other Loan Document, and may assume performance by them of their obligations under this Agreement and any other Loan Document, absent written notice or actual knowledge of a Responsible Officer of the relevant Secured Party Representative to the contrary.

Section 9.03.          Reliance.  Each Secured Party Representative shall be entitled to request and to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex, email or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice, opinions, certificates and statements of legal counsel (including, without limitation, counsel to the relevant Secured Party Representative or counsel to the Borrower Group Companies), independent accountants and other experts selected by such Secured Party Representative.  Each Secured Party Representative shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of or direction from the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) or (in case of the Security Trustee) the Administrative Agent as it deems appropriate and/or it shall first be indemnified and/or secured to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking, continuing to take, or refraining from taking any such action.  Each Secured Party Representative shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of or direction from the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) or (in case of the Security Trustee) the Administrative Agent, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and Derivatives Creditors and all future holders of the Loans.

Section 9.04.          Delegation.  Each Secured Party Representative may execute any of its duties under this Agreement and the other Loan Documents by or through agents (or, in the case of the Administrative Agent, a sub-agent), delegates, custodians, co-trustees, separate trustees, or attorneys-in-fact and shall be entitled to advice of counsel of its own choosing concerning all matters pertaining to such duties and shall not incur any liability in acting in good faith in accordance with any advice from such counsel.  No Secured Party Representative shall be responsible for the negligence or misconduct of any agents, delegates, custodians, co-trustees, separate trustees, or attorneys-in-fact selected except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Secured Party Representative acted with gross negligence or willful misconduct in the selection of such agent or attorney-in-fact.

Section 9.05.          Reserved.

Section 9.06.          Successor Secured Party Representative.  The Administrative Agent may resign as Administrative Agent and the Security Trustee may resign as Security Trustee upon ten (10) days' notice to the Lenders, the Derivatives Creditors and the Borrower, provided that any such resignation must also apply to their equivalent capacity under the HoldCo Intercompany Credit Agreement.  If any such Secured Party Representative shall resign under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor representative for the Lenders and the Derivatives Creditors, which successor representative shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld, delayed or conditioned and shall be deemed to have been given unless the Borrower shall have objected to such appointment by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof), whereupon such successor agent shall succeed to the rights, powers and duties of such Secured Party Representative, and the term "Administrative Agent" or "Security Trustee", as the case may be, shall mean such successor representative effective upon such appointment and approval, and such former Secured Party Representative's rights, powers and duties as such Secured Party Representative shall be terminated, without any other or further act or deed on the part of such former Secured Party Representative or any of the parties to this Agreement or any holders of the Loans.  If no successor agent or security trustee has accepted appointment as such Secured Party Representative by the date that is ten (10) days following a retiring Secured Party Representative's notice of resignation, then the retiring Secured Party Representative may apply to a court of competent jurisdiction for the appointment of a successor Secured Party Representative or for other appropriate relief.  The costs and expenses (including its attorneys' fees and expenses) incurred by the Secured Party Representative in connection with such proceeding shall be paid by the Borrower.  Upon receipt of the identity of the successor Security Trustee, the Security Trustee shall deliver the Collateral then held under the Loan Documents to the successor Security Trustee.  Upon its resignation and delivery of the Collateral as set forth in this Section, the Security Trustee shall be discharged of and from any and all further obligations arising in connection with the Collateral or this Agreement.  After any retiring Secured Party Representative' resignation as Secured Party Representative, the provisions of this Article 9 and Section 10.03 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Secured Party Representative under this Agreement and the other Loan Documents.

Each Lender and each Derivatives Creditor expressly acknowledges that neither of the Secured Party Representatives nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Secured Party Representative hereafter taken, including any review of the affairs of the Borrower Group Companies or any affiliate of the Borrower Group Companies, shall be deemed to constitute any representation or warranty by any Secured Party Representative to any Lender or any Derivatives Creditor.  Each Lender and each Derivatives Creditor represents to the Secured Party Representatives that it has, independently and without reliance upon any Secured Party Representative or any other Lender or Derivatives Creditor, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower Group Companies and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender and each Derivatives Creditor also represents that it will, independently and without reliance upon any Secured Party Representative or any other Lender or other Derivatives Creditor, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower Group Companies and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders or the Derivatives Creditors by any Secured Party Representative hereunder or any other Loan Document, no Secured Party Representative shall have any duty or responsibility to provide any Lender or any Derivatives Creditor with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Borrower Group Company or any affiliate of a Borrower Group Company that may come into the possession of such Secured Party Representative or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 9.07.          Security Trustee.  The Security Trustee shall be entitled to payment from the Borrower for customary fees and expenses for all services rendered by it hereunder as separately agreed to in writing between the Borrower and the Security Trustee (as such fees may be adjusted from time to time as agreed in writing between the Borrower and the Security Trustee).  The obligations of the Borrower contained in this Section shall survive the termination of this Agreement and the resignation or removal of the Security Trustee.

(a)            The Security Trustee shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder.

(b)           Any corporation into which the Security Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Security Trustee shall be a party, or any corporation succeeding to the business of the Security Trustee shall be the successor of the Security Trustee hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by Applicable Law to effect such succession, anything herein to the contrary notwithstanding.

(c)            Whenever in the administration of the provisions of this Agreement or the other Loan Documents the Security Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action to be taken hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by one of the Borrower's or the Administrative Agent's officers, and delivered to the Security Trustee and such certificate shall be full warrant to the Security Trustee for any action taken, suffered or omitted by it under the provisions of this Agreement upon the faith thereof, in the absence of gross negligence or willful misconduct on the part of the Security Trustee.

(d)           Whenever, in the course of performing its duties pursuant to this Agreement or any of the Loan Documents, the Security Trustee is required to give its consent or direction or otherwise make a determination under any Loan Documents, it is understood and agreed that in all such instances it shall only provide such consent, direction or determination upon receipt of a written direction received from the Administrative Agent (subject to Section 10.02), and may conclusively rely and shall be fully protected in relying upon such direction.  Notwithstanding anything herein or in the Loan Documents to the contrary, the Security Trustee shall be fully protected and incur no liability in refraining from giving such consent or direction in the absence of the direction of the Administrative Agent. The Security Trustee shall be entitled to request instructions, or clarification of any instruction, from the Administrative Agent (or, if the relevant Loan Document stipulates the matter is a decision for a Lender or group of Lenders or other Persons, from that Lender or group of Lenders or Persons) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Trustee may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(e)            The parties hereto acknowledge that for purposes of applicable local law, the Security Trustee is required to execute certain Security Documents in its individual capacity, but always for the benefit of the Secured Parties.  This notwithstanding, the parties hereto agree that with regard to such Security Documents, the Security Trustee shall be subject to the duties and responsibilities of the Security Trustee and shall be entitled to the rights, protections, exculpations, benefits and indemnities set forth in this Agreement.

(f)            When the Security Trustee acts on any information, instructions or communications (including, but not limited to, communications with respect to the delivery of securities or the wire transfer of funds) sent in accordance with Section 10.01, the Security Trustee, absent gross negligence or willful misconduct, shall not be responsible or liable in the event such communication is not an authorized or authentic communication of the Borrower or Administrative Agent or is not in the form the Borrower and Administrative Agent sent or intended to send (whether due to fraud, distortion or otherwise).  The Borrower shall indemnify the Security Trustee against any loss, liability, claim or expense (including legal fees and expenses) it may incur with its acting in accordance with any such communication.

(g)           In no event shall the Security Trustee be liable (i) for acting in accordance with or conclusively relying upon any instruction, notice, demand, certificate or document from the Borrower and the Administrative Agent or any entity acting on behalf of the Borrower or the Administrative Agent, (ii) for any indirect, consequential, punitive or special damages, regardless of the form of action and whether or not any such damages were foreseeable or contemplated, (iii) for the acts or omissions of its delegates, custodians, nominees, correspondents, designees, agents, subagents or subcustodians appointed by it with due care, (iv) for the investment or reinvestment of any cash held by it hereunder, in each case in good faith, in accordance with the terms hereof, including without limitation any liability for any delays in the investment or reinvestment of the Collateral, or any loss of interest or income incident to any such delays, or (v) for an amount in excess of the value of the Collateral, valued as of the date of deposit, but only to the extent of direct money damages, in each case unless caused by the Security Trustee's gross negligence or willful misconduct.

(h)            The Security Trustee shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Security Trustee (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

(i)             The Security Trustee shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited under any Loan Document, or for any description therein, or for the identity or authority of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.  The Security Trustee shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited under any Loan Document.

(j)            The Security Trustee shall not be under any duty to give the Collateral held by it under the Loan Documents any greater degree of care than it gives its own similar property and shall not be required to invest any funds held by it except as directed in each Account Control Agreement and the other Loan Documents and shall not be liable for any loss, including without limitation any loss of principal or interest, or for any breakage fees or penalties in connection with any investment of the Collateral.  Uninvested funds held by the Security Trustee shall not earn or accrue interest. The Security Trustee shall not be under any obligation to insure any of the Collateral, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Loan Documents.  The Security Trustee shall not be responsible for any loss or liability which may be suffered by any person as a result of the lack of or inadequacy of any insurance.

(k)            In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Security Trustee under any Loan Document, the Security Trustee may, in its sole discretion, refrain from taking any action other than to retain possession of the Collateral, unless the Security Trustee receives written instructions, signed by the Administrative Agent (or, if the relevant Loan Document stipulates the matter is a decision for a Lender or group of Lenders or other Persons, from that Lender or group of Lenders or other Persons), which eliminates such ambiguity or uncertainty.

(l)             In the event of any dispute between or conflicting claims among the Borrower and the Administrative Agent and any other person or entity with respect to any Collateral, the Security Trustee shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Collateral so long as such dispute or conflict shall continue, and the Security Trustee shall not be or become liable in any way to the Borrower and the Administrative Agent for failure or refusal to comply with such conflicting claims, demands or instructions.  The Security Trustee shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Security Trustee or (ii) the Security Trustee shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all losses which it may incur by reason of so acting.  Any court order, judgment or decree shall be accompanied by a legal opinion by counsel for the presenting party, satisfactory to the Security Trustee, to the effect that said order, judgment or decree represents a final adjudication of the rights of the parties by a court of competent jurisdiction, and that the time for appeal from such order, judgment or decree has expired without an appeal having been filed with such court.  The Security Trustee shall act on such court order and legal opinions without further question.  The Security Trustee may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary.  The costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed a joint and several obligation of, the Borrower and the Administrative Agent.

(m)           The Security Trustee shall have no duty to monitor the effectiveness or perfection of any security interest in the Collateral or the performance of any Borrower Group Company or any other party to the Loan Documents nor shall have no liability in connection with non-compliance by any Borrower Group Company with any statutory or regulatory requirements related to the Collateral.

The Borrower shall pay or reimburse the Security Trustee upon request for any transfer Taxes or Other Taxes of the Borrower Group Companies relating to the Collateral incurred in connection herewith and shall indemnify and hold harmless the Security Trustee from any amounts that it is obligated to pay in the way of such Taxes.  The Borrower and Fly Malta each will provide the Security Trustee with an appropriate Internal Revenue Service Form W-8 upon request.  Pursuant to the first sentence of this paragraph, the Borrower shall be responsible for the payment of any Taxes on such income.  This paragraph shall survive notwithstanding any termination of this Agreement or the resignation or removal of the Security Trustee.

The Security Trustee will not be liable for any action taken by it under or in connection with any Loan Document, unless directly caused by its gross negligence or wilful misconduct.

(n)           The Security Trustee shall not be liable for any failure to (i) register, file or record or otherwise protect any of the security interests created by the Security Documents (or the priority of any of the security interests created by the Security Documents) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Loan Documents or of the security interests created by the Security Documents or (ii) take, or to require any of the Borrower Group Companies to take, any steps to perfect its title to any of the Collateral or to render the security interests created by the Security Documents effective or to secure the creation of any ancillary security interest under the laws of any jurisdiction.

(o)           Except where a Loan Document to which the Security Trustee is a party specifically provides otherwise, the Security Trustee is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another party.

(p)           In acting as security trustee for the Lenders and the Derivatives Creditors, the Security Trustee shall be regarded as acting through its trustee division which shall be treated as a separate entity from any other of its divisions or departments. If information is received by another division or department of the Security Trustee, it may be treated as confidential to that division or department and the Security Trustee shall not be deemed to have notice of it. Notwithstanding any other provision of any Loan Document to the contrary, the Security Trustee is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

(q)           Notwithstanding any provision to the contrary in any Loan Document, where in any Loan Document (in relation to a matter not affecting the personal interests of the Security Trustee) (i) the Security Trustee is referred to as acting "reasonably" or in a "reasonable" manner or as coming to an opinion or determination that is "reasonable", (ii) the Security Trustee is referred to as acting or exercising any discretion (or refraining from acting or exercising any discretion), (iii) any item or thing is required to be "satisfactory" to the Security Trustee, or (iv) the Security Trustee's consent is required "not to be unreasonably withheld or delayed" (or any similar or analogous wording is used) this shall mean that the Security Trustee shall be acting or exercising any discretion (or refraining from the same) or coming to an opinion or determination on the instructions of the Administrative Agent acting reasonably or being so satisfied (as applicable) and that the Security Trustee shall be under no obligation to determine the reasonableness of such instructions from the Administrative Agent or whether in giving such instructions, the Administrative Agent is acting in a reasonable manner.

(r)            When acting under any Loan Document, the Security Trustee does so in accordance with its terms of appointment under this Agreement and is entitled to the protections set out therein. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any other Loan Document with regard to the rights, powers and/or obligations of the Security Trustee, the provisions of this Agreement shall prevail.

(s)           The rights, powers, authorities and discretions given to the Security Trustee under or in connection with the Loan Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Trustee by law or regulation or otherwise. Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Trustee in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

ARTICLE X

MISCELLANEOUS

Section 10.01.        Notices.

(a)           Subject to paragraph (b) of this Section, all notices, requests, directions, consents and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by email or sent by facsimile, as follows:

(i)	if to any Borrower Group Company, to it at

Fly Aladdin Funding Limited
West Pier Business Campus
Dun Laoghaire
Co. Dublin, A96 N6T7, Ireland
Attention:  General Counsel
 Fax:  +353 1 231 1901

with a copy to:

BBAM US LP
50 California Street
14th Floor
San Francisco, CA  94111
USA
Attention:  General Counsel
 Fax:  +1 415-618-3337
and if to the Borrower, with a copy to Fly Malta and if to Fly Malta, with a copy to the Borrower;

(ii)	if to the Administrative Agent, to:

BNP Paribas
787 7th Avenue, 27th floor
New York, NY 10019
Attn.: Sophia Kyi
dl.afgny.mo@us.bnpparibas.com

(iii)	if to the Security Trustee, to:

Wilmington Trust (London) Limited
Third Floor
1 King's Arms Yard
London EC2R 7AF
United Kingdom
Attention: Chris Hurford
Fax +44 (0)20 7397 3601
Email: Churford@Wilmingtontrust.com

 and

(iv)          if to any Lender, to it at its address (or facsimile number) set forth in Schedule III or on the Assignment and Acceptance relating to such Lender as an Eligible Assignee, as applicable.

(b)            Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent).  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d)           Any communication or document to be made or delivered to the Security Trustee will be effective only when actually received by the Security Trustee and then only if it is expressly marked for the attention of the department or officer identified with the Security Trustee's signature below (or any substitute department or officer as the Security Trustee shall specify for this purpose).

Section 10.02.        Waivers; Amendments.

(a)            No Deemed Waivers; Remedies Cumulative.  No failure or delay by any Secured Party Representative or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Secured Party Representatives and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Borrower Group Company therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Secured Party Representative or any Lender may have had notice or knowledge of such Default at the time.

(b)           Amendments.  Neither this Agreement or any Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.02.  The Required Lenders and each Borrower Group Company party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Secured Party Representatives and each Borrower Group Company party to the relevant Loan Document may, from time to time, (1) enter into written amendments, supplements or modifications hereto and thereto (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or changing in any manner the rights of the Lenders or of the Borrower Group Companies hereunder or thereunder or (2) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i)            increase the Commitment or outstanding Loans of any Lender without the written consent of such Lender;

(ii)           reduce or forgive the principal amount or extend the final scheduled date of maturity of any Loan or HoldCo Intercompany Loan, or extend the scheduled date of any amortization payment in respect of any Loan or HoldCo Intercompany Loan, modify Section 10.03(b)(ii) of the HoldCo Intercompany Credit Agreement, reduce the stated rate of any interest or fee payable under this Agreement (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective as to amounts owed to any Lender only with the consent of such Lender, but, for the avoidance of doubt, any Lender may waive such amounts as to itself only without the consent of any other Lender)) or extend the scheduled date of any payment thereof, in each case, without the written consent of each Lender;

(iii)          change Section 2.16(c), (d) or (e), in a manner that would alter the pro rata sharing of payments required thereunder, without the written consent of each Lender;

(iv)          change any of the provisions of this Section or the definition of the term "Required Lenders" or "Special Majority Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(v)           change any provision of this Agreement which requires a unanimous decision of the Lenders without the written consent of the unanimous Lenders, or change any provision of this Agreement which requires a Special Majority Lenders' decision without the written consent of the Special Majority Lenders;

(vi)          release any Borrower Group Company from its guarantee obligations or release any portion of the Collateral without the written consent of each Lender; in each case, other than in connection with a Disposition permitted hereunder; and provided that no such agreement shall amend, modify or otherwise affect the rights or duties of any Secured Party Representative hereunder without the prior written consent of such Secured Party Representative;

(vii)         amend the definition of LTV Ratio, Required LTV Threshold, DSCR Trigger Event, Utilization Trigger or the Concentration Limits set forth in Exhibit F, without the consent of the Special Majority Lenders;

(viii)        amend or modify the definition of Event of Default, Servicer Replacement Event, Sections 2.08(b), 2.18, 8.01 or 10.02(b), or the equivalent provisions of the HoldCo Intercompany Credit Agreement, without the written consent of each Lender;

(ix)          amend the definition of Event of Default, Required Lenders, Servicer Replacement Event, Special Majority Lenders or Standard or the Minimum Lease Provisions set forth in Exhibit D to this Agreement without the written consent of the Servicer;

(x)           amend, modify or waive any provision of this Agreement or any other Loan Document that would affect the rights or obligations of the Derivatives Creditors or the amount or priority of amounts payable to the Derivatives Creditor (including, without limitation, any definitions including the word "Derivatives" or the definitions of "Obligations" and the priority of distributions set forth in Section 2.18) without the written consent of each Derivatives Creditor whose rights would be affected thereby;

In addition, the Borrower shall not amend the Servicing Agreement in a manner that would increase the Servicing Fees, Sales Fees or any other amount payable by the Borrower to the Servicer in accordance with Section 2.18 without the written consent of the Required Lenders.

An amendment, supplement, modification or waiver which relates to the rights or obligations of the Security Trustee may not be effected without the consent of the Security Trustee.

(c)           Replacement of Non-Consenting Lenders.  If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (b)(ii), (iii), (v) and (vi) of this Section 10.02, the consent of the Required Lenders is obtained but the consent of one or more of the other Lenders whose consent is required is not obtained, then (so long as no Event of Default has occurred and is continuing) the Borrower and Fly Malta shall have the right, at its sole cost and expense, to replace each such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more replacement Lenders pursuant to Section 2.17 so long as at the time of such replacement, each such replacement Lender consents to the proposed change, waiver, discharge or termination.

(d)           Schedules.  The Borrower may, in connection with the drawdown of any Loan, without the consent of any Lender and the Administrative Agent, update Schedule II as provided in Section 3.09 of this Agreement.  Any such updated Schedule  shall be deemed to replace the then currently existing Schedule.

Section 10.03.        Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrower agrees to pay (i) all reasonable and documented costs and out of pocket expenses (together with any applicable value added tax) incurred by the Secured Party Representatives and their respective Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for each Secured Party Representative (subject to such caps as may have been separately agreed between the Borrower and the relevant Secured Party Representative), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), subject in the case of the Effective Date and each subsequent Funding Date to any caps separately agreed between the Borrower and the relevant Secured Party Representative, (ii) all documented costs and out of pocket expenses (together with any applicable value added tax) incurred by either Secured Party Representative or any Lender, including the documented fees, charges and disbursements of any counsel for the Administrative Agent, Security Trustee, or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including in connection with any workout, restructuring or negotiations in respect thereof and (iii) all reasonable and documented costs, expenses, assessments and all other charges (together with any applicable value added tax) incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

(b)           Indemnification by the Borrower.  The Borrower agrees to indemnify the Administrative Agent, the Security Trustee and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (excluding, in relation to the Administrative Agent and the Lenders, Indemnified Taxes and Excluded Taxes, which for the avoidance of doubt are dealt with solely under Section 2.15), including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom or any payments that the Administrative Agent or Security Trustee is required to make under any indemnity, (iii) the possession, use, ownership, operation, condition, manufacture, design, registration and maintenance of any Aircraft, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto,(v) (in case of the Security Trustee) the exercise, or non-exercise, of any of the rights, powers, discretions and remedies vested in the Security Trustee by the Loan Documents or by law or (vi) (in case of the Security Trustee) its appointment as Security Trustee and/or the protection or enforcement of the Security Documents; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)            Reimbursement by Lenders.  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Security Trustee under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Security Trustee, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) (or if such Applicable Percentage is zero, immediately prior to its reduction to zero) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or Security Trustee, as the case may be, in its capacity as such.

(d)           Waiver of Consequential Damages, Etc.  To the extent permitted by Applicable Law, no Borrower Group Company shall assert, and each Borrower Group Company hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)            Payments.  All amounts due under this Section shall be payable reasonably promptly after written demand therefor.

Section 10.04.        Successors and Assigns.

(a)           Assignments Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Borrower Group Company may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower Group Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.

(i)            Any Lender may assign and transfer to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of the following Persons:

(A)          the Borrower or Fly Malta, as applicable; provided that (x) no consent of the Borrower or Fly Malta shall be required for an assignment to a Lender, an Affiliate of a Lender, a Pre-Approved Lender, an Affiliate of a Pre-Approved Lender or an Approved Fund (except that the assigning Lender shall provide notice to the Borrower or Fly Malta, as applicable, within a reasonable time period following such assignment), and (y) if an Event of Default has occurred and is continuing, no consent of the Borrower or Fly Malta shall be required for an assignment to any Eligible Assignee, except that the Borrower or Fly Malta, as applicable, shall have the right to object to and prohibit any proposed assignment that would cause the Borrower or Fly Malta to violate Applicable Law; and

(B)           the Administrative Agent, which shall be evidenced by its consent to the Assignment and Acceptance corresponding to such Eligible Assignee; provided that no consent of the Administrative Agent shall be required for an assignment to FLL or the Servicer or an Affiliate of FLL or the Servicer.

and, in respect of each such assignment and transfer complying with this Section 10.04(b) that does not require the Borrower's or Fly Malta's prior written consent, each of the Borrower and Fly Malta hereby agrees and consents to each Assignment and Acceptance corresponding to such assignment; provided further that, in the case only of an assignment or transfer of a portion of a Lender's Commitment or Loans: (x) the aggregate amount of such Commitment of the assigning Lender, if any, together with the principal outstanding balance of the Loans of the assigning Lender, if any, subject to each such assignment or transfer (determined as of the "Effective Date" as defined in the corresponding Assignment and Acceptance) shall not be less than $5,000,000, and (y) such assignment and transfer shall be made as an assignment and transfer of a proportionate part of all each of the assigning Lender's Loans and accompanying rights and obligations under this Agreement and the other Loan Documents.

(ii)           Subject to acceptance and recording thereof pursuant to paragraph (b)(iii) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement (provided no Borrower Group Company shall be obliged to make any payment to such assignee under Sections 2.13, 2.14 and 2.15 of this Agreement in an amount greater than it would have had to make had such assignment not taken place based on applicable laws, rules or regulations existing at the time of such assignment), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 10.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.04.

(iii)           The Administrative Agent, acting for this purpose as an agent of the Borrower and Fly Malta, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register").  The entries in the Register shall be conclusive absent manifest error, and the Borrower, Fly Malta, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by any Borrower, Fly Malta and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iv)          Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)            (i)            Any Lender may, without the consent of the Borrower, Fly Malta or the Administrative Agent, sell participations to one or more Eligible Assignees (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement and the other Loan Documents (including all or a portion of the Loans owing to it); provided that (A) such Lender's obligations under this Agreement and the other Loan Documents shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, Fly Malta, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, each of the Borrower and Fly Malta agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.16(e) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's or Fly Malta's prior written consent, as applicable, or unless such greater payment results from a Change in Law occurring after the sale of the participation.  A Participant that would not be a Qualifying Person if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower or Fly Malta, as applicable, is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower or Fly Malta, as applicable, to comply with Section 2.15(f) as though it were a Lender.

(iii)          Each Lender that sells a participation pursuant to this Section 10.04(c) shall notify the Administrative Agent of the amount and the principal amounts of each such Participant's participation interest with respect to the Commitment and/or the Loans and shall obtain a Qualifying Person Confirmation, completed and signed by or on behalf of the Participant and shall procure an undertaking from the Participant that it will comply with the provisions of Section 2.15(f) as though it were a Lender and shall provide such Qualifying Person Confirmation to the Withholding Agent. If such a Qualifying Person Confirmation is not provided to the Withholding Agent, such Participant shall be treated for the purpose of the Agreement (including by the Borrower and the Administrative Agent) as if it is not a Qualifying Person until such Qualifying Person Confirmation is so provided.

(iv)          Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower and Fly Malta, shall maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant's interest in the Loans (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any commitments, loans, or its other obligations under any Loans) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)           Any Lender may, without the consent of the Borrower, Fly Malta or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.

Section 10.05.        Survival.  All covenants, agreements, representations and warranties made by the Borrower Group Companies herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.13, 2.14, 2.15 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06.        Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements covering fees payable to each of the Administrative Agent and the Security Trustee constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page to this Agreement by e-mail (PDF) or telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07.        Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08.        Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower Group Company against any of and all the obligations of any Borrower Group Company now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.09.        Governing Law; Jurisdiction; Service of Process; Etc.

(a)           Governing Law.  This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and construed in accordance with, English law.

(b)           Submission to Jurisdiction.  Each Borrower Group Company hereby irrevocably and unconditionally agrees for the benefit of the Secured Parties that the courts of England shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or the consequences of its nullity or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute"").  Each Borrower Group Company agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly shall not argue to the contrary.  This Section 10.09(b) is for the benefit of the Secured Parties only.  As a result, no Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Secured Parties may take proceedings (concurrently or not) in any number of jurisdictions.

(c)            Process Agent.  Without prejudice to any other mode of service allowed under any relevant law, each Borrower Group Company irrevocably appoints BBAM UK Limited at Venture House, Arlington Square, Downshire Way, Bracknell, RG12 1WA, England (the "Process Agent"), as its agent for service of process in relation to any proceedings before the English courts in connection with any Loan Document and agrees that failure by an agent for service of process to notify the Borrower Group Company of the process will not invalidate the proceedings concerned.  If any person appointed as an agent for service of process is unable or unwilling for any reason to act or ceases to be effectively appointed as agent for service of process, the Borrower shall ensure that such Borrower Group Company immediately (and in any event within five (5) Business Days of such event taking place) appoints another agent in England on terms acceptable to the Administrative Agent.  Failing this, the Administrative Agent may appoint another agent for this purpose at the Borrower's cost, in which case the Borrower shall reimburse the Administrative Agent the amount of the cost on demand.

(d)           Consent to Proceedings.  Each Borrower Group Company hereby consents generally in respect of any proceedings arising out of or in connection with any legal action or proceeding to the issue of any process in connection with such action or proceeding.

(e)           Other Service.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10.        Third Parties Act.  A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce any provision of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from under the Third Parties Act, provided that each Derivatives Creditor shall be an express third party beneficiary of this Agreement.

Section 10.11.        No Immunity.  To the extent that any Borrower Group Company may be or become entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Loan Document, to claim for itself or its properties or revenues any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, execution of a judgment or from any other legal process or remedy relating to its obligations under this Agreement or any other Loan Document, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), each Borrower Group Company hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

Section 10.12.        Judgment Currency.  This is an international loan transaction in which the specification of Dollars and payment in New York City is of the essence, and the obligations of the Borrower and any Borrower Group Company under this Agreement to make payment to (or for account of) a Lender or Secured Party Representative in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that such tender or recovery results in the effective receipt by such Lender or Secured Party Representative in New York City of the full amount of Dollars payable to such Lender or Secured Party Representative under this Agreement.  If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (in this Section called the "judgment currency"), the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Dollars at the principal office of the Administrative Agent in New York City with the judgment currency on the Business Day next preceding the day on which such judgment is rendered.  The obligation of the Borrower and any Borrower Group Company in respect of any such sum due from it to the Administrative Agent, the Security Trustee, or any Lender hereunder or under any other Loan Document (in this Section called an "Entitled Person") shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the judgment currency such Entitled Person may in accordance with normal banking procedures purchase and transfer Dollars to New York City with the amount of the judgment currency so adjudged to be due; and each of the Borrower and Fly Malta hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in Dollars, the amount (if any) by which the sum originally due to such Entitled Person in Dollars hereunder exceeds the amount of the Dollars so purchased and transferred.

Section 10.13.        Use of English Language.  This Agreement has been negotiated and executed in the English language.  All certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement (including any modifications or supplements hereto) shall be in the English language, or accompanied by a certified English translation thereof.  In the case of any document originally issued in a language other than English, the English language version of any such document shall for purposes of this Agreement, and absent manifest error, control the meaning of the matters set forth therein.

Section 10.14.        Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.15.        Treatment of Certain Information; Confidentiality.

(a)           Treatment of Certain Information.  Each of the Borrower Group Companies acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower Group Companies or their Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and each Borrower Group Company hereby authorizes each Lender to share any information delivered to such Lender by the Borrower Group Companies and their respective Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder.  Such authorization shall survive the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

(b)           Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed:

(i)            to any of its head office, other branches and regional offices, Affiliates and all its other affiliated companies and any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives as that Credit Party shall consider appropriate for any purposes as it thinks fit;

(ii)           to any Person:

(A)          to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Loan Documents and to any of that person's Affiliates, representatives and professional advisers;

(B)           with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Loans Documents and/or the Borrower and to any of that person's Affiliates, representatives and professional advisers;

(C)           to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(D)           to whom or for whose benefit that Credit Party charges, assigns or otherwise creates security (or may do so) pursuant to Section 10.24;

(E)           to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(F)           with the consent of the Borrower;

in each case, such Information as that Credit Party shall consider appropriate.

For the purposes of this paragraph, "Information" means all information received from any Borrower Group Company relating to any Borrower Group Company or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Borrower Group Company or information that is independently developed by the Administrative Agent or any Lender without recourse to any information provided by any Borrower Group Company; provided that, in the case of information received from any Borrower Group Company after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(iii)          to any Person appointed by that Credit Party to provide administration or settlement services in respect of one or more of the Loan Documents including without limitation, in relation to the trading of participations in respect of the Loan Documents, such Information as may be required to be disclosed to enable such service provider to provide any of such services if the service provider to whom the Information is to be given has entered into a confidentiality agreement to maintain confidentiality of the Information;

(iv)          to any rating agency (including its professional advisers) such Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Loan Documents and/or the Borrower;

(v)           for the avoidance of doubt, the consent to disclosure authorised in this Section 10.18 shall not replace or prejudice but shall be in addition to any other consent or right of disclosure which the Credit Party may have received or be entitled to (whether under law, agreement or otherwise);

(vi)          for the purpose of any banking secrecy obligation which may be imposed upon any Credit Party pursuant to any applicable law, rule or regulation, the disclosure authorization given herein shall survive and continue in full force and effect for the benefit of that Finance Party notwithstanding the full repayment of all outstandings under the Loan Documents and/or the cancellation or cessation of all Commitments;

(vii)         if any Borrower Group Company, the Servicer or FLL provides the Credit Parties with personal data of any individual as required by, pursuant to, or in connection with the Loan Documents, such Person represents and warrants to the Credit Parties that it has, to the extent required by law, (i) notified the relevant individual of the purposes for which data will be collected, processed, used or disclosed; and (ii) obtained such individual's consent for, and hereby consents on behalf of such individual to, the collection, processing, use and disclosure of his/her personal data by the Credit Parties, in each case, in accordance with or for the purposes of the Loan Documents, and confirms that it is authorised by such individual to provide such consent on his/her behalf;

(viii)       each Borrower Group Company, the Servicer and FLL agrees and undertakes to notify the Agent promptly upon its becoming aware of the withdrawal by the relevant individual of its consent to the collection, processing, use and/or disclosure by any Credit Party of any personal data provided by that Borrower Group Company, the Servicer or FLL to any Credit Party; and

(ix)          any consent given pursuant to this agreement in relation to personal data shall, subject to all Applicable Laws and regulations, survive death, incapacity, bankruptcy or insolvency of any such individual and the termination or expiration of this agreement.

EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN THIS SECTION) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR ITS SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR ITS SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 10.16.        USA PATRIOT Act.  Each Lender, the Security Trustee and the Administrative Agent hereby notifies the Borrower and each Borrower Group Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower and such Borrower Group Company, which information includes the name and address of the Borrower and such Borrower Group Company and other information that will allow such Lender to identify the Borrower and such Borrower Group Company in accordance with said Act.

Section 10.17.        Owner Trusts.  The parties hereto agree that all statements, representations, covenants and agreements made by any Borrower Group Company that is an owner trust, unless expressly otherwise stated, are made and intended only for the purpose of binding the respective trust estates and establishing the existence of rights and remedies that can be exercised and enforced only against such trust estates.  Therefore, no recourse shall be had with respect to anything contained in this Agreement or any other Loan Document (except for any express provisions that the owner trustees are responsible for in their respective individual capacities) against any owner trustee in its individual capacity or against any institution or person that becomes a successor trustee or co-trustee or any officer, director, trustee, servant or direct or indirect parent or controlling Person or Persons of any of them.  The foregoing provisions of this Section 10.17 shall survive the termination of this Agreement and the other Loan Documents.

Section 10.18.        Conflict of Interest.  The parties further understand that there may be situations where the Administrative Agent or its respective customers (including the Borrower and the Borrower Group Companies) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents).  The parties agree that the Administrative Agent shall not be required to restrict its activities as a result of it serving as the Administrative Agent, and that the Administrative Agent may undertake any activities without further consultation with or notification to any Lender.  None of (i) this Agreement or any other Loan Document, (ii) the receipt by the Administrative Agent of information (including Information) concerning the Borrower or the Borrower Group Companies (including information concerning the ability of the Borrower to perform its obligations hereunder and under the other Loan Documents) or (iii) any other matter, shall give rise to any fiduciary, equitable or contractual duties (including any duty of trust or confidence) owing by the Administrative Agent to any Lender including any such duty that would prevent or restrict the Administrative Agent from acting on behalf of customers (including the Borrower or the Borrower Group Companies) or for its own account.

Section 10.19.        Posting of Approved Electronic Communications.

(a)           Each of the Lenders and the Borrower agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the "Approved Electronic Platform").

(b)           Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.  In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and the Borrower hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)           THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED "AS IS" AND "AS AVAILABLE".  NEITHER THE ADMINISTRATIVE AGENT NOR ANY OTHER MEMBER OF THE ADMINISTRATIVE AGENT'S GROUP WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OTHER MEMBER OF THE ADMINISTRATIVE AGENT'S GROUP IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(d)           Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by Applicable Law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent's generally-applicable document retention procedures and policies in accordance with the terms of this Agreement.

Section 10.20.        Limited Recourse.

(a)            Each Borrower Group Company's liability under this Agreement and any other document entered into in connection with this Agreement and the Secured Parties recourse to each of the Borrower Group Companies under this Agreement and any other document entered into in connection with this Agreement shall be limited to the assets of such Borrower Group Company.  The obligations of the Borrower Group Companies under this Agreement and any other document entered into in connection with this Agreement are solely the corporate obligations of the Borrower and the other Borrower Group Companies and no person (including, without limitation, the Security Trustee) shall have any recourse against AirAsia Berhad, Asia Aviation Capital Limited or any director or officer of the Borrower or the other Borrower Group Companies or AirAsia Berhad, Asia Aviation Capital Limited in respect of any obligation, covenant, indemnity, representation or agreement made or given by the Borrower or the other Borrower Group Companies pursuant to this Agreement or any notice or document which the Borrower or any other Borrower Group Company is requested to deliver pursuant to the provisions of this Agreement, except as otherwise expressly set forth in the AAB Letter. This Section shall survive the termination of this Agreement.

(b)           Each of the Secured Parties agrees that it will not file or join in any petition to commence any winding up proceedings or analogous proceedings by or against the Borrower or the other Borrower Group Companies or take any other action for the winding up, dissolution, or analogous action, of the Borrower or the other Borrower Group Companies unless (i) it is legally obliged to do so; (ii) such action is required to claim in the liquidation, winding-up, dissolution or analogous proceedings in relation to the Borrower or the other Borrower Group Companies, as applicable; or (iii) failure to do so would cause such person to be in breach of any fiduciary duty or result in any liability on the part of such person to any third party; provided that in exercising its rights in respect of sub-paragraph (iii), such person shall give consideration as to whether such breach of fiduciary duty, liability to a third party or material adverse effect might be mitigated pursuant to any of the other documents to be entered into in connection with this Agreement such decision to be made by the Security Trustee in its sole discretion (acting reasonably).

Section 10.21.       No Fiduciary Duty.  The Administrative Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the "Lenders"), may have economic interests that conflict with those of the Borrower Group Companies, their stockholders and/or their affiliates.  Each Borrower Group Company agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Borrower Group Company, its stockholders or its affiliates, on the other.  The Borrower Group Companies acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm's-length commercial transactions between the Lenders, on the one hand, and the Borrower Group Companies, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Borrower Group Company, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Borrower Group Company, its stockholders or its Affiliates on other matters) or any other obligation to any Borrower Group Company except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Borrower Group Company, its management, stockholders, creditors or any other Person.  Each Borrower Group Company acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Borrower Group Company agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Borrower Group Company, in connection with such transaction or the process leading thereto.

Section 10.22.        Consent and Direction.  By its signature below, each of the Lenders, collectively constituting 100% of the Lenders, hereby consents to the terms of this Agreement and directs the Administrative Agent to consent to the terms of this Agreement and to direct the Security Trustee to execute this Agreement and take any and all further action necessary or appropriate to give effect to the transactions contemplated hereby.  In reliance on the immediately preceding sentence, by its signature below, the Administrative Agent hereby consents to the terms of this Agreement and directs the Security Trustee to execute this Agreement and to take any and all further action necessary or appropriate to give effect to the transactions contemplated thereby.

Section 10.23.        Acknowledgement and Consent to Bail-In Action.  Notwithstanding anything to the contrary in any Basic Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any party to this Agreement arising under or in connection with any Basic Document, to the extent such liability is unsecured, may be subject to Bail-In Action by the relevant EEA Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)           any Bail-In Action in relation to any such liability, including (without limitation):

(i)            a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest), in respect of any such liability;

(ii)           a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)          a cancellation of any such liability; and

(b)           a variation of any term of any Basic Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

Section 10.24.        Security Over Lenders' Rights.

(a)            In addition to the other rights provided to Lenders under this Agreement, each Lender may without consulting with or obtaining consent from any Borrower Group Company, at any time assign, charge, pledge or otherwise create Liens in or over (whether by way of collateral or otherwise) all or any of its rights under any Loan Document to secure obligations of that Lender including, without limitation:

(i)            any assignment, charge, pledge or other Lien to secure obligations to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) including, without limitation, any assignment of rights to a special purpose vehicle where Liens over securities issued by such special purpose vehicle is to be created in favour of a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank); and

(ii)           in the case of any Lender which is a fund, any assignment, charge, pledge or other Lien granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such assignment, charge, pledge or security shall:

(iii)          release a Lender from any of its obligations under the Loan Documents or substitute the beneficiary of the relevant assignment, charge, pledge or Lien for the Lender as a party to any of the Loan Documents; or

(iv)          require any payments to be made by any Borrower Group Company other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Loan Documents.

(b)           The limitations on assignments or transfers by a Lender set out in any Loan Document, in particular in Section 10.04 shall not apply to the creation of security pursuant to paragraph (a) above.

(c)           The limitations and provisions referred to in paragraph (b) above shall further not apply to any assignment or transfer of rights under the Loan Documents or of the securities issued by the special purpose vehicle, made by a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) to a third party in connection with the enforcement of Liens created pursuant to paragraph (a) above.

(d)           Any Lender may disclose such Information as that Lender shall consider appropriate to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) to (or through) whom it creates Liens pursuant to paragraph (a) above, and any federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) may disclose such Information to a third party to whom it assigns or transfers (or may potentially assign or transfer) rights under the Loan Documents or the securities issued by the special purpose vehicle in connection with the enforcement of such Liens.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FLY ALADDIN FUNDING LIMITED, as the Borrower

By:	/s/ Gavin Mercer
	Name:	Gavin Mercer
	Title:	Director

Fly Facility - Credit Agreement
Signature Page

FLY ALADDIN MALTACO LIMITED

By:	/s/ Brian Farrugia
	Name:	Brian Farrugia
	Title:	Director

Fly Facility - Credit Agreement
Signature Page

BNP PARIBAS, as Administrative Agent.

By:	/s/ Andrew Stratos
	Name:	Andrew Stratos
	Title:	Director

By:	/s/ Raj Daryanani
Raj Daryanani
Director
Export Finance

Fly Facility - Credit Agreement
Signature Page

WILMINGTON TRUST (LONDON) LIMITED, not in its individual capacity but solely as Security Trustee

By:	/s/ Keith Reader
	Name:	Keith Reader
	Title:	Authorised Signatory

Fly Facility - Credit Agreement
Signature Page

BNP PARIBAS, as a Lender

By:	/s/ Andrew Stratos
	Name:	Andrew Stratos
	Title:	Director

By:	/s/ Raj Daryanani
	Name:	Raj Daryanani
	Title:	Director
Export Finance

Fly Facility - Credit Agreement
Signature Page

CITIBANK, N.A., as a Lender

By:	/s/ Cristina Chang
	Name:	Cristina Chang
	Title:	Vice President

Fly Facility - Credit Agreement
Signature Page

DEUTSCHE BANK AG, SINGAPORE BRANCH, as a Lender

By:	/s/ Avishek Sen
	Name:	Avishek Sen
	Title:	Director

By:	/s/ Birendra Baid
	Name:	Birendra Baid
	Title:	Managing Director

Fly Facility - Credit Agreement
Signature Page

COMMONWEALTH BANK OF AUSTRALIA, SINGAPORE BRANCH, as a Lender

By:	/s/ Alan Ly
	Name:	Alan Ly
	Title:	Director, Structured Asset Finance

Fly Facility - Credit Agreement
Signature Page

MUFG UNION BANK, N.A., as a Lender

By:	/s/ Olivier Trauchessec
	Name:	Olivier Trauchessec
	Title:	Managing Director

Fly Facility - Credit Agreement
Signature Page

FIRST ABU DHABI BANK P.J.S.C. SINGAPORE BRANCH, as a Lender

By:	/s/ Boon Hwa Tan
	Name:	Boon Hwa Tan
	Title:	Head of Corporate Coverage
Sea & Australia

By:	/s/ Deep Sen
	Name:	Deep Sen
	Title:	Head of Financial Institutions
Sea & Australia

Fly Facility - Credit Agreement
Signature Page

FIFTH THIRD BANK, as a Lender

By:	/s/ Andrew D. Jones
	Name:	Andrew D. Jones
	Title:	Director

By:	/s/ Patrick Berning
	Name:	Patrick Berning
	Title:	Officer

Fly Facility - Credit Agreement
Signature Page

THE KOREA DEVELOPMENT BANK, SINGAPORE BRANCH, as a Lender

By:	/s/ Kuk Jin Yang
	Name:	Kuk Jin Yang
	Title:	Team Head

By:	/s/ Kim Bo Hyeon
	Name:	Kim, Bo Hyeon
	Title:	General Manager

Fly Facility - Credit Agreement
Signature Page

NATIONAL AUSTRALIA BANK LIMITED, as a Lender

By:	/s/ Rashed Uddin
	Name:	Rashed Uddin
	Title:	Associate Director